EXECUTION VERSION

Published Facilities CUSIP Number: 02922XAH1
Published Revolving Credit Commitment CUSIP Number: 02922XAJ7
Published Term B Loan CUSIP Number: 02922XAK4

CREDIT AGREEMENT

Dated as of June 22, 2017

among

AMERICAN RENAL HOLDINGS INC.,
as the Borrower,

AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC,
as Holdings,

SUNTRUST BANK,
as Administrative Agent, Swing Line Lender and
L/C Issuer,

and

The Other Lenders Party Hereto
_________________

SUNTRUST ROBINSON HUMPHREY, INC.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WELLS FARGO SECURITIES, LLC
BARCLAYS BANK PLC and
JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Book Managers

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and
WELLS FARGO SECURITIES, LLC,
as Co-Syndication Agents

BARCLAYS BANK PLC and
JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agents

TABLE OF CONTENTS
Section    Page
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01.    DEFINED TERMS    1
1.02.    OTHER INTERPRETIVE PROVISIONS    1
1.03.    ACCOUNTING TERMS    1
1.04.    ROUNDING    1
1.05.    TIMES OF DAY    1
1.06.    LETTER OF CREDIT AMOUNTS    1
1.07.    CURRENCY EQUIVALENTS GENERALLY    1
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01.    THE LOANS    1
2.02.    BORROWINGS, CONVERSIONS AND CONTINUATIONS OF LOANS    1
2.03.    LETTERS OF CREDIT    1
2.04.    SWING LINE LOANS    1
2.05.    PREPAYMENTS    1
2.06.    TERMINATION OR REDUCTION OF COMMITMENTS    1
2.07.    REPAYMENT OF LOANS    1
2.08.    INTEREST    1
2.09.    FEES    1
2.10.    COMPUTATION OF INTEREST AND FEES    1
2.11.    EVIDENCE OF DEBT    1
2.12.    PAYMENTS GENERALLY; ADMINISTRATIVE AGENT’S CLAWBACK    1
2.13.    SHARING OF PAYMENTS BY LENDERS    1
2.14.    CASH COLLATERAL    1
2.15.    DEFAULTING LENDERS    1
2.16.    INCREASE IN COMMITMENTS    1
2.17.    EXTENDED TERM LOANS AND EXTENDED REVOLVING CREDIT COMMITMENTS    1
2.18.    REFINANCING TERM LOANS    1
2.19.    REPLACEMENT REVOLVING CREDIT COMMITMENTS    1
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01.    TAXES    1
3.02.    ILLEGALITY    1
3.03.    INABILITY TO DETERMINE RATES    1
3.04.    INCREASED COSTS    1
3.05.    COMPENSATION FOR LOSSES    1
3.06.    MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS    1
3.07.    SURVIVAL    1
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01.    CONDITIONS TO INITIAL CREDIT EXTENSION    1
4.02.    CONDITIONS TO ALL CREDIT EXTENSIONS    1

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ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.01.    EXISTENCE, QUALIFICATION AND POWER    1
5.02.    AUTHORIZATION; NO CONTRAVENTION    1
5.03.    GOVERNMENTAL AUTHORIZATION; OTHER CONSENTS    1
5.04.    BINDING EFFECT    1
5.05.    FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT    1
5.06.    LITIGATION    1
5.07.    OWNERSHIP OF PROPERTY; LIENS; INVESTMENTS    1
5.08.    ENVIRONMENTAL COMPLIANCE    1
5.09.    INSURANCE    1
5.10.    TAXES    1
5.11.    ERISA COMPLIANCE    1
5.12.    SUBSIDIARIES; EQUITY INTERESTS; LOAN PARTIES    1
5.13.    MARGIN REGULATIONS; INVESTMENT COMPANY ACT    1
5.14.    DISCLOSURE    1
5.15.    COMPLIANCE WITH LAWS    1
5.16.    INTELLECTUAL PROPERTY; LICENSES, ETC.    1
5.17.    SOLVENCY    1
5.18.    LABOR MATTERS    1
5.19.    COLLATERAL DOCUMENTS    1
5.20.    USE OF PROCEEDS    1
5.21.    SENIOR DEBT    1
5.22.    ANTI-MONEY LAUNDERING AND ECONOMIC SANCTIONS LAWS.    1
ARTICLE VI
AFFIRMATIVE COVENANTS
6.01.    FINANCIAL STATEMENTS    1
6.02.    CERTIFICATES; OTHER INFORMATION    1
6.03.    NOTICES    1
6.04.    PAYMENT OF TAXES    1
6.05.    PRESERVATION OF EXISTENCE, ETC.    1
6.06.    MAINTENANCE OF PROPERTIES    1
6.07.    MAINTENANCE OF INSURANCE    1
6.08.    COMPLIANCE WITH LAWS    1
6.09.    BOOKS AND RECORDS    1
6.10.    INSPECTION RIGHTS    1
6.11.    ERISA COMPLIANCE    1
6.12.    COVENANT TO GUARANTEE OBLIGATIONS AND GIVE SECURITY    1
6.13.    COMPLIANCE WITH ENVIRONMENTAL LAWS    1
6.14.    FURTHER ASSURANCES    1
6.15.    DESIGNATION OF SUBSIDIARIES    1
6.16.    QUALIFIED SUBSIDIARIES    1
6.17.    MAINTENANCE OF RATINGS    1
6.18.    POST-CLOSING DELIVERABLES    1
ARTICLE VII
NEGATIVE COVENANTS
7.01.    LIENS    1
7.02.    INDEBTEDNESS    1
7.03.    INVESTMENTS    1

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7.04.    FUNDAMENTAL CHANGES    1
7.05.    DISPOSITIONS    1
7.06.    RESTRICTED PAYMENTS    1
7.07.    CHANGE IN NATURE OF BUSINESS    1
7.08.    TRANSACTIONS WITH AFFILIATES    1
7.09.    BURDENSOME AGREEMENTS    1
7.10.    CONSOLIDATED NET LEVERAGE RATIO    1
7.11.    SALE AND LEASEBACK TRANSACTIONS    1
7.12.    AMENDMENTS OF ORGANIZATION DOCUMENTS    1
7.13.    FISCAL YEAR    1
7.14.    PREPAYMENTS, ETC. OF INDEBTEDNESS    1
7.15.    HOLDING COMPANY    1
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01.    EVENTS OF DEFAULT    1
8.02.    REMEDIES UPON EVENT OF DEFAULT    1
8.03.    APPLICATION OF FUNDS    1
8.04.    BORROWER’S RIGHT TO CURE    1
ARTICLE IX
ADMINISTRATIVE AGENT
9.01.    APPOINTMENT AND AUTHORITY    1
9.02.    RIGHTS AS A LENDER    1
9.03.    EXCULPATORY PROVISIONS    1
9.04.    RELIANCE BY ADMINISTRATIVE AGENT    1
9.05.    DELEGATION OF DUTIES    1
9.06.    RESIGNATION OF ADMINISTRATIVE AGENT    1
9.07.    NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS    1
9.08.    NO OTHER DUTIES, ETC.    1
9.09.    ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM; CREDIT BIDDING    1
9.10.    COLLATERAL AND GUARANTY MATTERS    1
9.11.    SECURED CASH MANAGEMENT AGREEMENTS AND SECURED HEDGE AGREEMENTS    1
9.12.    WITHHOLDING TAX    1
ARTICLE X
CONTINUING GUARANTY
10.01.    GUARANTY    1
10.02.    RIGHTS OF LENDERS    1
10.03.    CERTAIN WAIVERS    1
10.04.    OBLIGATIONS INDEPENDENT    1
10.05.    SUBROGATION    1
10.06.    TERMINATION; REINSTATEMENT    1
10.07.    SUBORDINATION    1
10.08.    STAY OF ACCELERATION    1
10.09.    CONDITION OF BORROWER    1
ARTICLE XI
MISCELLANEOUS
11.01.    AMENDMENTS, ETC.    1

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11.02.    NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATIONS    1
11.03.    RELIANCE BY ADMINISTRATIVE AGENT, L/C ISSUER AND LENDERS    1
11.04.    NO WAIVER; CUMULATIVE REMEDIES; ENFORCEMENT    1
11.05.    EXPENSES; INDEMNITY; DAMAGE WAIVER    1
11.06.    PAYMENTS SET ASIDE    1
11.07.    SUCCESSORS AND ASSIGNS    1
11.08.    TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY    1
11.09.    RIGHT OF SETOFF    1
11.10.    INTEREST RATE LIMITATION    1
11.11.    COUNTERPARTS; INTEGRATION; EFFECTIVENESS    1
11.12.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES    1
11.13.    SEVERABILITY    1
11.14.    REPLACEMENT OF LENDERS    1
11.15.    GOVERNING LAW; JURISDICTION; ETC.    1
11.16.    WAIVER OF JURY TRIAL    1
11.17.    NO ADVISORY OR FIDUCIARY RESPONSIBILITY    1
11.18.    ELECTRONIC EXECUTION OF ASSIGNMENTS AND CERTAIN OTHER DOCUMENTS    1
11.19.    USA PATRIOT ACT    1
11.20.    AFFILIATED LENDERS    1
11.21.    ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS    1

SCHEDULES

2.01	Commitments and Applicable Percentages

5.03	Certain Authorizations

5.06	Litigation

5.07(b)	Liens

5.12	Subsidiaries

6.12	Guarantors

6.18	Post-Closing Deliverables

7.02	Existing Indebtedness

7.03	Existing Investments

7.08	Affiliate Transactions

11.02	Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
Form of

A	Committed Loan Notice

B	Swing Line Loan Notice

C-1	Term B Note

C-2	Revolving Credit Note

D	Compliance Certificate

E-1	Assignment and Assumption

E-2	Form of Affiliated Lender Assignment and Assumption

F	Subsidiary Guaranty

G	Security Agreement

H-1	Tax Status Certificate (For Non-Bank Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

H-2	Tax Status Certificate (For Non-Bank Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

H-3	Tax Status Certificate (For Non-Bank Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

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H-4	Tax Status Certificate (For Non-Bank Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

I-1	Perfection Certificate

I-2	Perfection Certificate Supplement

J	Solvency Certificate

K	Loan Offer Provisions

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CREDIT AGREEMENT
This CREDIT AGREEMENT (as amended, modified, waived, amended and restated, or otherwise changed, in each case in accordance with the terms hereof, this “Agreement”) is entered into as of June 22, 2017, among AMERICAN RENAL HOLDINGS INC. (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SUNTRUST BANK, as Administrative Agent, Swing Line Lender and L/C Issuer.
PRELIMINARY STATEMENTS:
The Borrower has requested that the Lenders extend credit to the Borrower in the form of (i) the Term B Loans on the Closing Date in an initial aggregate principal amount of $440,000,000 and (ii) a Revolving Credit Facility in an initial aggregate principal amount of $100,000,000.
The proceeds of the Term B Loans on the Closing Date will be used to fund the Transactions, with the balance, if any, to be used for general corporate purposes. The Borrower will use the proceeds of the Revolving Credit Loans and Swing Line Loans to finance the working capital needs of the Borrower and its Subsidiaries and for general corporate purposes.
The applicable Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquired Debt” means, with respect to any specified Person:
(a)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and
(b)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquisition Consideration” means the purchase consideration for any Investment made pursuant to Section 7.03(g) and all other payments by Holdings or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, such Investment, whether in cash or non-cash (including by exchange of Equity Interests or of properties or otherwise) and whether payable at or prior to the consummation of such Investment or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price (including the amount of any deferred purchase price obligations) and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Holdings or any of its Restricted Subsidiaries.

“Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Additional Commitments” means Additional Revolving Credit Commitments or Additional Term Commitments.
“Additional Commitments Effective Date” has the meaning specified in Section 2.16(b).
“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) providing for any Additional Commitments pursuant to Section 2.16, Extended Term Loans and/or Extended Revolving Credit Commitments pursuant to Section 2.17, Refinancing Term Loans pursuant to Section 2.18, and/or Replacement Revolving Credit Commitments pursuant to Section 2.19, which shall be consistent with the applicable provisions of this Agreement and otherwise reasonably satisfactory to the parties thereto. Each Additional Credit Extension Amendment shall be executed by the L/C Issuer and/or the Swing Line Lender (to the extent Section 11.01 would require the consent of the L/C Issuer and/or the Swing Line Lender, respectively, for the amendments effected in such Additional Credit Extension Amendment), the Administrative Agent, the Loan Parties and the other parties specified in Section 2.16, 2.17, 2.18 or 2.19, as applicable, of this Agreement (but not any other Lender not specified in Section 2.16, 2.17, 2.18 or 2.19, as applicable, of this Agreement), but shall not effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the first proviso in the first paragraph of Section 11.01. Any Additional Credit Extension Amendment may include conditions for delivery of opinions of counsel and other documentation consistent with the conditions in Section 4.01 of this Agreement and certificates confirming satisfaction of conditions consistent with Section 4.02, all to the extent reasonably requested by the Administrative Agent or the other parties to such Additional Credit Extension Amendment.
“Additional Revolving Credit Commitments” has the meaning specified in Section 2.16(a).
“Additional Term Commitments” has the meaning specified in Section 2.16(a).
“Additional Term Loans” means loans made pursuant to Additional Term Commitments.
“Administrative Agent” means SunTrust Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. No Person in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Borrower or any of its Subsidiaries solely by reason of such Investment.
“Affiliated Lender” has the meaning assigned to such term in Section 11.20.
“Affiliated Lender Assignment and Assumption” has the meaning assigned to such term in Section 11.07(d)(iii).
“Agent Parties” has the meaning specified in Section 11.02(c).
“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable ECF Percentage” means, for any fiscal year, (a) 50% if the Consolidated Net Leverage Ratio as of the last day of such fiscal year is greater than 5.00:1.00, (b) 25.0% if the Consolidated Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 5.00:1.00 but greater than 4.00:1.00 and (c) 0.0% if the Consolidated Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.00:1.00.
“Applicable Fee Rate” means, for any fiscal quarter, (i) from the Closing Date until the first delivery of financial statements after the Closing Date pursuant to Section 6.01, 0.50% and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Fee Rate
Pricing Level	Consolidated Net Leverage Ratio	Applicable Fee Rate
1	≥ 3.00:1.00	0.500%
2	< 3.00:1.00	0.375%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Revolving Lenders, Pricing Level 1 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.
“Applicable Percentage” means (a) in respect of the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) on or prior to the Closing Date, such Term B Lender’s Term B Commitment at such time, subject to adjustment as provided in Section 2.15, and (ii) thereafter, the principal amount of such Term B Lender’s Term B Loans at such time, (b) in respect of any other Class of Term Loans or Term Commitments, with respect to any Term Lender under such Class at any time, the percentage (carried out to the ninth decimal place) of such Class of Term Loans or Term Commitments, as applicable, represented by the principal amount of such Term Lender’s Term Loans or the amount of such Term Lender’s Term Commitments, as applicable, of such Class at such time, subject to adjustment as provided in Section 2.15, and (c) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.15. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means a percentage per annum equal to:
(a)    with respect to the Term B Loans, 3.25% for Eurodollar Rate Loans, and 2.25% for Base Rate Loans;
(b)    with respect to the Revolving Credit Loans and Swing Line Loans, (i) from the Closing Date until the first delivery of financial statements after the Closing Date pursuant to Section 6.01, 2.50% for Eurodollar Rate Loans and 1.50% for Base Rate Loans, and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Consolidated Net Leverage Ratio	Eurodollar Rate Loans (Letter of Credit Fees)	Base Rate Loans
1	≥ 5.00:1.00	3.00%	2.00%
2	< 5.00:1.00 and ≥ 4.00:1.00	2.75%	1.75%
3	< 4.00:1.00 and > 3.00:1.00	2.50%	1.50%
4	< 3.00:1.00	2.25%	1.25%
; and
(c)    with respect to any other Class of Term Loans, as specified in the Additional Credit Extension Amendment related thereto.
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Revolving Lenders, Pricing Level 1 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.
“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.07(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2014, 2015 and 2016 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years of the Borrower and its Subsidiaries, including the notes thereto.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(iv).
“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (i) the rate of interest which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum, (iii) the Eurodollar Rate for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate), and (iv) zero percent (0.00%) per annum. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. If the Administrative Agent shall have determined (which determination should be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (ii) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, as the case may be.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Big Boy Letter” means a letter from a Lender acknowledging that (1) an Affiliated Lender may have material information that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (2) the Excluded Information may not be available to such Lender, (3) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Term Loans to an Affiliated Lender pursuant to Section 11.07(d) notwithstanding its lack of knowledge of the Excluded Information and (4) such Lender waives and releases any claims it may have against the Administrative Agent, such Affiliated Lender, Holdings and its Subsidiaries with respect to the nondisclosure of the Excluded Information; or otherwise in form and substance reasonably satisfactory to such Affiliated Lender and assigning Lender.
“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the board of directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.
“Book Managers” means SunTrust Robinson Humphrey, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Wells Fargo Securities, LLC, Barclays Bank PLC and JPMorgan Chase Bank, N.A.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a borrowing of Loans pursuant to Section 2.01 or pursuant to any Additional Credit Extension Amendment.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan or any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, means any such day that is also a London Banking Day.
“Calculation Date” has the meaning specified in the definition of “Pro Forma Basis.”
“Call Right” has the meaning assigned to such term in the Loan Servicing Agreement.
“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of such Person.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person.
“Cash Collateral Account” means a blocked account at a commercial bank specified by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Loan Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means any of the following types of investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;
(b)    direct obligations issued by any state of the United States or any political subdivision of any such state, or any public instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition;
(c)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 12 months from the date of acquisition thereof;

(d)    commercial paper and variable or fixed rate notes issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 12 months from the date of acquisition thereof;
(e)     repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (a) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; and
(f)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition or money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender or an Agent Party, in its capacity as a party to such Cash Management Agreement.
“Cashless Rollover Amount” means, as to any Cashless Rollover Lender, the amount specified as the “Existing Term Loan Principal / Allocated Amount” in Exhibit A to its Cashless Rollover Letter.
“Cashless Rollover Lender” means each lender under the Existing Credit Agreement that has elected to participate in the exchange of its term loans under the Existing Credit Agreement for Term B Loans hereunder in an equal aggregate principal amount.
“Cashless Rollover Letter” means each written agreement among the Borrower, the Administrative Agent and each Cashless Rollover Lender.
“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:

(a)     (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, unless such plan is part of a group) other than the Permitted Holders (“New Holders”) shall “beneficially own” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) Voting Stock of Holdings representing 35% or more of the combined voting power of all Voting Stock of Holdings and (ii) the Permitted Holders shall “beneficially own” (as defined in clause (a)) Voting Stock of Holdings representing less than the percentage of such Voting Stock “beneficially owned” by the New Holders; or
(b)     Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower; or
(c)    a “change of control” or any comparable term under any Indebtedness for borrowed money incurred pursuant to Section 7.02(b) or any Permitted Refinancing Indebtedness in respect of any of the foregoing shall have occurred.
Notwithstanding the preceding or any provision of Rule 13d-3 of the Securities Exchange Act of 1934 (or any successor provision), (i) a Person or group shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement and (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of Holdings beneficially owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by any other member of such group for purposes of determining whether a Change of Control has occurred; provided that the Permitted Holders beneficially own, directly or indirectly, Equity Interests having more than 50.0% of the total voting power of the Voting Stock of Holdings (or any other direct or indirect parent company of Holdings) held by such group. For purposes of this definition and any related definition to the extent used for purposes of this definition, at any time when more than 50.0% of the total voting power of the Voting Stock of Holdings is directly or indirectly owned by or a direct or indirect parent company of the Holdings, all references to Holdings shall be deemed to refer to its ultimate parent company (but excluding the Sponsor) that directly or indirectly owns such Voting Stock.
“Class” means (i) with respect to any Commitment, its character as a Revolving Credit Commitment, a Term B Commitment or any other group of Commitments (whether established by way of new Commitments or by way of conversion or extension of existing Commitments or Loans) designated as a “Class” in an Additional Credit Extension Amendment and (ii) with respect to any Loans, its character as a Revolving Credit Loan, a Swing Line Loan, a Term B Loan or any other group of Loans (whether made pursuant to new Commitments or by way of conversion or extension of existing Loans) designated as a “Class” in an Additional Credit Extension Amendment; provided that (x) in no event shall there be more than three Classes of Revolving Credit Commitments or more than three Classes of Revolving Credit Loans outstanding at any time and (y) notwithstanding anything to the contrary, the borrowing and repayment of Revolving Credit Loans shall be made on a pro rata basis across all Classes of Revolving Credit Loans (except to the extent that any applicable Additional Credit Extension Amendment provides that the Class of Revolving Credit Loans established thereunder shall be entitled to less than pro rata treatment in repayments), and any termination of Revolving Credit Commitments shall be made on a pro rata basis across all Classes of Revolving Credit Commitments (except to the extent that any applicable Additional Credit Extension Amendment provides that the Class of Revolving Credit Commitments established thereunder shall be entitled to less than pro rata treatment in reduction of Revolving Credit Commitments). Commitments or Loans that have different maturity dates, pricing (other than upfront fees) or other terms shall be designated separate Classes.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01, which date is June 22, 2017.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.
“Co-Documentation Agents” means Barclays Bank PLC and JPMorgan Chase Bank, N.A,, as co-documentation agents under any of the Loan Documents, or any successor co-documentation agent.
“Co-Syndication Agents” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) and Wells Fargo Securities, LLC, as co-syndication agents under any of the Loan Documents, or any successor syndication agent.
“Collateral” means all of the “Collateral” and “Mortgaged Property” or “Trust Property” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each Deposit Account Control Agreement (as referred to in the Security Agreement), each Securities Account Control Agreement (as referred to in the Security Agreement), each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements and other instruments and agreements pursuant to which Liens are granted or purported to be granted to the Administrative Agent as security for the Loan Obligations pursuant to Section 4.01, 6.12 or otherwise.
“Commitment” means a Term B Commitment, a Revolving Credit Commitment or any other commitment to extend credit established pursuant to an Additional Credit Extension Amendment, as the context may require.
“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Consolidated EBITDA” means Consolidated Net Income for any period plus
(a)    without duplication and (except with respect to clause (a)(ii)(y)) to the extent deducted in determining such Consolidated Net Income for such period, the sum of:
(i)    consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period and, to the extent not reflected in such total interest expense, increased by payments made by the Borrower or any Restricted Subsidiary in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, minus the sum of any payments received in respect of such hedging obligations or other derivative instruments,
(ii)    (x) consolidated tax expense of the Borrower and its Restricted Subsidiaries based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period and (y) to the extent not already included therein, all TRA Payments,

(iii)    all amounts attributable to depreciation and amortization expense of the Borrower and its Restricted Subsidiaries for such period,
(iv)    any Non-Cash Charges of the Borrower and its Restricted Subsidiaries for such period,
(v)    costs associated with the Transactions made or incurred by the Borrower and its Restricted Subsidiaries in connection with the Transactions for such period that are paid, accrued or reserved for within 365 days of the consummation of the Transactions,
(vi)    without duplication of any Pro Forma Cost Savings, any restructuring charges (including restructuring costs related to acquisitions pursuant to Section 7.03(g) or (i) and to closure or consolidation of facilities) for such period,
(vii)    without duplication of any Pro Forma Cost Savings, any unusual or nonrecurring fees, unusual or nonrecurring cash charges and other unusual or nonrecurring cash expenses for such period (A) made or incurred by the Borrower and its Restricted Subsidiaries in connection with any Investment pursuant to Section 7.03(g) or (i), including severance, relocation and facilities closing costs, including any earnout payments, whether or not accounted for as such, that are paid, accrued or reserved for within 365 days of such Investment, (B) incurred in connection with the issuance of Equity Interests or Indebtedness by the Borrower and its Restricted Subsidiaries or (C) arising out of any litigation (including derivative suits), inquiries, requests for information and other proceedings, including legal fees and costs incurred in connection therewith and any penalties or settlement payments in respect of any thereof,
(viii)    cash expenses incurred by the Borrower and its Restricted Subsidiaries during such period in connection with an acquisition pursuant to Section 7.03(g) or (i) to the extent that such expenses are reimbursed in cash during such period pursuant to indemnification provisions of any agreement relating to such acquisition,
(ix)    cash expenses incurred by the Borrower and its Restricted Subsidiaries during such period in connection with extraordinary casualty events to the extent such expenses are reimbursed in cash to the Borrower and its Restricted Subsidiaries by insurance during such period,
(x)    an amount equal to (x) the net loss of any Qualified Subsidiary that suffers a net loss for the period that it has been in operation for less than twelve months times (y) the percentage of outstanding Equity Interests in such Qualified Subsidiary owned by the Borrower or a Restricted Subsidiary (other than a Qualified Subsidiary); minus
(b)    without duplication and, in the case of clause (ii) below, to the extent included in determining such Consolidated Net Income,
(i)    any cash payments made by the Borrower and its Restricted Subsidiaries during such period in respect of Non-Cash Charges described in clause (a)(iv) taken in a prior period or taken in such period, and
(ii)    any non-cash items of income of the Borrower and its Restricted Subsidiaries for such period (other than the accrual of revenue or recording of receivables in the ordinary course of business);
provided that (I) in no event shall any charge, expense or loss relating to write-downs, write-offs or reserves with respect to current assets be added back to Consolidated Net Income for purposes of calculating Consolidated EBITDA and (II) the aggregate amount added back to Consolidated Net Income for purposes of calculating

Consolidated EBITDA pursuant to clauses (a)(vi) and (vii)(A) shall not exceed 15% of Consolidated EBITDA (calculated before giving effect to such clauses) for any period. Consolidated EBITDA shall be determined on a Pro Forma Basis.
“Consolidated First Lien Net Debt” means Consolidated Net Debt minus the sum of (i) the portion of Indebtedness of the Borrower or any of its Restricted Subsidiaries included in Consolidated Net Debt that is not secured by any Lien on property or assets of the Borrower or its Restricted Subsidiaries and (ii) the portion of Indebtedness of the Borrower or any of its Restricted Subsidiaries included in Consolidated Net Debt that is secured by Liens on property or assets of the Borrower or its Restricted Subsidiaries, which Liens are expressly subordinated or junior to the Liens securing the Loan Obligations.
“Consolidated First Lien Net Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated First Lien Net Debt to (b) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on such date.
“Consolidated Net Debt” means, as of any date, (a) the aggregate principal amount of Indebtedness of the type specified in clauses (a), (b) and (g) of the definition thereof of the Borrower and its Restricted Subsidiaries outstanding as of such date determined on a consolidated basis; provided that, in the case of Indebtedness of any Qualified Subsidiary, the amount of such Indebtedness included in this clause (a) shall be limited to the greater of (x) the principal amount of such Indebtedness for which the Borrower or any Restricted Subsidiary (other than a Qualified Subsidiary) is liable as guarantor or other obligor and (y) the principal amount of such Indebtedness times the percentage of outstanding Equity Interests in such Qualified Subsidiary owned by the Borrower or a Restricted Subsidiary (other than a Qualified Subsidiary), minus (b) the amount of unrestricted cash and Cash Equivalents held, on such date, by the Borrower and the Subsidiary Guarantors, minus (c) the amount of unrestricted cash and Cash Equivalents held, on such date, by any Restricted Subsidiary that is not a Subsidiary Guarantor, up to the greater of (x) the aggregate principal amount of Indebtedness of such Restricted Subsidiary included in clause (a) of this definition and (y) the amount of such unrestricted cash and Cash Equivalents of such Restricted Subsidiary times the percentage of outstanding Equity Interests in such Restricted Subsidiary owned by the Borrower or a Subsidiary Guarantor.
“Consolidated Net Income” means, for any period, the aggregate of the net income after deduction of amounts attributable to non-controlling interests (and before any reduction in respect of dividends) of the Borrower and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(1)    the net income (and net loss) of any other Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest will be excluded, except to the extent that any such net income is actually received in cash by the Borrower or a Restricted Subsidiary in the form of dividends or similar distributions in respect of such period;
(2)    the cumulative effect of a change in accounting principles will be excluded;
(3)    the amortization of any premiums, fees or expenses incurred in connection with the Transactions or any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including non-cash write-ups and Non-Cash Charges relating to inventory and fixed assets, in each case arising in connection with the Transactions) and 17 (including Non-Cash Charges relating to intangibles and goodwill), in each case in connection with the Transactions, will be excluded;
(4)    any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sales of assets out of the ordinary course of business (it being understood that a sale of assets comprising discontinued operations shall be deemed a sale of assets out of the ordinary course of business); or (b) the disposition of any securities by the Borrower or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of the Borrower or any of its Restricted Subsidiaries will be excluded;

(5)    any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, will be excluded;
(6)    income or losses attributable to discontinued operations (including operations disposed during such period whether or not such operations were classified as discontinued) will be excluded;
(7)    any Non-Cash Charges (i) attributable to applying the purchase method of accounting in accordance with GAAP, (ii) resulting from the application of FAS 142 or FAS 144, and (iii) relating to the amortization of intangibles resulting from the application of FAS 141 will be excluded;
(8)    all Non-Cash Charges relating to employee benefit or other management or stock compensation plans of the Borrower or a Restricted Subsidiary (excluding any such Non-Cash Charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) will be excluded to the extent that such Non-Cash Charges are deducted in computing such Consolidated Net Income; provided, further, that if the Borrower or any Restricted Subsidiary of the Borrower makes a cash payment in respect of such Non-Cash Charge in any period, such cash payment will (without duplication) be deducted from the Consolidated Net Income of the Borrower for such period;
(9)    all unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FAS 52 shall be excluded;
(10)    the net income for such period of any Restricted Subsidiary (other than a Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent such restriction with respect to the payment of dividends or similar distributions has been legally waived; and
(11)    Consolidated Net Income shall be reduced by the amount of any dividends or distributions made to Holdings or any other direct or indirect parent company of the Borrower for ordinary course holding company operating expenses.
“Consolidated Net Leverage Ratio” means as of the last day of any fiscal quarter (a) Consolidated Net Debt as of such date to (b) the Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on such date.
“Consolidated Tangible Assets” means, as of any date, the consolidated assets of the Borrower and its Restricted Subsidiaries, minus goodwill and other intangible assets, in each case, as derived from the consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP most recently delivered pursuant to Section 6.01.
“Consolidated Working Capital” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.
“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Contribution Indebtedness” means Indebtedness of the Borrower in an aggregate principal amount not to exceed the aggregate Net Cash Proceeds contributed as common equity to the Borrower after the Closing Date from the issuance and sale of the Equity Interests of Holdings (other than Disqualified Stock) or as a contribution to Holdings’ common equity capital (in each case, other than to or from a Subsidiary of the Borrower) which Net Cash Proceeds are not applied to any Other Equity Use; provided that such Indebtedness (a) is incurred within 180 days after the sale of such Equity Interests or the making of such capital contribution and (b) is designated as “Contribution Indebtedness” pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent within one Business Day of the date of its incurrence.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:
(a)    the Cumulative Retained Excess Cash Flow Amount at such time, plus
(b)    the Net Cash Proceeds from (i) the issuance and sale of Equity Interests (other than any Disqualified Stock) of Holdings or any direct or indirect parent of Holdings after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower and (ii) the Indebtedness (other than Indebtedness that is contractually subordinated to the Loan Obligations) of the Borrower or any Restricted Subsidiary of the Borrower owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party, which has been converted after the Closing Date into common Equity Interests of the Borrower (or Holdings or any direct or indirect parent of Holdings) (other than Disqualified Stock), which Net Cash Proceeds have not previously been applied to any Other Equity Use; plus
(c)    100% of the aggregate amount received by the Borrower or any Restricted Subsidiary after the Closing Date in cash and Cash Equivalents from:
(i)    the sale (other than to the Borrower or any Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or
(ii)    any dividend or other distribution by an Unrestricted Subsidiary, plus
(d)    in the event that after the Closing Date any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) so long as such Investments were originally made pursuant to Section 7.03(i)(B) after the Closing Date, plus
(e)    to the extent not already included in the Cumulative Retained Excess Cash Flow Amount, an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received after the Closing Date by the Borrower or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.03(i)(B), minus

(f)    any amount of the Cumulative Credit used to make Investments pursuant to Section 7.03(i)(B) after the Closing Date and prior to such time, minus
(g)    any amount of the Cumulative Credit used to make Restricted Payments pursuant to Section 7.06(h) after the Closing Date and prior to such time, minus
(h)    any amount of the Cumulative Credit used to make any payments in respect of Junior Financings pursuant to Section 7.14(a)(v) after the Closing Date and prior to such time;
provided that the Cumulative Credit (other than the portion attributable to clause (b) above which shall be available without restriction) shall be available for use pursuant to Section 7.06(h) or 7.14(a)(v) only if the Consolidated Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 6.50 to 1.00.
“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow, for all Excess Cash Flow Periods ending prior to such date.
“Current Assets” means, at any date of determination, all assets (other than cash and Cash Equivalents) of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).
“Current Liabilities” means, at any date of determination, all liabilities of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of consolidated interest expense (excluding consolidated interest expense that is past due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves and (e) any Revolving Credit Exposure or Revolving Credit Loans.
“Debt Fund Affiliate” means any Affiliate of the Sponsor (other than Holdings and its Subsidiaries) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course of business and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Proceeds” has the meaning specified in Section 2.05(b)(viii).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Loan Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within one Business Day of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.
“Designated Equity Contribution” has the meaning set forth in Section 8.04(a).
“Designated Noncash Consideration” means any non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Material Disposition that is designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by the Borrower or any Restricted Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (including any sale or transfer of Secured Intercompany Notes as part of an Intercompany Loan Refinancing whether consummated as a sale of Secured Intercompany Notes or as a refinancing thereof) or any sale, transfer or disposition of Equity Interests.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date. Notwithstanding the preceding sentence, (x) any Equity Interest that would constitute Disqualified Stock solely because the holders of such Equity Interest have the right to require the Person that issued such Equity Interest to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interest provide that such Person may not repurchase such Equity Interest unless such Person would be permitted to do so in compliance with Section 7.06, (y) any Equity Interest that would constitute Disqualified Stock solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with Section 7.06 will not constitute Disqualified Stock and (z) any Equity Interest issued to any plan for the benefit of employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Person that issued such Equity Interest in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Dividend Equivalent Payments” means payments of special bonuses, dividend equivalents or other payments or disbursements in an aggregate amount not to exceed $15,000,000 to Persons who hold stock options, employee equity awards or similar Equity Interests in Holdings (or any direct or indirect parent thereof) outstanding as of or prior to April 26, 2016.
“Dollar” and “$” mean lawful money of the United States.
“ECF Payment” has the meaning set forth in Section 2.05(b).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness as determined by the Borrower and the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such Indebtedness and (y) the four years following the date of incurrence thereof) payable generally to lenders providing such Indebtedness, but excluding (i) any arrangement, structuring, commitment, underwriting or other similar fees payable to any arranger (or affiliate thereof) in connection with the commitment or syndication of such Indebtedness and (ii) customary consent fees for an amendment paid generally to consenting lenders.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.07(b)(iii), (v) and (vi) and Section 11.07(d) (in each case, subject to such consents, if any, as may be required under Section 11.07(b)(iii)).
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits or governmental restrictions relating to pollution or the protection of the Environment or of human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation, remediation, fines, penalties, indemnities or claims for natural resource damages), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower and is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization (within the meaning of Title IV of ERISA) or in “endangered” or “critical” status (within the meaning of Section 305 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (g) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the determination that any Pension Plan is, or is expected to be, in “at-risk” status, within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code; or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Rate” means, (a) with respect to each Interest Period for a Eurodollar Rate Loan, (i) the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period (provided that if such rate is less than zero, such rate shall be deemed to be zero), divided by (ii) a percentage equal to 1.00% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D issued by the FRB (or any successor category of liabilities under Regulation D issued by the FRB); provided, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Rate Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period and (b) with respect to any Base Rate Loan, the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) on the day of determination of such rate, with a one-month maturity (provided that if such rate is less than zero, such rate shall be deemed to be zero; provided, that if the rate referred to above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Rate Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time) on the day of determination of such rate. For purposes of this Agreement, the Eurodollar Rate will not be less than zero percent (0%).
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Cash Flow” means, for any period, an amount equal to
(a)    the sum, without duplication, of
(i)    Consolidated Net Income for such period,
(ii)    an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,
(iii)    decreases in Consolidated Working Capital and long-term accounts receivable of the Borrower and its Restricted Subsidiaries for such period (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting), and
(iv)    an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, minus
(b)    the sum, without duplication, of
(i)    an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in the definition of “Consolidated Net Income”,
(ii)    without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property to the extent not expensed and Capitalized Software Expenditures accrued or made in cash or accrued during such period, to the extent that such Capital Expenditures or acquisitions were financed with internally generated cash or borrowings under the Revolving Credit Facility,

(iii)     (A) the principal component of payments in respect of Capitalized Leases, (B) scheduled repayments of Term Loans pursuant to Section 2.07, in each case, to the extent financed with internally generated cash and (C) the amount actually paid in respect of Term Loans assigned to the Borrower or any Restricted Subsidiary pursuant to Section 11.07(d)(ii)(y),
(iv)    an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
(v)    increases in Consolidated Working Capital and long-term accounts receivable of the Borrower and its Restricted Subsidiaries for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries during such period or the application of purchase accounting),
(vi)    cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness,
(vii)    without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made by the Borrower and its Restricted Subsidiaries during such period pursuant to Section 7.03(i) to the extent that such Investments and acquisitions were financed with internally generated cash or the proceeds of Revolving Credit Loans and were not made by utilizing the Cumulative Retained Excess Cash Flow Amount,
(viii)    the amount of Restricted Payments paid during such period pursuant to Section 7.06(d), (e), (h) (to the extent consisting of Dividend Equivalent Payments), (k), (l), (m) (to the extent consisting of Dividend Equivalent Payments) and (n) (to the extent consisting of Dividend Equivalent Payments) to the extent such Restricted Payments were financed with internally generated cash or the proceeds of Revolving Credit Loans,
(ix)    the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,
(x)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,
(xi)    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions that constitute Investments permitted under this Agreement or Capital Expenditures or acquisitions of intellectual property to the extent not expected to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of internally generated cash actually utilized to finance acquisitions permitted under Section 7.03(g), Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,
(xii)    the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period and all TRA Payments,

(xiii)    cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income,
(xiv)    any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset, and
(xv)    except to the extent such amounts were not included in Consolidated Net Income, dividends and distributions paid by non-Wholly Owned Restricted Subsidiaries to any holders of a minority interest therein (or a redemption or exercise of any option in respect of such minority interest.
Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.
“Excess Cash Flow Period” means each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2018; provided that for purposes of calculating the Cumulative Retained Excess Cash Flow Amount, Excess Cash Flow Period shall only include such fiscal years for which financial statements and a Compliance Certificate have been delivered in accordance with Sections 6.01(a), 6.01(b) and 6.02(b) and for which any prepayments required by Section 2.05(b)(i) (if any) have been made (it being understood that the Retained Percentage of Excess Cash Flow for any Excess Cash Flow Period shall be included in the Cumulative Retained Excess Cash Flow Amount even if a prepayment is not required by Section 2.05(b)(i)).
“Excluded Information” has the meaning specified in the definition of “Big Boy Letter.”
“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Restricted Subsidiary, (b) any direct or indirect Subsidiary of the Borrower that is a CFC or any direct or indirect Subsidiary of a CFC, (c) any Unrestricted Subsidiary and (d) any Immaterial Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or any other Loan Document, (a) Taxes imposed on or measured by its net income (however denominated), and franchise Taxes imposed on it (in lieu of net income taxes), by any jurisdiction as a result of a present or former connection between the Administrative Agent, such Lender or such other recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein other than a connection deemed to arise solely from such person having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced and/or engaged in any other transactions pursuant to, this Agreement or any other Loan Document), (b) any Tax similar to the branch profits tax under Section 884(a) of the Code imposed by any jurisdiction described in (a), (c) any withholding Tax that is attributable to such recipient’s failure to comply with Section 3.01(e), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 11.14), any U.S. federal withholding Tax imposed on any amounts payable to such Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 3.01(a), (e) any withholding or deduction imposed under FATCA and (f) any U.S. federal backup withholding Taxes under Section 3406 of the Code.

“Existing Class” means a Class of Existing Term Loans or a Class of Existing Revolving Credit Commitments.
“Existing Credit Agreement” means the Credit Agreement, dated as of February 20, 2013 (as amended by Amendment No. 1, dated as of April 26, 2016), among the Borrower, Holdings, Bank of America, N.A., as administrative agent, the lenders party thereto, and the other agents party thereto.
“Existing Revolving Credit Commitments” has the meaning specified in Section 2.17(b).
“Existing Term Loans” has the meaning specified in Section 2.17(a).
“Extended Class” means a Class of Extended Term Loans or a Class of Extended Revolving Credit Commitments.
“Extended Revolving Credit Commitments” has the meaning specified in Section 2.17(b).
“Extended Term Loans” has the meaning specified in Section 2.17(a).
“Extending Lender” has the meaning specified in Section 2.17(c).
“Extension Effective Date” has the meaning specified in Section 2.17(c).
“Extension Election” has the meaning specified in Section 2.17(c).
“Extension Request” means a Revolving Credit Extension Request or a Term Loan Extension Request.
“Facility” means the Term B Facility, the Revolving Credit Facility or any credit facility created pursuant to an Additional Credit Extension Amendment, as the context may require.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Borrower (unless otherwise provided in this Agreement).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, any intergovernmental agreements (or any related law, regulations or administrative practices) implementing the foregoing and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above).
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be such average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to SunTrust Bank on such day on such transactions as determined by the Administrative Agent; provided further that if such rate is less than zero, it shall be deemed to be zero.
“Financial Covenant Event of Default” has the meaning provided in Section 8.01(b).

“First Lien Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent among the Administrative Agent and one or more senior representatives for the holders of Incremental Notes and/or Refinancing Notes that are intended to be secured on a pari passu basis with the Secured Obligations.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert-Waters Flood Insurance Reform Act of 2012, or, in each case, any successor statute thereto.
“Foreign Lender” means any Lender that is not a United States person within the meaning of section 7701(a)(3) of the Code.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument.

“guarantor” has the meaning specified in the definition in the definition of “Guarantee.”
“Guarantors” means, collectively, Holdings, the Restricted Subsidiaries of Holdings listed on Schedule 6.12 and each other Restricted Subsidiary of Holdings that shall be required to execute and deliver a Guaranty Supplement pursuant to Section 6.12 (such Restricted Subsidiaries, collectively, the “Subsidiary Guarantors”).
“Guaranty” means, collectively, (a) the Guaranty made by Holdings under Article X in favor of the Secured Parties and (b) the Subsidiary Guaranty.
“Guaranty Supplement” has the meaning specified in Section 11 of the Subsidiary Guaranty.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other wastes, chemicals, pollutants or contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VII, is a Lender, an Affiliate of a Lender or an Agent Party, in its capacity as a party to such Swap Contract.
“Holdings” has the meaning specified in the introductory paragraph hereto.
“Honor Date” has the meaning specified in Section 2.03(c).
“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 6.01 were less than 1% of Total Assets and (b) whose gross revenues for the four fiscal quarter period ended on such date were less than 1% of consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Subsidiary Guarantors solely because they meet the thresholds specified in clauses (a) and (b) comprise in the aggregate more than 2.5% of Total Assets as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 6.01 or more than 2.5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, then the Borrower shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries to not be Immaterial Subsidiaries to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.12 applicable to such Restricted Subsidiary.
“Incremental Dollar Basket” has the meaning specified in clause (i)(A) of the proviso of Section 2.16(a).
“Incremental Notes” means Indebtedness of the Loan Parties in respect of one or more series of senior secured first lien notes issued pursuant to an indenture or a note purchase agreement in a public offering, Rule 144A or other private placement; provided that:
(a)    the final maturity date of any Incremental Notes shall be no earlier than the Latest Maturity Date;
(b)    the Incremental Notes shall have a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of the Outstanding Term Loans;
(c)    the Incremental Notes shall rank pari passu in right of payment and security with the existing Loans, and the holders of the Incremental Notes or their representative shall be party to, and the Incremental Notes shall be subject to, the First Lien Intercreditor Agreement;

(d)    the security agreements relating to such Incremental Notes shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any Restricted Subsidiary other than any asset constituting Collateral;
(e)    such Incremental Notes shall not be subject to any Guarantee by any Person other than a Loan Party; and
(f)    the documentation with respect to any Incremental Notes shall contain no mandatory prepayment, repurchase or redemption provisions except with respect to change of control, asset sale and casualty event mandatory offers to purchase and customary acceleration rights after an event of default that are customary for financings of such type.
“Incremental Ratio Exception” has the meaning specified in clause (i)(C) of the proviso of Section 2.16(a).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited, in the event such secured obligations are nonrecourse to such Person, to the fair value of such property, (f) all Guarantees by such Person of the Indebtedness of any other Person, (g) all Capitalized Leases of such Person, (h) all reimbursement obligations of such Person as an account party or applicant in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person in respect of Disqualified Stock. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, any right of Strategic Investors in a Qualified Subsidiary to require the Borrower or any Qualified Subsidiary to repurchase the Equity Interests in such Qualified Subsidiary held by such Strategic Investors does not constitute Indebtedness.
“Indemnified Taxes” means all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Indemnitee” has the meaning specified in Section 11.05(b).
“Independent Assets or Operations” has the meaning specified in Section 6.01.
“Information” has the meaning specified in Section 11.08.
“Intellectual Property Security Agreement” means an intellectual property security agreement, in substantially the form of Exhibit 4, 5 or 6 of the Security Agreement, in each case as amended.
“Intercompany Loan Refinancing” has the meaning specified in Section 7.02(c).
“Intercompany Note Disposition” has the meaning specified in Section 7.05(q).
“Intercompany Note Disposition Agreement” means the Contribution, Assignment and Assumption Agreement, dated as of April 20, 2016, by and between American Renal Associates LLC, a Delaware limited liability company, and Intercompany Notes Holdings.
“Intercompany Notes” has the meaning specified in Section 1.1 of the Security Agreement.

“Intercompany Notes Holdings” means Term Loan Holdings LLC, a Delaware limited liability company.
“Intercompany Notes Holdings Dividend” has the meaning specified in Section 7.06(k).
“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and, ending on the date one, two, three or six months (or, if consented to by each Lender of such Eurodollar Rate Loan, twelve months) thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date for the applicable Facility.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or substantially all of the business of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IP Rights” has the meaning specified in Section 5.16.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Restricted Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“Junior Financing” has the meaning set forth in Section 7.14(a).
“Junior Financing Documentation” means any documentation governing any Junior Financing.
“Junior Lien Indebtedness” means Indebtedness secured by Liens permitted by Section 7.01(o).

“Junior Lien Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent among the Administrative Agent and one or more representatives for the holders or lenders of Junior Lien Indebtedness.
“Latest Maturity Date” means, at any time of determination, the latest Maturity Date for any Class of Loans or Commitments outstanding at such time.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, ordinances, codes, regulations and ordinances of any Governmental Authority.
“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means SunTrust Bank in its capacity as an issuer of Letters of Credit hereunder, any other Lender designated by the Borrower (with the consent (not, in the case of the Administrative Agent, to be unreasonably withheld or delayed) of such Lender and the Administrative Agent), as an issuer of Letters of Credit hereunder and any Lender appointed by the Borrower (with the consent (not, in the case of the Administrative Agent, to be unreasonably withheld or delayed) of the Administrative Agent) as such by notice to the Lenders as a replacement for any L/C Issuer who is at the time of such appointment a Defaulting Lender. References herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lead Arrangers” means SunTrust Robinson Humphrey, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Wells Fargo Securities, LLC, Barclays Bank PLC and JPMorgan Chase Bank, N.A.
“Lender” has the meaning specified in the introductory paragraph hereto (including, for the avoidance of doubt, each Cashless Rollover Lender) and, as the context requires, includes the Swing Line Lender, to the extent such Person has a Commitment or Loan hereunder.
“Lender Presentation” means the lender presentation dated June 2017 provided to the Lenders in connection with the syndication of the facilities hereunder.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Limited Restricted Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor or a Qualified Subsidiary.
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 2.14, (d) the Guaranty, (e) the Collateral Documents, (f) each Additional Credit Extension Amendment, (g) any Junior Lien Intercreditor Agreement, (h) any First Lien Intercreditor Agreement, (i) each Issuer Document and (j) amendments of and joinders to any Loan Document that are deemed pursuant to their terms to be Loan Documents for purposes hereof.
“Loan Obligations” means all Obligations under or with respect to the Loan Documents; provided that Excluded Swap Obligations shall not be a Loan Obligation of any Guarantor that is not a Qualified ECP Guarantor.
“Loan Parties” means, collectively, the Borrower and the Guarantors.
“Loan Servicing Agreement” means the Loan Servicing Agreement, dated as of April 26, 2016, among American Renal Associates LLC, a Delaware limited liability company, and Intercompany Notes Holdings.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of Parent on the date of the declaration of a Restricted Payment permitted pursuant to Section 7.06(n) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.
“Master Agreement” has the meaning specified in the definition of “Swap Contract.”
“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitute assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person and (b) involve the payment of Acquisition Consideration by the Borrower and its Restricted Subsidiaries in excess of $5,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the material rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Disposition” means any Disposition of a Restricted Subsidiary or line of business as a “going concern” that has a Fair Market Value in excess of $5,000,000.
“Material Real Property” means real properties owned by the Borrower or any Loan Party with a cost or book value (whichever is greater) in excess of $5,000,000.
“Maturity Date” means (a) with respect to the Revolving Credit Facility, June 22, 2022, (b) with respect to the Term B Loans, June 22, 2024, and (c) with respect to any other Class of Loans or Commitments, the maturity date specified in the Additional Credit Extension Amendment related thereto; provided, however, that if any such day is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning specified in Section 11.10.
“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-979, of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.
“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” has the meaning specified in Section 6.12(a)(ii).
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means:
(a)    100% of the cash proceeds actually received by Holdings or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition (other than an Intercompany Loan Refinancing) or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Loan Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (iii) in the case of any Disposition or Casualty Event by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of

Holdings or a Wholly Owned Restricted Subsidiary as a result thereof, (iv) taxes paid or reasonably estimated to be payable as a result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by Holdings or any of the Restricted Subsidiaries including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided, that, if no Default exists, the Borrower may reinvest any portion of such proceeds in assets useful for its business (which shall include any Investment permitted by this Agreement) within 12 months of such receipt and such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent not, within 12 months of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12 month period are contractually committed to be used, then upon the termination of such contract or if such Net Cash Proceeds are not so used within 18 months of initial receipt, such remaining portion shall constitute Net Cash Proceeds as of the date of such termination or expiry without giving effect to this proviso; provided, further, that such proceeds shall constitute Net Cash Proceeds pursuant to this clause (a) only if (x) the amount realized in a single transaction or series of related transactions exceeds $5,000,000 (and only to the extent of the amount of such excess) or (y) the amount excluded pursuant to clause (x) exceeds $10,000,000 in any fiscal year (and only to the extent of the amount of such excess), and
(b)    100% of the cash proceeds from the incurrence or issuance by Holdings or any of the Restricted Subsidiaries of any Indebtedness or any Intercompany Loan Refinancing or any issuance or sale of Equity Interests, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.
“New Holders” has the meaning specified in the definition of “Change of Control.”
“Non-Cash Charges” means (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off or write-down related to intangible assets, goodwill, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges, expenses and write-downs referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA of such future period to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).
“Non-Consenting Lender” has the meaning specified in Section 11.14.
“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).
“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iv).
“Note” means a Revolving Credit Note or Term B Note, as the context may require.
“Note Delivery Date” has the meaning specified in Section 6.12(c).
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Person arising under any agreement or otherwise, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Person of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” has the meaning specified in Section 5.22(c).
“OID” has the meaning specified in Section 2.16(a)(v).
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Equity Uses” means with respect to the use of the proceeds of the issuance and sale of Equity Interests (i) to permit the incurrence of Contribution Indebtedness, (ii) to increase the amount of the Cumulative Credit, (iii) to increase the Restricted Payments basket under Sections 7.06(e)(i), (iv) to increase the amount available for the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower under Section 7.06(i) or (v) to cure a financial covenant Event of Default pursuant to Section 8.04(a) (each, a “Permitted Equity Use”), the use of such proceeds for any other Permitted Equity Use.
“Other Taxes” means all present or future stamp, documentary, recording, filing, property, excise or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, performance, registration, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations, on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Outstanding Term Loan” has the meaning specified in Section 2.16(a)(iv).
“parent” has the meaning specified in the definition of “Subsidiary.”
“Parent” means American Renal Associates Holdings, Inc., a Delaware corporation.
“Participant” has the meaning specified in Section 11.07(e).
“Participant Register” has the meaning specified in Section 11.07(e).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor entity performing similar functions.
“Pension Plan” means any Plan (other than a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means a certificate in the form of Exhibit I-1 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit I-2 or any other form approved by the Administrative Agent.
“Permitted Business” means (i) any business engaged in by the Borrower or any of its Restricted Subsidiaries on the Closing Date, and (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date.
“Permitted Collateral Liens” means (i) in the case of Collateral other than real property subject to a Mortgage and any pledged securities, Liens permitted under Section 7.01, (ii) in the case of real property subject to a Mortgage, “Permitted Collateral Liens” means the Liens described in Section 7.01(a), (c), (d), (g), (m), (o) and (r) and (iii) in the case of Collateral consisting of pledged securities, means the Liens described in Section 7.01(a), (o) and (w).
“Permitted Equity Use” has the meaning specified in the definition of “Other Equity Uses.”
“Permitted Holder Group” shall have the meaning provided in the definition of the term “Permitted Holders.”
“Permitted Holders” means (a) the Sponsor and its Affiliates (other than portfolio companies or holding companies of portfolio companies (other than a direct or indirect holding company of the Borrower)) and (b) any group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (or any successor provision)) the members of which include any of the Permitted Holders specified in clause (a) above (a “Permitted Holder Group”); provided that, in the case of any Permitted Holder Group, the Permitted Holders specified in clause (a) above own, directly or indirectly, Equity Interests having more than 50.0% of the total voting power of the Voting Stock of Holdings (or any other direct or indirect parent company of Holdings) held by such Permitted Holder Group.
“Permitted Payment Restriction” means, with respect to any Restricted Subsidiary, any restriction that (i) becomes effective only upon the occurrence of (x) specified events under its Organization Documents or (y) a default by such Restricted Subsidiary in the payment of principal of or interest, a bankruptcy default, a default on any financial covenant or any other material event of default (or, solely in the case of Indebtedness owing to a third party lender, any default or event of default), in each case on Indebtedness that was incurred by such Restricted Subsidiary in compliance with Section 7.02 and (ii) does not materially impair the Borrower’s ability to make scheduled payments of cash interest and fees and to make required principal payments on the Loans, as determined in good faith by the Board of Directors of the Borrower.
“Permitted Payments to Holdings” means
(1)    payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Borrower (including Parent) to be used by Holdings (or any other direct or indirect parent company of the Borrower) to pay (x) consolidated, combined or similar federal, state and local taxes payable by Holdings (or such parent company) and directly attributable to (or arising as a result of) the operations of the Borrower and its Subsidiaries and (y) franchise or similar taxes and fees of Holdings (or such parent company) required to maintain Holdings’ (or such parent company’s) corporate or other existence and other taxes; provided that:
(a)    the amount of such dividends, distributions or advances paid shall not exceed the amount (x) that would be due with respect to a consolidated, combined or similar federal, state or local tax return for the Borrower and its Subsidiaries if the Borrower were the parent of such group for federal, state and local tax purposes plus (y) the actual amount of such franchise or similar taxes and fees of Holdings (or such parent company) required to maintain Holdings’ (or such parent company’s) corporate or other existence and other taxes, each as applicable;
(b)    such payments are used by Holdings (or such parent company) for such purposes within 90 days of the receipt of such payments; and
(c)    such payments in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for such purpose;
(2)    payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Borrower if the proceeds thereof are used to pay general corporate and overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses for services of third parties or salaries and other compensation of employees) incurred in the ordinary course of its business or of the business of Holdings or such other parent company of the Borrower as a direct or indirect holding company for the Borrower or used to pay fees and expenses (other than to Affiliates) relating to any unsuccessful debt or equity financing, in each case, only to the extent directly attributable to the operations of Holdings and its Restricted Subsidiaries; and
(3)    so long as no Default exists at the time of such payment or would result therefrom, payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Borrower if the proceeds thereof are used to pay amounts payable to the Permitted Holders pursuant to Section 7.08(b), solely to the extent such amounts are not paid directly by the Borrower or any of its Restricted Subsidiaries.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that:
(a)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (the “Refinanced Indebtedness”) (plus all accrued interest on the Refinanced Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums, incurred in connection therewith);
(b)    either (x) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness or (y) all scheduled payments on or in respect of such Permitted Refinancing Indebtedness (other than interest payments) shall be at least 91 days following the Latest Maturity Date;
(c)    if the Refinanced Indebtedness is subordinated in right of payment to the Loan Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loan Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness;
(d)    such Indebtedness is incurred
(i)    by the Borrower or by the Restricted Subsidiary who is the obligor on the Refinanced Indebtedness;
(ii)    by the Borrower or any Guarantor if the obligor on the Refinanced Indebtedness is the Borrower or a Subsidiary Guarantor; or

(iii)    by any Qualified Subsidiary if the obligor on the Refinanced Indebtedness is a Qualified Subsidiary; and
(e)    such Indebtedness is only secured if and to the extent and with the priority the Refinanced Indebtedness is secured, and if such Refinanced Indebtedness is subject to an intercreditor agreement, the holders of such Permitted Refinancing Indebtedness or their representative on their behalf shall become party to such intercreditor agreement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, established, maintained or contributed to by the Borrower or any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.02.
“Pledged Securities” has the meaning specified in Section 1.1 of the Security Agreement.
“Portfolio Interest Exemption” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“primary obligor” has the meaning specified in the definition of “Guarantee.”
“Prime Rate” has the meaning specified in the definition of “Base Rate.”
“Pro Forma Basis” means, with respect to any calculation for any period:
(a)    Material Acquisitions and Material Dispositions that have been made by the Borrower or any of its Restricted Subsidiaries, or any Person or any of its Subsidiaries acquired by, merged or consolidated with the Borrower or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during such period or subsequent to the period and on or prior to the date for which the calculation is being made (the “Calculation Date”) will be given pro forma effect, including giving effect to Pro Forma Cost Savings, as if they had occurred on the first day of the period;
(b)    any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such period;
(c)    any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such period; and
(d)    if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account the effect on such interest rate of any Secured Hedge Agreement applicable to such Indebtedness).
The calculations above shall be made in good faith by a responsible financial or accounting officer of the Borrower. Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate. For the purposes of Sections 2.16(a)(i), 6.15, 7.02

(c), 7.02(i), 7.02(l), 7.03(g) and 7.14, when calculating compliance with a financial ratio as of any date, Consolidated Net Debt shall be calculated as of such date (after giving effect to all incurrences and repayments of Indebtedness and uses (other than ordinary working capital uses) of cash and Cash Equivalents to occur on such date) and Consolidated EBITDA shall be calculated as of the four quarter period ending on the most recent date in respect of which a recent balance sheet has been (or was required to be) delivered under Section 6.01(a) or (b). For the purposes of calculating the Consolidated Net Leverage Ratio for purposes of (i) the definition of “Applicable Rate”, (ii) the Applicable ECF Percentage and (iii) determining actual compliance (and not compliance on a Pro Forma Basis) with the financial covenant pursuant to Section 7.10, events that occurred subsequent to the end of the applicable four quarter period shall not be given pro forma effect. Notwithstanding anything to the contrary in this Agreement, with respect to any incurrence of Indebtedness pursuant to the provisions of either Section 2.16 or Section 7.02(u), the pro forma calculation of the Consolidated First Lien Net Leverage Ratio and/or the Consolidated Net Leverage Ratio, as applicable, shall not give pro forma effect to any Indebtedness being incurred (or expected to be incurred) substantially simultaneously or contemporaneously with the incurrence of any such Indebtedness in reliance on the Incremental Dollar Basket.
“Pro Forma Cost Savings” means, with respect to any period, and without duplication of any amounts set forth in clauses (a)(vi) and (a)(vii)(A) of the definition of Consolidated EBITDA, the reduction in net costs and related adjustments that (i) were directly attributable to any Material Acquisition or Material Disposition that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the date of determination and calculated on a basis that is consistent with Regulation S-X under the Securities Act of 1933 as in effect and applied as of the date of this Agreement, (ii) were actually implemented by the business that was the subject of any such Material Acquisition or Material Disposition within 12 months after the date of the acquisition, merger, consolidation or disposition and prior to the date of determination that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition, merger, consolidation or disposition and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within 12 months of the date of the acquisition, merger, consolidation or disposition and, in the case of each of the preceding clauses (i), (ii) and (iii), are described, as provided below, in a certificate of a Responsible Officer, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate of a Responsible Officer delivered to the Administrative Agent from the chief financial officer of the Borrower that outlines the actions taken or to be taken, the net cost savings achieved or to be achieved from such actions and that, in the case of clause (iii) above, such savings have been determined to be probable.
“Public Lender” has the meaning specified in Section 6.02.
“Put Right” has the meaning assigned to such term in the Loan Servicing Agreement.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation is incurred or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Borrower or any of its Restricted Subsidiaries pursuant to which the Borrower or any of its Restricted Subsidiaries sells, conveys or otherwise transfers, or grants a security interest, to:
(1)    a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Restricted Subsidiaries, which transfer may be effected through the Borrower or one or more of its Restricted Subsidiaries); and
(2)    if applicable, any other Person (in the case of a transfer by a Receivables Subsidiary),

in each case, in any accounts receivable (including health care insurance receivables), instruments, chattel paper, general intangibles and similar assets (whether now existing or arising in the future, the “Receivables”) of the Borrower or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such Receivables, all contracts, contract rights and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and any other assets, which are customarily transferred or in respect of which security interests are customarily granted in connection with receivables financings and asset securitization transactions of such type, together with any related transactions customarily entered into in receivables financings and asset securitizations, including servicing arrangements. All determinations under this Agreement as to whether a particular provision in respect of a receivables transaction is customary shall be made by the Borrower in good faith (which determination shall be conclusive).
“Qualified Subsidiary” means a Restricted Subsidiary that satisfies each of the following requirements: (1) except for Permitted Payment Restrictions, there are no consensual encumbrances or restrictions on the ability of such Subsidiary to (a) pay dividends or make any other distributions on its Equity Interests to the Borrower or a Restricted Subsidiary or pay any Indebtedness owed to the Borrower or a Restricted Subsidiary or (b) make any loans or advances to the Borrower or a Restricted Subsidiary; (2) the Equity Interests of such Subsidiary are owned by the Borrower and/or one or more of its Qualified Subsidiaries and, if it is not a Wholly Owned Restricted Subsidiary, one or more of (A) Strategic Investors, (B) directors of such Subsidiary (only to the extent holding directors’ qualifying shares) and (C) any other Person to the extent ownership by such other Person is required as a result of changes in law occurring after the Closing Date; and (3) the primary business of such Subsidiary is a Permitted Business.
“Receivables” has the meaning specified in the definition of “Qualified Receivables Transaction.”
“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Receivables Transaction.
“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Receivables Subsidiary” means a Restricted Subsidiary which engages in no activities other than in connection with the financing of accounts receivable and in businesses related or ancillary thereto and that is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary (A) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:
(1)    is guaranteed by Holdings or any of its Restricted Subsidiaries (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);
(2)    is recourse to or obligates Holdings or any of its Restricted Subsidiaries in any way other than pursuant to Standard Securitization Undertakings; or
(3)    subjects any property or asset Holdings or any of its Restricted Subsidiaries (other than accounts receivable and related assets as provided in the definition of Qualified Receivables Transaction), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; and
(B) with which neither Holdings nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower, other than as may be customary in a Qualified Receivables Transaction including for fees payable in the ordinary course of business in connection with servicing accounts receivable; and (C) with which neither Holdings nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such Restricted Subsidiary’s financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results other than pursuant to representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction. The Borrower shall deliver to the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to any such designation and a certificate of a Responsible Officer certifying that such designation complied with the foregoing conditions.
“Refinanced Indebtedness” has the meaning provided in the definition of “Permitted Refinancing Indebtedness.”
“Refinancing” means (x) the repayment of the Existing Credit Agreement and the termination of all commitments and guaranties thereunder and (y) the termination and release of all security interests and in connection therewith or the making of provisions therefor reasonably acceptable to the Administrative Agent.
“Refinancing Effective Date” has the meaning specified in Section 2.18.
“Refinancing Note Holder” shall have the meaning provided in Section 2.18(b).
“Refinancing Notes” shall have the meaning provided in Section 2.18(a).
“Refinancing Notes Indenture” shall mean the indenture entered into with respect to the Refinancing Notes and pursuant to which same shall be issued.
“Refinancing Term Lender” has the meaning specified in Section 2.18.
“Refinancing Term Loans” has the meaning specified in Section 2.18.
“Register” has the meaning specified in Section 11.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into any building, structure or facility.
“Replaced Revolving Credit Commitments” has the meaning specified in Section 2.19.
“Replacement Preferred Stock” means any Disqualified Stock of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to redeem, refund, refinance, replace or discharge any Disqualified Stock of the Borrower or any of its Restricted Subsidiaries (other than Disqualified Stock issued by the Borrower or a Restricted Subsidiary to the Borrower or another Restricted Subsidiary); provided that such Replacement Preferred Stock (i) is issued by the Borrower or by the Restricted Subsidiary who is the issuer of the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged, (ii) does not have an initial liquidation preference in excess of the liquidation preference plus accrued and unpaid dividends on the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged and (iii) does not require redemption, repurchase or discharge at any time prior to the date on which the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged is required to be redeemed, repurchased or discharged.
“Replacement Revolving Credit Commitments” has the meaning specified in Section 2.19.
“Replacement Revolving Credit Commitment Effective Date” has the meaning specified in Section 2.19.

“Replacement Revolving Credit Lender” has the meaning specified in Section 2.19.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).
“Repricing Transaction” means (a) the incurrence by the Borrower of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement, whether incurred directly or by way of the conversion of Term B Loans into a new Class of replacement term loans under this Agreement) that is broadly marketed or syndicated to banks and/or other institutional investors in financings similar to the facilities provided for in this Agreement (i) having an Effective Yield for such Indebtedness that is less than the Effective Yield for the Term B Loans, but excluding Indebtedness incurred in connection with a Change of Control, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Term B Loans or (b) any effective reduction in the Effective Yield for the Term B Loans (e.g., by way of amendment, waiver or otherwise).
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Required Tranche Term Lenders” means, as of any date of determination, with respect to any Class of Term Loans, Lenders holding more than 50% of the Term Loans of such Class on such date; provided that Term Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche Term Lenders.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of notices given to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment by such Person (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest of such Person, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Restricted Subsidiary” means, of any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary. Unless otherwise specified, references to a “Restricted Subsidiary” will be deemed to be a Restricted Subsidiary of the Borrower.
“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.
“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) or pursuant to an Additional Credit Extension Amendment, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Additional Credit Extension Amendment or Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate Revolving Credit Commitments of all Revolving Credit Lenders is $100,000,000.
“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its Applicable Percentage or other applicable share provided for under this Agreement of the amount of the L/C Obligations and the Swing Line Loans outstanding at such time.
“Revolving Credit Extension Request” has the meaning specified in Section 2.17(b).
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
“Revolving Credit Loan” means a revolving loan made pursuant to Section 2.01(b) or an Additional Credit Extension Amendment.
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sale and Leaseback Transaction” has the meaning specified in Section 7.11.
“Sanctions” has the meaning specified in Section 5.22(c).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any Subsidiary Guarantor, on the one hand, and any Cash Management Bank, on the other hand.
“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between Borrower or any Subsidiary Guarantor, on the one hand, and any Hedge Bank, on the other hand.
“Secured Intercompany Loan” has the meaning specified in Section 7.03(c).
“Secured Intercompany Note” means a promissory note made by any Qualified Subsidiary to the Borrower or any Subsidiary Guarantor evidencing Secured Intercompany Loans.
“Secured Obligations” means all Obligations of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement; provided that Excluded Swap Obligations shall not be a Secured Obligation of any Guarantor that is not a Qualified ECP Guarantor.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are secured by the Collateral under the terms of the Collateral Documents.
“Security Agreement” means a security agreement, in substantially the form of Exhibit G (together with each Security Agreement Supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party.
“Security Agreement Supplement” has the meaning specified in Section 1.1(c) of the Security Agreement.
“Social Security Act” means the Social Security Act of 1965.
“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (iii) such Person will be able to pay its debts and other liabilities as such debts and other liabilities become absolute and matured and (iv) such Person is not left with property remaining in its hands constituting “unreasonably small capital” with which to conduct its business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Equity Contribution” means any cash contribution to the common equity of Holdings and/or any purchase or investment in an Equity Interest of Holdings other than Disqualified Stock.
“Sponsor” means Centerbridge Capital Partners, L.P. and/or its Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates, but excluding any operating portfolio companies of Centerbridge Capital Partners, L.P. or any such Affiliate.
“Spot Rate” has the meaning specified in Section 1.07.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary which the Borrower has determined in good faith to be customary in a Qualified Receivables Transaction, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Strategic Investors” means physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are, directly or indirectly, actively involved in the day-to-day operations of providing dialysis-related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of dialysis clinics purchased by the Borrower, any of its Restricted Subsidiaries, and consulting firms that receive common stock solely as consideration for consulting services performed.
“Subordinated Indebtedness” means Indebtedness of Borrower or any Guarantor that is by its terms subordinated in right of payment to the Loan Obligations of Borrower and such Guarantor, as applicable.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, references to “Subsidiary” will be deemed to refer to a Subsidiary of the Borrower.
“Subsidiary Guarantor” means each Restricted Subsidiary that is party to the Guaranty.
“Subsidiary Guarantors” has the meaning specified in the definition of “Guarantors.”
“Subsidiary Guaranty” means the guaranty made by the Subsidiary Guarantors in favor of the Secured Parties substantially in the form of Exhibit F, together with each Guaranty Supplement delivered pursuant to Section 6.12.
“SunTrust Bank” means SunTrust Bank.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means SunTrust Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of April 26, 2016, between Parent and the Sponsor.
“Tax Status Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(a).
“Term B Commitment” means, (a) as to each Term B Lender (other than a Cashless Rollover Lender), its obligation to make Term B Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B Commitment”, (b) as to each Cashless Rollover Lender, its obligation to accept a Term B Loan in the Cashless Rollover Amount in exchange for a like principal amount of term loan under the Existing Credit Agreement or (c) in the case of any Lender that becomes a Term B Lender after the Closing Date, the amount specified opposite the applicable caption in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate principal amount of Term B Loans exchanged for term loans under the Existing Credit Agreement pursuant to the Cashless Rollover Letters is set forth on Schedule 2.01. As of the Closing Date, the aggregate principal amount of the Term B Commitments is $440,000,000.
“Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term B Commitments at such time and (b) from and after the Closing Date, the aggregate principal amount of the Term B Loans outstanding at such time.
“Term B Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term B Loans at such time.
“Term B Loan” means an advance made by any Term B Lender pursuant to Section 2.01(a).

“Term B Note” means a promissory note made by the Borrower in favor of a Term Lender, evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.
“Term Borrowing” means either a Term B Borrowing or a borrowing of any term loan of any other Class established pursuant to an Additional Credit Extension Amendment.
“Term Commitment” means a Term B Commitment or Additional Term Commitment, as the context may require.
“Term Lender” means, at any time, any Lender that holds Term Loans at such time.
“Term Loan” means a Term B Loan or any term loan of any other Class established pursuant to an Additional Credit Extension Amendment.
“Term Loan Extension Request” has the meaning specified in Section 2.17(a).
“Term Loan Standstill Period” has the meaning specified in Section 8.01(b).
“Threshold Amount” means $20,000,000.
“Total Assets” means the total consolidated assets of the Borrower and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and L/C Obligations.
“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
“TRA Payments” has the meaning specified in Section 7.06(l).
“Transactions” means, collectively, (a) the initial Credit Extensions hereunder on the Closing Date and the execution and delivery of Loan Documents entered into on the Closing Date, (b) the Refinancing and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Unrestricted Subsidiary” means any Subsidiary designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.15 subsequent to the Closing Date.
“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(a)    the sum of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(b)    the then outstanding principal amount of such Indebtedness.
“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Equity Interests or other ownership interest of which (other than directors’ qualifying shares) will at that time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02.    Other Interpretive Provisions. With reference this Agreement and each other Loan Document, unless otherwise specified herein or such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions implementing, interpreting, consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    If a new Class of Revolving Credit Commitments is established after the Closing Date pursuant to an Additional Credit Extension Amendment, references to “Revolving Credit Commitments” herein shall mean all Classes of Revolving Credit Commitments, unless the Additional Credit Extension

Amendment provides otherwise with respect to any one or more particular references to “Revolving Credit Commitments”; and references to “Revolving Credit Facility,” “Revolving Credit Lender” and “Revolving Credit Loan” shall also be subject to such rule of interpretation.
1.03.    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein and (ii) the accounting for operating leases and capital leases under GAAP as in effect on the Closing Date (including Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capitalized Leases and obligations in respect thereof.
(a)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04.    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07.    Currency Equivalents Generally. Any amount specified in this Agreement (other than in Article II) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01.    The Loans.
(a)    The Term B Borrowing. Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term B Lender’s Term B Commitment; provided that the Cashless Rollover Amount of each Cashless Rollover Lender is deemed to have been made hereunder. The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Term B Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.
(b)    The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.02.    Borrowings, Conversions and Continuations of Loans.
(a)    Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them; provided, further, that the notice of the Borrowing on the Closing Date may be provided on such shorter notice as may be agreed by the Administrative Agent. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of SunTrust Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, upon notice from the Required Lenders, Loans will cease to be able to be requested as, converted to or continued as Eurodollar Rate Loans.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in SunTrust Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than six (6) Interest Periods in effect in respect of each Class of Term Loans. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Revolving Credit Facility.
2.03.    Letters of Credit.
(a)    The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Facility (after giving effect to the scheduled maturity of any Revolving Credit Commitment occurring prior to the expiration of all such Letters of Credit), (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit (after giving effect to the scheduled maturity of any Revolving Credit Commitment occurring prior to the expiration of all such Letters of Credit). Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)    The L/C Issuer shall not issue any Letter of Credit if:
(A)    subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or
(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) all the Revolving Credit Lenders and the L/C Issuer have approved such expiry date or (y) the L/C Issuer has approved such expiry date and such Letter of Credit is cash collateralized or backstopped on terms and pursuant to arrangements satisfactory to the L/C Issuer.
(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)    the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;
(D)    the Letter of Credit is to be denominated in a currency other than Dollars; or

(E)    any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)    The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) the purpose and nature of the requested Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require in accordance with such L/C Issuer’s usual and customary business practices.
(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from the Required Revolving Lenders, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) it is not permitted to issue such Letter of Credit in its extended form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Required Revolving Lenders or the Administrative Agent on their behalf or from the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iv)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Required Revolving Lenders or the Administrative Agent on their behalf or from the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.
(v)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 3:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit if the L/C Issuer delivers notice of such payment by 11:00 a.m. on such day or, if notice of such payment by the L/C Issuer is delivered after 11:00 a.m., not later than 10:00 a.m. on the next succeeding Business Day (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by the time set forth in the preceding sentence, such L/C Issuer shall promptly notify the Administrative Agent of such failure, and the Administrative Agent shall promptly notify each

Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest (A) at the rate applicable to Base Rate Loans to the date reimbursement is required pursuant to Section 2.03(c)(i) and (B) thereafter at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not to fund L/C Advances or L/C Borrowings) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Loan Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense (other than payment in full of such L/C Borrowing) or other right that the Borrower or any Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense (other than payment in full of such L/C Borrowing) available to, or a discharge of, the Borrower or any of its Restricted Subsidiaries.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate of 0.25% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
2.04.    Swing Line Loans.
(a)    The Swing Line Loans. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may, in its sole discretion, make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment; and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice, completed and signed by a

Responsible Officer of the Borrower. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of the Required Revolving Lenders) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.
(c)    Refinancing of Swing Line Loans.
(i)    The Swing Line Lender at any time in its sole and absolute discretion may request, with prior notice to, and on behalf of, the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Loan Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05.    Prepayments.
(a)    Optional.
(i)    Subject to the last sentence of this Section 2.05(a)(i), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium (except as set forth in Section 2.05(a)(iii)) or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one Business Day prior to any date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Loan and any Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of Term B Loans pursuant to this Section 2.05(a) shall be applied at the direction of the Borrower or, if not so directed, to the remaining principal repayment installments thereof in direct order of maturity. Each prepayment of any other Class of Term Loans pursuant to this Section 2.05(a) shall be applied as set forth in the applicable Additional Credit Extension Amendment. The prepayment of Revolving Credit Loans shall be made on a pro rata basis across all Classes of Revolving Credit Loans (except to the extent that any applicable Additional Credit Extension Amendment provides that the Class of Revolving Credit Loans established thereunder shall be entitled to less than pro rata treatment). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
(ii)    The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(iii)    In the event that, on or prior to the date which is six-months after the Closing Date, the Borrower (x) prepays, refinances, substitutes or replaces any Term B Loans pursuant to a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.05(b)(iii) that constitutes a Repricing Transaction), or (y) effects any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Term B Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term B Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term B Loans outstanding immediately prior to such amendment. If, on or prior to the date which is six-months after the Closing Date, any Term B Lender that is a Non-Consenting Lender and is replaced pursuant to Section 11.14 in connection with any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, such Term B Lender (and not any Person who replaces such Term B Lender pursuant to Section 11.14) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium or fee described in the preceding sentence. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.
(b)    Mandatory
(i)    Excess Cash Flow. Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing with the fiscal year ending December 31, 2018) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall cause to be offered to be prepaid in accordance with clause (viii) below, an aggregate principal amount of Term Loans in an amount equal to (such amount, the “ECF Payment”) (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the Excess Cash Flow Period covered by such financial statements minus (B) the sum of (1) all voluntary prepayments of Term Loans (other than prepayments made with proceeds of other Indebtedness (other than Revolving Credit Loans)) and amounts actually paid for Term Loans assigned to the Borrower or any Restricted Subsidiary pursuant to Section 11.07(d)(ii)(x) made during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due and (2) all voluntary prepayments of Revolving Credit Loans during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (1) and (2), to the extent such prepayments are funded with the internally generated cash and excluding any such prepayment that reduced Excess Cash Flow; provided that the Borrower shall have no obligation with respect to any Excess Cash Flow Period under this Section 2.05(b)(i) if ECF Payment is less than $5,000,000.
(ii)    Dispositions. If (x) the Borrower or any Restricted Subsidiary makes any Disposition pursuant to Section 7.05(k) or (n) or (y) any Casualty Event occurs, which results in the realization or receipt by the Borrower or Restricted Subsidiary of Net Cash Proceeds, the Borrower shall cause to be offered to be prepaid in accordance with clause (viii) below, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Borrower or any Restricted Subsidiary of such Net Cash Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received.
(iii)    Indebtedness. If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness after the Closing Date (other than Indebtedness permitted under Section 7.02, (other than (a) Indebtedness that is intended to constitute Permitted Refinancing Indebtedness with respect to the Facilities, (b) Refinancing Term Loans and (c) initial borrowings under Replacement Revolving Credit Commitments)), the Borrower shall cause to be offered to be prepaid in accordance with clause (viii) below an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is one (1) Business Day after the receipt by the Borrower or such Restricted Subsidiary of such Net Cash Proceeds; provided that prepayments required by initial borrowings under Replacement Revolving Credit Commitments shall be applied only to borrowings under the Replaced Revolving Credit Commitments (with reduction or termination of Revolving Credit Commitments as required by clause (i) of the proviso to Section 2.19(a)). For the avoidance of doubt, any Intercompany Loan Refinancing shall be treated as a Disposition under Section 2.05(b)(ii) and not an incurrence of Indebtedness under this Section 2.05(b)(iii).
(iv)    Revolving Credit Exposure. If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate Revolving Credit Commitments then in effect (including, for the avoidance of doubt, as a result of the termination of any Class of Revolving Credit Commitments on the Maturity Date with respect thereto), the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the Revolving Credit Facility.
(v)    Application of Prepayments. Except with respect to Loans incurred in connection with any Additional Credit Extension Amendment, (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ratably to each Class of Term Loans then outstanding (except to the extent that any applicable Additional Credit Extension Amendment provides that the Class of Term Loans made thereunder shall be entitled to less than pro rata treatment; provided that any prepayment of Term Loans required as a result of the incurrence of Refinancing Term Loans shall be applied solely to the applicable Class or tranche of outstanding Term Loans to be refinanced thereby); (B) with respect to each Class of Term Loans, each prepayment pursuant to clauses (i) through (iii) of this Section 2.05(b) shall be applied to the scheduled installments of principal thereof following the date of prepayment pursuant to Section 2.07(b)(i) in direct order of maturity or as set forth in the applicable Additional Credit Extension Amendment; and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentage of such prepayment; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.05(b)(viii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are Base Rate Loans to the full extent thereof before application to Term Loans that are Eurodollar Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.
(vi)    Notice. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least four (4) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each applicable Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Applicable Percentage of the prepayment.
(vii)    Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.05(b), prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).
(viii)    Term Opt-out of Prepayment. With respect to each prepayment of Term Loans required pursuant to Section 2.05(b)(i) or (ii), (A) the Borrower will, not later than the date specified in Sections 2.05(b)(i) or (ii) for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such offer of prepayment to each Lender of Term Loans, (B) the Administrative Agent shall provide notice of such offer of prepayment to each Lender of Term Loans, (C) each Lender of Term Loans will have the right to refuse such offer of prepayment by giving written notice of such refusal to the Administrative Agent within one (1) Business Day after such Lender’s receipt of notice from the Administrative Agent of such offer of prepayment (and the Borrower shall not prepay any Term Loans of such Lender on the date that is specified in clause (D) below), (D) the Borrower will make all such prepayments not so refused upon the fourth Business Day after delivery of notice by the Borrower pursuant to Section 2.05(b)(vi) and (E) any prepayment refused by Lenders of Term Loans (such refused amounts, the “Declined Proceeds”) may be retained by the Borrower.
2.06.    Termination or Reduction of Commitments.
(a)    Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,500,000 or any whole multiple of $500,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit and (iv) any reduction of Revolving Credit Commitments (including termination to $0) shall be made on a pro rata basis across all Classes of Revolving Credit Commitments, except to the extent that any Class of Revolving Credit Commitments established pursuant to an Additional Credit Extension Amendment provides that it is entitled to less than pro rata treatment; provided that any reduction of Revolving Credit Commitments as a result of the establishment of Replacement Revolving Credit Commitments shall be applied solely to the Replaced Revolving Credit Commitments.
(b)    Mandatory.
(i)    The aggregate Term B Commitments shall be automatically and permanently reduced to zero on the Closing Date.
(ii)    If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
(c)    Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under Section 2.06(a) or (b)(i). Upon any reduction of the Revolving Credit Commitments under Section 2.06(a), the

Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any reduction or termination of Revolving Credit Commitments under this Agreement shall be paid on the effective date of such reduction or termination.
2.07.    Repayment of Loans.
(a)    Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term B Lenders (i) on the last Business Day of each March, June, September and December, commencing with September 30, 2017, an aggregate principal amount equal to $1,100,000 and (ii) on the Maturity Date for the Term B Loans, the aggregate principal amount of all Term B Loans outstanding on such date; provided that payments required by Section 2.07(a)(i) above shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05. In the event any Additional Term Loans, Refinancing Term Loans or Extended Term Loans are made, such Additional Term Loans, Refinancing Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the Additional Credit Extension Amendment with respect thereto and on the applicable Maturity Date thereof.
(b)    Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
(c)    Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.
2.08.    Interest.
(a)    Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.
(b)    (1) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09.    Fees. In addition to certain fees described in Sections 2.03(h) and (i):
(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV are not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears.
(b)    Other Fees.
(i)    The Borrower shall pay to the Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times separately agreed. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The Borrower shall pay to the Administrative Agent for the account of (x) each Revolving Credit Lender a fee equal to 0.50% of the amount of such Revolving Credit Lender’s Revolving Credit Commitment on the Closing Date and (y) each Term B Lender a fee (which may, at the option of the Administrative Agent, be structured as original issue discount) equal to 0.50% of the amount of such Term B Lender’s Term B Loans on the Closing Date. Such fee will fully earned, due and payable on the Closing Date and shall not be refundable for any reason whatsoever.
(iii)    The Borrower shall pay to the Lenders such fees (if any) as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10.    Computation of Interest and Fees. All computations of interest for Base Rate Loans determined by reference to clause (b) of the definition of Base Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11.    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loan Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12.    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
(b)    (1) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.05(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.05(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.05(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
2.13.    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Loan Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Loan Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time to (ii) the aggregate amount of the Loan Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Loan Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Loan Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Loan Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time to (ii) the aggregate amount of the Loan Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Loan Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Loan Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (w) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (x) the application of Cash Collateral provided for in Section 2.14, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than a participation to Holdings or any of its Subsidiaries (as to which the provisions of this Section shall apply) or (z) any payments made pursuant to Sections 2.17, 2.18 or 2.19.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14.    Cash Collateral.
(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender). If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer in respect of the foregoing.
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at SunTrust Bank. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Section 2.04, 2.05, 2.06, 2.15 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.07(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and, in such case, following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15.    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis based on the percentage that the amount of such Loans or L/C Borrowings of such Lender is of the aggregate amount of all such Loans or L/C Borrowings of all non-Defaulting Lenders) prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall (A) be required to pay to each Lender to which the Defaulting Lender’s Commitment to acquire, refinance or fund a participation in Letters of Credit or Swing Line Loans has been re-allocated pursuant to Section 2.15(a)(iv) the amount of such fee based on its revised “Applicable Percentage” calculated in accordance with that Section allocable to its Fronting Exposure arising from that Defaulting Lender or, to the extent not so reallocated, to the L/C Issuer or Swing Line Lender, as the case may be, and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.16.    Increase in Commitments.
(a)    The Borrower may by written notice to the Administrative Agent elect to seek (x) commitments (“Additional Revolving Credit Commitments”) to increase the Revolving Credit Commitments and/or (y) commitments (“Additional Term Commitments”) to increase the aggregate principal amount of any existing Class of Term Loans or to establish one or more new Classes of Term Loans; provided that:
(i)    the aggregate amount of all Additional Commitments shall not exceed the sum of (A) (x) the greater of $125,000,000 and an amount equal to 100.0% of Consolidated EBITDA of the Borrower for the most recently ended four full fiscal quarters ending with the latest fiscal quarter (or fiscal year) for which financial statements have been delivered pursuant to Section 6.01 less (y) the aggregate principal amount of Junior Lien Indebtedness incurred under Section 7.02(b)(i) less (z)  the aggregate principal amount of Incremental Notes incurred under Section 7.02(u)(A) (the amount in this clause (A), the “Incremental Dollar Basket”), plus (B) all voluntary prepayments of Term Loans and voluntary commitment reductions of Revolving Credit Commitments prior to or simultaneous with the Additional Commitments Effective Date (excluding voluntary prepayments of Additional Term Loans and voluntary commitment reductions of Additional Revolving Credit Commitments, to the extent such Additional Term Loans and Additional Revolving Credit Commitments were obtained pursuant to clause (C) below), plus (C) additional amounts so long as the Consolidated First Lien Net Leverage Ratio and the Consolidated Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, as if any Additional Term Loans or Additional Revolving Credit Commitments, as applicable and in either case incurred pursuant to this clause (C), available under such Additional Commitments had been outstanding on the last day of such period, and, in each case (x) with respect to any Additional Revolving Credit Commitment incurred pursuant to this clause (C), assuming a borrowing of the maximum amount of Loans available thereunder, and (y) excluding the cash proceeds of any Loans pursuant to such Additional Commitments, do not exceed 3.75:1.00 and 6.50:1.00, respectively (this clause (C), the “Incremental Ratio Exception”);

(ii)    any such increase or any new Class shall be in an aggregate amount of $10,000,000 or any whole multiple of $500,000 in excess thereof; provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the preceding clause (i);
(iii)    the final maturity date of any Additional Term Loans shall be no earlier than the Latest Maturity Date;
(iv)    the Additional Term Loans shall have a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of each Class of Term Loans outstanding prior to such proposed incurrence of Additional Term Loans (the “Outstanding Term Loans”);
(v)    the Applicable Rate with respect to any Additional Term Loans shall be determined by the Borrower and the lenders of the Additional Term Loans; provided that with respect to any Additional Term Loans incurred prior to the date that is 18 months after the Closing Date, (x) in the event that the Applicable Rate for any such Additional Term Loans is greater than the Applicable Rate for the Term B Loans by more than 50 basis points, then the Applicable Rate for the Term B Loans shall be increased to the extent necessary so that the Applicable Rate for the Additional Term Loans is not more than 50 basis points higher than the Applicable Rate for the Term B Loans; provided, further, that, in determining the Applicable Rate with respect to Additional Term Loans or the applicable Class of Outstanding Term Loans pursuant to this clause (v), (A) original issue discount (“OID”) or upfront or similar fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the lenders providing such Additional Term Loans or such Outstanding Term Loans in the primary syndication thereof (with OID being equated to interest based on an assumed four-year life to maturity) shall be included and (B) customary arrangement or commitment fees payable to any lead arranger (or its affiliates) in connection with the Additional Term Loans or Outstanding Term Loans shall be excluded, and (y) if any Eurodollar Rate “floor” or Base Rate “floor” applicable to any Additional Term Loans exceeds the Eurodollar Rate “floor” or Base Rate “floor” applicable to the Outstanding Term Loans, the Eurodollar Rate “floor” or Base Rate applicable to the Term B Loans shall be increased so that the applicable “floor” is the same;
(vi)    no existing Lender shall be required to provide any Additional Commitments;
(vii)    subject to clause (iv), the amortization schedule applicable to the Additional Term Commitments shall be determined by the Borrower and the lenders thereof;
(viii)    the Additional Term Loans shall rank pari passu in right of payment and security with the existing Loans; and
(ix)    the Additional Term Loans may have optional prepayment terms (including call protection and prepayment premiums) and mandatory prepayment terms as may be agreed between the Borrower and the lenders of the Additional Term Loans so long as such Additional Term Loans do not participate on a greater than pro rata basis in any such mandatory prepayments as compared to Term B Loans.
(b)    Each such notice shall specify (x) the date (each, an “Additional Commitments Effective Date”) on which the Borrower proposes that the Additional Commitments shall be effective, which shall be a date reasonably acceptable to the Administrative Agent and (y) the identity of the Persons (each of which shall be a Person that would be an Eligible Assignee (for this purpose treating a Lender of Additional Commitments as if it were an assignee)) whom the Borrower proposes would provide the Additional Commitments and the portion of the Additional Commitment to be provided by each such Person. As a condition precedent to the effectiveness of any Additional Commitments, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Additional Commitments Effective Date signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to the Additional Commitments (and assuming full utilization thereof), (i) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Additional Commitments Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.16(b), the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent financial statements furnished pursuant to subsection (a) of Section 6.01 and (ii) no Default or Event of Default exists. On each Additional Commitments Effective Date with respect to any Additional Term Commitment, each Person with an Additional Term Commitment shall make an Additional Term Loan to the Borrower in a principal amount equal to such Person’s Additional Term Commitment. The Borrower shall prepay any Revolving Credit Loans outstanding on the Additional Commitments Effective Date with respect to any Additional Revolving Credit Commitment (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments. If there is a new Borrowing of Revolving Credit Commitments on such Additional Commitments Effective Date, the Revolving Credit Lenders after giving effect to such Additional Revolving Credit Commitments shall make such Revolving Credit Loans in accordance with Section 2.01(b).
(c)    Any other terms of and documentation entered into in respect of any Additional Term Commitments shall be on terms and pursuant to documentation agreed between the Borrower and the Lenders providing such Additional Term Commitments (including with respect to voluntary and mandatory prepayments), other than as contemplated by Section 2.16(a)(iii), (iv), (v), (vii), (viii) or (ix) above; provided that to the extent such other terms and documentation in respect of any Additional Term Loans are not consistent with those of the Term B Loans (except to the extent permitted by Section 2.16(a)(iii), (iv), (v), (vii), (viii) or (ix) above) they shall be reasonably satisfactory to the Administrative Agent.
(d)    The Additional Commitments shall be documented by an Additional Credit Extension Amendment executed by the Persons providing the Additional Commitments (and the other Persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16.
(e)    This Section 2.16 shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary.
2.17.    Extended Term Loans and Extended Revolving Credit Commitments.
(a)    The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (the Loans of such applicable Class, the “Existing Term Loans”) be converted into a new Class of Term Loans (the Loans of such applicable Class, the “Extended Term Loans”) with terms consistent with this Section 2.17. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to those applicable to the Existing Term Loans from which such Extended Term Loans are to be converted except that:
(i)    the Maturity Date of the Extended Term Loans shall be later than the Maturity Date of the Existing Term Loans;
(ii)    all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Existing Term Loans;
(iii)    (A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Term Loans may be different than those for the Existing Term Loans and (B) additional fees and/or premiums may be payable to the Extending Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A);

(iv)    the Extended Term Loans may have optional prepayment terms (including call protection and prepayment premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Extending Lenders so long as such Extended Term Loans do not participate on a greater than pro rata basis in any such mandatory prepayments as compared to Term B Lenders;
(v)    the Loan Parties may be subject to covenants and other terms for the benefit of the Extending Lenders that apply only after the Latest Maturity Date (before giving effect to the Extended Term Loans); and
(vi)    no existing Lender shall be required to provide any Extended Term Loans.
(b)    The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class (the Commitments of such applicable Class, the “Existing Revolving Credit Commitments”) be converted into a new Class of Revolving Credit Commitments (the Commitments of such applicable Class, the “Extended Revolving Credit Commitments”) with terms consistent with this Section 2.17. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which terms shall be identical to those applicable to the Existing Revolving Credit Commitments except that:
(i)    the Maturity Date of the Extended Revolving Credit Commitments shall be later than the Maturity Date of the Existing Revolving Credit Commitments;
(ii)    (A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments and/or (B) additional fees and/or premiums may be payable to the Extending Lenders in addition to or in lieu of any of the items contemplated by the preceding clause (A) and/or (C) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments;
(iii)    the Loan Parties may be subject to covenants and other terms for the benefit of the Extending Lenders that apply only after the Latest Maturity Date (before giving effect to the Extended Revolving Credit Commitments); and
(iv)    no existing Lender shall be required to provide any Extended Revolving Credit Commitments.
(c)    Each Extension Request shall specify the date (the “Extension Effective Date”) on which the Borrower proposes that the conversion of an Existing Class into an Extended Class shall be effective, which shall be a date reasonably satisfactory to the Administrative Agent. Each Lender of an Existing Class that is requested to be extended shall be offered the opportunity to convert its Existing Class into the Extended Class on the same basis as each other Lender of such Existing Class. Any Lender (to the extent applicable, an “Extending Lender”) wishing to have all or a portion of its Existing Class subject to such Extension Request converted into an Extended Class shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Class subject to such Extension Request that it has elected to convert into an Extended Class. In the event that the aggregate portion of the Existing Class subject to Extension Elections exceeds the amount of the Extended Class requested pursuant to the Extension Request, the portion of the Existing Class converted shall be allocated on a pro rata basis based on the amount of the Existing Class included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically with all Existing Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Swing Line Loans under Section 2.04 and Letters of Credit under Section 2.03, except that the applicable Additional Credit Extension Amendment may provide that the Maturity Date for Swing Line Loans and/or the

Letters of Credit may be extended and the related obligations to make Swing Line Loans and issue Letters of Credit may be continued so long as the Swing Line Lender and/or the applicable L/C Issuer, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender (other than the Extending Lenders) shall be required in connection with any such extension).
(d)    An Extended Class shall be established pursuant to an Additional Credit Extension Amendment executed by the Extending Lenders (and the other Persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender). No Additional Credit Extension Amendment shall provide for any Class of (x) Extended Term Loans in an aggregate principal amount that is less than $10,000,000 or (y) Extended Revolving Credit Commitments in an aggregate principal amount that is less than $5,000,000. In addition to any terms and changes required or permitted by Section 2.17(a), the Additional Credit Extension Amendment shall amend the scheduled amortization payments pursuant to Section 2.07 with respect to the Existing Term Loans from which the Extended Term Loans were converted to reduce each scheduled principal repayment amounts for the Existing Term Loans in the same proportion as the amount of Existing Term Loans to be converted pursuant to such Additional Credit Extension Amendment.
(e)    Notwithstanding anything to the contrary contained in this Agreement, on the Extension Effective Date, (i) the principal amount of each Existing Term Loan shall be deemed reduced by an amount equal to the principal amount converted into an Extended Term Loan, (ii) the amount of each Existing Revolving Credit Commitment shall be deemed reduced by an amount equal to the amount converted into an Extended Revolving Credit Commitment and (iii) if, on any Extension Effective Date, any Loans of any Extending Lender are outstanding under the applicable Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be converted into Loans (and related participations) made pursuant to the Extended Revolving Credit Commitments in the same proportion as such Extending Lender’s Existing Revolving Credit Commitments are converted to Extended Revolving Credit Commitments.
(f)    This Section 2.17 shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary. Each Extended Class shall be documented by an Additional Credit Extension Amendment executed by the Extending Lenders providing such Extended Class (and the other persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17.
2.18.    Refinancing Term Loans.
(a)    The Borrower may at any time and from time to time, by written notice to the Administrative Agent, request the establishment of one or more additional Classes of term loans under this Agreement or an increase to an existing Class of term loans under this Agreement (“Refinancing Term Loans”) or one or more series of debt securities (“Refinancing Notes”); provided that:
(i)    the proceeds of such Refinancing Term Loans and/or Refinancing Notes shall be used, concurrently or substantially concurrently with the incurrence thereof, solely to refinance all or any portion of any outstanding Term Loans;
(ii)    each Class of Refinancing Term Loans shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof (or such other amount necessary to repay any Class of outstanding Term Loans in full);
(iii)    such Refinancing Term Loans and/or Refinancing Notes shall be in an aggregate principal amount not greater than the aggregate principal amount of Term Loans to be refinanced plus any accrued interest, fees, costs and expenses related thereto (including any original issue discount or upfront fees);

(iv)    the final maturity date of such Refinancing Term Loans and/or Refinancing Notes shall be later than the Maturity Date of the Term Loans being refinanced, and the Weighted Average Life to Maturity of such Refinancing Term Loans and/or Refinancing Notes shall be longer than the then remaining Weighted Average Life to Maturity of each Class of Term Loans being refinanced;
(v)    (A) the pricing, rate floors, discounts, fees and optional and mandatory prepayment or redemption provisions applicable to such Refinancing Term Loans and/or Refinancing Notes shall be as agreed between the Borrower and the Refinancing Term Lenders and/or Refinancing Note Holders so long as, in the case of any mandatory prepayment or redemption provisions, such Refinancing Term Lenders and/or Refinancing Note Holders do not participate on a greater than pro rata basis in any such prepayments as compared to Term B Lenders and (B) the covenants and other terms applicable to such Refinancing Term Loans (excluding those terms described in the immediately preceding clause (A)), which shall be as agreed between the Borrower and the lenders providing such Refinancing Term Loans and/or Refinancing Note Holders, shall not be materially more favorable (when taken as a whole) to the Refinancing Term Lenders and/or Refinancing Note Holders than those applicable to any Class of Term Loans then outstanding under this Agreement (as determined by the Borrower in good faith), except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date (before giving effect to the Refinancing Term Loans and/or Refinancing Notes) or such covenants or other terms apply equally for the benefit of the other Lenders;
(vi)    no existing Lender shall be required to provide any Refinancing Term Loans and/or Refinancing Notes; and
(vii)    the Refinancing Term Loans and/or Refinancing Notes shall rank pari passu in right of payment and security with the existing Loans.
(b)    Each such notice shall specify (x) the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans and/or Refinancing Notes be made, which shall be a date reasonably acceptable to the Administrative Agent and (y) in the case of Refinancing Term Loans, the identity of the Persons (each of which shall be a Person that would be an Eligible Assignee (for this purpose treating a Lender of Refinancing Term Loans as if it were an assignee)) whom the Borrower proposes would provide the Refinancing Term Loans and the portion of the Refinancing Term Loans to be provided by each such Person. On each Refinancing Effective Date, each Person with a commitment for a Refinancing Term Loan (each such Person, a “Refinancing Term Lender”) or Refinancing Notes (each such Person, a “Refinancing Note Holder”) shall make a Refinancing Term Loan to the Borrower, and/or purchase Refinancing Notes from the Borrower, in a principal amount equal to such Person’s commitment therefor.
(c)    This Section 2.18 shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary (but shall be in addition to and not in lieu of the second paragraph of Section 11.01). The Refinancing Term Loans shall be documented by an Additional Credit Extension Amendment executed by the Persons providing the Refinancing Term Loans (and the other Persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18. The Refinancing Notes shall be established pursuant to documentation which shall be consistent with the provisions set forth in Section 2.18(a).
2.19.    Replacement Revolving Credit Commitments.
(a)    The Borrower may at any time and from time to time, by written notice to the Administrative Agent, request the establishment of one or more additional Classes of Revolving Credit Commitments (“Replacement Revolving Credit Commitments”) to replace all or a portion of any existing Classes of Revolving Credit Commitments under this Agreement (“Replaced Revolving Credit Commitments”); provided that:

(i)    substantially concurrently with the effectiveness of the Replacement Revolving Credit Commitments, all or an equivalent portion of the Revolving Credit Commitments in effect immediately prior to such effectiveness shall be terminated, and all or an equivalent portion of the Revolving Credit Loans then outstanding, together with all interest thereon, and all other amounts accrued for the benefit of the Revolving Credit Lenders, shall be repaid or paid (it being understood, however, than any Letters of Credit issued and outstanding under the Replaced Revolving Credit Commitments shall be deemed to have been issued under the Replacement Revolving Credit Commitments if the amount of such Letters of Credit would exceed the remaining amount of commitments under the Replaced Revolving Credit Commitments after giving effect to the reduction contemplated hereby);
(ii)    such Replacement Revolving Credit Commitments shall be in an aggregate amount not greater than the aggregate amount of Replaced Revolving Credit Commitments to be replaced plus any accrued interest, fees, costs and expenses related thereto (including any upfront fees);
(iii)    the final maturity date of such Replacement Revolving Credit Commitments shall be later than the Maturity Date of the Replaced Revolving Credit Commitments;
(iv)    the Letter of Credit Sublimit and the Swing Line Sublimit under such Replacement Revolving Credit Commitments shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Credit Commitments, the Administrative Agent, the L/C Issuer (or any replacement L/C Issuer) and the Swing Line Lender (or any replacement Swing Line Lender);
(v)    (A) the pricing, rate floors, discounts, fees and optional prepayment or redemption provisions applicable to such Replacement Revolving Credit Commitments shall be as agreed between the Borrower and the Replacement Revolving Credit Lenders so long as, in the case of any optional prepayment or redemption provisions, such Replacement Revolving Credit Lenders do not participate on a greater than pro rata basis in any such prepayments as compared to Replaced Revolving Credit Commitments and (B) the covenants and other terms applicable to such Replacement Revolving Credit Commitments (excluding those terms described in the immediately preceding clause (A)), which shall be as agreed between the Borrower and the lenders providing such Replacement Revolving Credit Commitments, shall not be materially more favorable (when taken as a whole) to the lenders providing the Replacement Revolving Credit Commitments than those applicable to the Replaced Revolving Credit Commitments (as determined by the Borrower in good faith), except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date (before giving effect to the Replacement Revolving Credit Commitments) or such covenants or other terms apply equally for the benefit of the other Lenders;
(vi)    no existing Lender shall be required to provide any Replacement Revolving Credit Commitments; and
(vii)    the Replacement Revolving Credit Commitments shall rank pari passu in right of payment and security with the existing Loans.
(b)    Each such notice shall specify (x) the date (each, a “Replacement Revolving Credit Commitment Effective Date”) on which the Borrower proposes that the Replacement Revolving Credit Commitments become effective, which shall be a date reasonably acceptable to the Administrative Agent and (y) the identity of the Persons (each of which shall be a Person that would be an Eligible Assignee (for this purpose treating a Lender of Replacement Revolving Credit Commitments as if it were an assignee)) whom the Borrower proposes would provide the Replacement Revolving Credit Commitments (each such person, a “Replacement Revolving Credit Lender”) and the portion of the Replacement Revolving Credit Commitments to be provided by each such Person.
(c)    This Section 2.19 shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary. The Replacement Revolving Credit Commitments shall be documented by an Additional Credit Extension Amendment executed by the Persons providing the Replacement Revolving Credit Commitments (and the other Persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender), and the

Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01.    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall, to the extent permitted by applicable Laws, be made free and clear of and without deduction or withholding of any Taxes. If, however, applicable Laws require the applicable withholding agent to withhold or deduct any Tax (as determined in the good faith discretion of the applicable withholding agent), such Tax shall be withheld or deducted in accordance with such Laws.
(ii)    If the applicable withholding agent shall be required to withhold or deduct any Taxes from any payment, then (A) the applicable withholding agent shall withhold or make such deductions as are required, (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding and deductions on account of Indemnified Taxes or Other Taxes have been made (including withholding and deductions applicable to additional sums payable under this Section 3.01), the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
(c)    Indemnification. Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after a written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the calculation of the amount of any such payment or liability and the reasons for such payment or liability in reasonable detail delivered to the Borrower and Holdings by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of any Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders; Tax Documentation.
(i)    Each Lender shall deliver to the Borrower, Holdings and to the Administrative Agent, whenever reasonably requested by the Borrower, Holdings or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws and such other reasonably requested information as will permit the Borrower, Holdings or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction (including, in the case of a Lender seeking exemption from, or reduction of, U.S. federal withholding tax under FATCA, any documentation necessary to prevent withholding under FATCA and to permit the Borrower to determine that such Lender has complied with any requirements under such provisions to avoid or reduce withholding tax). Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)     any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower, Holdings and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower, Holdings or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(B)    each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower, Holdings and the Administrative Agent (in such number of signed originals as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter (1) if any documentation previously delivered has expired or become obsolete or invalid or (2) upon the request of the Borrower, Holdings or the Administrative Agent), whichever of the following is applicable:
(I)    IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(II)    IRS Form W-8ECI (or any successor thereto),
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code (the “Portfolio Interest Exemption”), (x) a certificate, substantially in the form of Exhibit H-1, H-2, H-3 or H-4, as applicable (Exhibit H-1, H-2, H-3 or H-4, as applicable, a “Tax Status Certificate”), to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business and (y) duly completed and executed original copies of IRS Form W-8BEN (or any successor thereto) or W-8BEN-E, as applicable,
(IV)    where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a typical participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s) (provided that, if the Foreign Lender is a partnership and not a participating Lender, the Tax Status Certificate from the beneficial owner(s) may be provided by the Foreign Lender on behalf of the beneficial owner(s)), or:

(V)    any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower, Holdings or the Administrative Agent to determine the withholding or deduction required to be made.
(A)    Each Lender shall promptly notify the Borrower, Holdings and the Administrative Agent of any change in circumstances that would modify or render invalid any documentation previously provided.
(B)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(i)    Notwithstanding anything to the contrary in this Section 3.01(e), no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.
(ii)    Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(e).
(f)    Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its good faith sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to any Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, or such Lender, in the event the Administrative Agent or such Lender is required to repay such amount to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to any Loan Party the payment of which would place such Lender in a less favorable net after Tax position than such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.
(g)    Payment by Administrative Agent. For purposes of this Section 3.01, any payment made by the Administrative Agent to a Lender shall be deemed to be a payment made by the Borrower to such Lender.
3.02.    Illegality. If any Lender determines that any change in Law has made it unlawful, or that any Governmental Authority has, after the Closing Date, asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has, after the

Closing Date, imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03.    Inability to Determine Rates. If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent determines or is advised in writing by the Required Lenders that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders if the Required Lenders advised the Administrative Agent pursuant to clause (ii) above) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04.    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;
(ii)    subject any Lender or the L/C Issuer to any Tax of any kind whatsoever (other than Indemnified Taxes or Other Taxes covered in Section 3.01 and Excluded Taxes) on its loans, loan principal, Letters of Credit, Commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loan made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05.    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.14;
excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary and reasonable administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06.    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of Different Lending Office. If any Lender requests compensation under Section 3.05, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 (other than pursuant to Section 3.01(b)) or if a Lender gives notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 11.14.
3.07.    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Facility, repayment of all other Loan Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01.    Conditions to Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)    the Administrative Agent’s receipt of the following, each executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):
(i)    executed counterparts to this Agreement by Holdings, the Borrower and each Lender on the Closing Date (other than a Cashless Rollover Lender);
(ii)    executed counterparts to each Cashless Rollover Letter by the Borrower and each Cashless Rollover Lender;
(iii)    executed counterparts of the Guaranty;

(iv)    a Note executed by the Borrower in favor of each Lender requesting a Note, with such requests provided to the Borrower at least two Business Days prior to the Closing Date;
(v)    the Security Agreement, together with:
(A)    no later than two (2) Business Days after the Closing Date (or such later date as may be agreed by the Administrative Agent in its sole discretion), certificates representing the Pledged Securities (if any) referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Intercompany Notes and any pledged Collateral required to be delivered to the Administrative Agent pursuant to the Security Agreement, in each case, indorsed in blank,
(B)    proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that are necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,
(C)    certified copies of UCC, United States Patent and Trademark Office, United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party or Qualified Subsidiary as debtor and that are filed in those state and county jurisdictions in which any Loan Party or Qualified Subsidiary is organized or maintains its principal place of business, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted by Section 7.01 or any other Liens acceptable to the Administrative Agent), and
(D)    a completed and executed Perfection Certificate substantially in the form of Exhibit I-1;
(vi)    a solvency certificate in the form of Exhibit J executed and delivered by the chief financial officer of the Borrower;
(vii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
(viii)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and its Restricted Subsidiaries is validly existing, in good standing and qualified to engage in business in the jurisdiction of its organization;
(ix)    the opinion of Simpson, Thacher & Bartlett LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender and substantially in the form provided to the Lenders prior to the Closing Date;
(x)    the financial statements referenced in Sections 5.05(a) and (d); and
(xi)    a certificate of a Responsible Officer of Borrower as to the satisfaction of the conditions set forth in Sections 4.02(a) and (b).
(b)    The Lenders and the Administrative Agent shall have received the information required under Section 11.19 not less than three (3) Business Days prior to the Closing Date.

(c)    All fees required to be paid to the Administrative Agent, the Lead Arrangers and the Lenders on or before the Closing Date shall have been paid.
(d)    Unless waived by the Administrative Agent, the Borrower shall have paid all applicable expenses (including the reasonable and invoiced fees and disbursements of counsel (with such invoices provided to the Borrower at least two Business Days prior to the Closing Date)) that are due pursuant to Section 11.05(a).
(e)    The Refinancing shall have been or shall substantially concurrently with the initial Credit Extension on the Closing Date be consummated, and the Administrative Agent shall have received, or substantially concurrently with the initial Credit Extensions on the Closing Date shall receive, (i) UCC-3 termination statements with respect to all Liens securing the Existing Credit Agreement and (ii) a customary “payoff letter” for the Existing Credit Agreement.
4.02.    Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.
(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    In the case of any incurrence of a Revolving Credit Loan or a Swing Line Loan or the issuance, amendment, renewal or extension of any Letter of Credit, as the case may be (other than (1) any Borrowing of Revolving Credit Loans to reimburse an Unreimbursed Amount or (2) if after giving effect to such Credit Extension, the Revolving Credit Exposure of all Revolving Credit Lenders does not exceed 20% of the Revolving Credit Facility), the Consolidated Net Leverage Ratio for the most recently ended fiscal quarter for which financial statements have been delivered , calculated without giving effect to such Credit Extension, is less than or equal to the ratio set forth in the covenant contained in Section 7.10 for such date (regardless of whether the financial covenant set forth in Section 7.10 is required to be tested at such date).
(d)    The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) and, if applicable, (c) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01.    Existence, Qualification and Power. Each Loan Party and each of its Restricted Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.02.    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in clause (b) or (c), to the extent that such conflict, breach, contravention or violation would not reasonably be expected to have a Material Adverse Effect.
5.03.    Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection of the Liens created under the Collateral Documents (including the first priority nature thereof), except for the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect.
5.04.    Binding Effect. This Agreement has been and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).
5.05.    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations, cash flows and changes in shareholders’ equity for the periods covered thereby in accordance with GAAP, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the dates thereof, including liabilities for Taxes, material commitments and Indebtedness.
(b)    The unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of March 31, 2017 and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the three-month periods ended March 31, 2017 and 2016 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations, cash flows and changes in shareholders’ equity for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since December 31, 2016, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(d)    All financial projections concerning Holdings and its Subsidiaries delivered to Lenders prior to the Closing Date have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date of their delivery to Lenders; it being understood that (i) whether or not such projections or forward looking statements are in fact achieved will depend upon future events some of which are beyond the control of Holdings and its Subsidiaries, (ii) no assurance can be given that any projections will be realized, (iii) actual results may vary from the projections and such variations may be material and (iv) the projections delivered to the Lenders should not be regarded as a representation by Holdings or its management that the projected results will be achieved.
5.06.    Litigation. Other than as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to any Loan Document or the consummation of the Transactions, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
5.07.    Ownership of Property; Liens; Investments.
(a)    Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    (i)     Part (i) of Schedule 5.07(b) sets forth a complete and accurate list of all Liens on any property of any Loan Party as of the Closing Date, showing as of such date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party subject thereto.
(i)    Part (ii) of Schedule 5.07(b) sets forth a complete and accurate list of all Liens on any property of any Restricted Subsidiary that is not a Loan Party to the extent such Liens secure Indebtedness for borrowed money (including pursuant to equipment financings) as of the Closing Date, showing as of such date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party subject thereto.
(ii)    As of the Closing Date, the property of each Restricted Subsidiary which is not a Loan Party is subject to no Liens, other than (A) Liens set forth on part (ii) of Schedule 5.07(b) or (B) Liens which are otherwise permitted by Section 7.01 without giving effect to clause (k), (m) or (o) thereof.
(c)    Schedule 5 to the Perfection Certificate lists, as of the Closing Date, each parcel of Material Real Property owned by each Loan Party or any of its Restricted Subsidiaries, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, record owner and book and Fair Market Value thereof. Each Loan Party and each of its Restricted Subsidiaries has good, marketable and insurable fee simple title to the Material Real Property owned by such Loan Party or such Restricted Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.
5.08.    Environmental Compliance.
(a)    Each Loan Party and each Subsidiary and their respective operations and properties, are in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses and other approvals as required under any Environmental Law, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)    (i) None of the properties currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the knowledge of the Borrower, is adjacent to any such property; (ii) none of the Loan Parties has used any Hazardous Materials and, to the knowledge of the Borrower, there are no, and never have been any, underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) none of the Loan Parties has used, and to the knowledge of the Borrower, there is no asbestos or asbestos-containing material on, at or in any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) none of the Loan Parties or any of its Subsidiaries has Released and there is, to the knowledge of the Borrower, no threat of Release of any Hazardous Materials and, to the knowledge of the Borrower, Hazardous Materials have not otherwise been Released and there is no threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries, other than any exceptions to any of the foregoing clauses (i) through (iv) that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(c)    Neither any Loan Party nor any of its Subsidiaries (i) is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at, on, under, or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or (ii) has generated, used, treated, handled or stored any Hazardous Materials at, or has transported any Hazardous Materials to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries, other than exceptions to any of the foregoing clauses (i) or (ii) that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
5.09.    Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.
5.10.    Taxes. Except as would not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party and each of its respective Restricted Subsidiaries has timely filed all Tax returns and reports required to be filed, and has timely paid all Taxes levied or imposed upon it or its property, income or assets or otherwise due and payable (whether or not shown on any Tax return), including in its capacity as a withholding agent, except such of those Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP (provided such contest suspends enforcement or collection of the Tax in question). Each Loan Party and its respective Restricted Subsidiaries has made adequate provisions in accordance with GAAP for all material Taxes not yet due and payable. There is no current, proposed or pending audit, assessment, deficiency or other claim relating to Taxes against any Loan Party or any of its Restricted Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. None of the Loan Parties nor any of their respective Restricted Subsidiaries has “participated” in a “listed transaction” within the meaning of Treas. Reg. Section 1.6011-4, except as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.
5.11.    ERISA Compliance.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws.

(b)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c)    Except as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Borrower nor any ERISA Affiliate has incurred any liability under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability under Title IV of ERISA with respect to a Pension Plan (other than for the payment of premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
5.12.    Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party as specified on Schedule 5.12 free and clear of all Liens except those created or permitted under the Collateral Documents. As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Schedule 6 to the Perfection Certificate. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Holdings free and clear of all Liens except those created or permitted under the Collateral Documents.
5.13.    Margin Regulations; Investment Company Act.
(a)    No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    None of the Borrower, any other Loan Party or any Person Controlling the Borrower is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
5.14.    Disclosure. No report, financial statement, certificate or other information, including in the Lender Presentation and any schedules to the Security Agreement or the Perfection Certificate, furnished in writing by or on behalf of any Loan Party to any Agent Party or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, as of the date such report, financial statement, certificate or other information was furnished (or, in the case of the Lender Presentation, as of the Closing Date), contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties make only the representation set forth in Section 5.05(d).
5.15.    Compliance with Laws.
(a)    Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws (including the Act and the United States Foreign Corrupt Practices Act of 1977) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)    Each of the Borrower and each of its Subsidiaries which maintains health care facilities or provides health care services has procured and maintains (i) all required licenses and permits for all of its (if any) health care facilities and (ii) eligibility for reimbursement or payment under the Medicare, Medicaid and comparable programs, including successor programs, except where a failure to procure or maintain such license, permit or eligibility for reimbursement or payment, as applicable, would not reasonably be expected to result in a Material Adverse Effect.
5.16.    Intellectual Property; Licenses, Etc. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Loan Party and each of its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, and Schedule 8 to the Perfection Certificate sets forth a complete and accurate list as of the Closing Date of registered and applied for IP Rights owned by each Loan Party; and (ii) no written claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened.
5.17.    Solvency. As of the Closing Date, the Borrower, together with its Restricted Subsidiaries on a consolidated basis, is Solvent.
5.18.    Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Restricted Subsidiaries as of the Closing Date, and neither the Borrower nor any Restricted Subsidiary has suffered any strikes, walkouts, work stoppages or other labor difficulty within the last five years that would reasonably be expected to have a Material Adverse Effect.
5.19.    Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings described on Schedule 4 to the Perfection Certificate, no filing or other action will be necessary to perfect or protect such Liens.
5.20.    Use of Proceeds. The Borrower will use the proceeds of the Credit Extensions (a) in the case of the Term B Loans borrowed on the Closing Date, to fund the Transactions, with the balance, if any, to be used for general corporate purposes, (b) in the case of the Revolving Credit Loans and Swing Line Loans, to finance the working capital needs of the Borrower and its Subsidiaries and for general corporate purposes, (c) in the case of any Additional Term Loans, as specified in the Additional Credit Extension Amendment related thereto and (d) in the case of any Refinancing Term Loan or Replacement Revolving Credit Commitments, to repay the Term Loans relating to such Refinancing Term Loan or the Revolving Credit Loans, as applicable, and pay fees and expenses in connection therewith. Letters of Credit shall be used for general corporate purposes
5.21.    Senior Debt. The Loan Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation for any Subordinated Indebtedness.
5.22.    Anti-Money Laundering and Economic Sanctions Laws.
(a)    To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.
(b)    No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption laws.
(c)    No Loan Party or any Subsidiary of Holdings, nor to the knowledge of any Loan Party, any director, officer or employee of a Loan Party or any Subsidiary of Holdings is subject to (or is 50% or more owned or controlled by a person that is subject to) any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the United States Department of State (collectively, “Sanctions”) or is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. The proceeds of the Loans will not be made available to any Person for the purpose of financing the activities of any Person subject to Sanctions (at the time of such financing) or in any other manner that would result in a violation of Sanctions by any such Loan Party or such Subsidiary or by any Lender, the Administrative Agent, the L/C Issuer or any Lead Arranger.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Restricted Subsidiary to:
6.01.    Financial Statements. Deliver to the Administrative Agent:
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2017), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Grant Thornton LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that notwithstanding the foregoing, (i) the obligations in this Section 6.01(a) may be satisfied by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent thereof) or (B) Holdings’ (or any direct or indirect parent thereof) Form 10-K filed with the SEC that contains the applicable financial statements of Holdings (or any such direct or indirect parent thereof), and (ii) with respect to each of clauses (i)(A) and (i)(B), if and so long as Holdings (or any such direct or indirect parent thereof) will have Independent Assets or Operations, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or any such direct or indirect parent thereof) and its Subsidiaries (other than Borrower and its consolidated Subsidiaries), if any, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand and (2) to the extent the materials described in clauses (i)(A) or (i)(B) are provided in lieu of the information required to be provided by the Borrower and its Subsidiaries under this Section 6.01(a), such materials are accompanied by an opinion of Grant Thornton LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending June 30, 2017), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided that notwithstanding the foregoing, (i) the obligations in this Section 6.01(b) may be satisfied by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent thereof) or (B) Holdings’ (or any direct or indirect parent thereof) Form 10-Q filed with the SEC that contains the applicable financial statements of Holdings (or any such direct or indirect parent thereof), and (ii) with respect to each of the preceding clauses (i)(A) and (i)(B), if and so long as Holdings (or any such direct or indirect parent thereof) will have Independent Assets or Operations, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or any such direct or indirect parent thereof) and its Subsidiaries (other than Borrower and its consolidated Subsidiaries), if any, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand.
As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
For purposes of this Section 6.01, Holdings (or the applicable direct or indirect parent thereof) shall be deemed to have “Independent Assets or Operations” if (i) the consolidated total assets of the Borrower and its consolidated Subsidiaries on a standalone basis constitute less than 97.0% of the consolidated total assets of Holdings (or such direct or indirect parent thereof) or (ii) consolidated gross revenues of the Borrower and its consolidated Subsidiaries on a standalone basis for the most recently ended period of four consecutive fiscal quarters constitute less than 97.0% of the consolidated gross revenues of Holdings (or such direct or indirect parent thereof), determined in accordance with GAAP but excluding (x) any deferred tax liabilities and deferred tax assets and (y) solely with respect to Holdings (or such direct or indirect parent thereof), amounts related to such entity’s investment in the Borrower and the Borrower’s Subsidiaries.
6.02.    Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a) (commencing with the delivery of the financial statements for the fiscal year ending December 31, 2017), a certificate of its independent certified public accountants, to the extent permitted by professional standards applicable to them, certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under Section 7.10 or, if any such Default shall exist, stating the nature and status of such event;
(b)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending June 30, 2017, (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes); (ii) a copy of management’s discussion and analysis with respect to such financial statements; and (iii) to the extent applicable, related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(c)    promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any Restricted Subsidiary thereof, or any audit of any of them;
(d)    promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(e)    promptly after the furnishing thereof, copies of any notice of default, acceleration or material breach with respect to any Indebtedness of Holdings and its Restricted Subsidiaries, to the extent such Indebtedness is in an aggregate principal amount in excess of the Threshold Amount;
(f)    promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of each notice or other correspondence received from the SEC concerning any investigation or possible investigation or other inquiry by the SEC;
(g)    provide not less than 30 days’ prior written notice (in the form of a certificate of a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request, before effecting any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), it being understood that the Borrower shall take, and the Borrower shall cause each applicable Loan Party to take, all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. The Borrower agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence. The Borrower also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it;
(h)    promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Restricted Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request;
(i)    promptly after learning of the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any applicable Environmental Law or Environmental Permit that would (i) reasonably be expected to have a Material Adverse Effect or (ii) reasonably be expected to cause any material property described in any Mortgage to be subject to any material restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law;
(j)    promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of Indebtedness (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any Junior Financing Documentation and, in each case, any Permitted Refinancing Indebtedness thereof, in each case in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;
(k)    concurrently with the delivery of financial statements pursuant to Section 6.01(a), deliver to the Administrative Agent a Perfection Certificate Supplement; and

(l)    within 7 Business Days (or such longer period as the Administrative Agent may agree) after the delivery of financial statements pursuant to Section 6.02(a) or (b), the Borrower will conduct a meeting by teleconference with the Administrative Agent and the Public Lenders to discuss such fiscal quarter’s results and the financial condition of the Borrower and its Restricted Subsidiaries. Such teleconference shall be held at a time during normal business hours announced to the Lenders at least two Business Days in advance.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) upon request, the Borrower shall deliver paper or electronic (which may be by facsimile or electronic mail) copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
6.03.    Notices. Promptly notify the Administrative Agent and each Lender:
(a)    of the occurrence of any Default;
(b)    of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect; and
(c)    of the occurrence of any ERISA Event.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04.    Payment of Taxes. Pay and discharge as the same shall become due and payable all material Taxes upon it or its property, income or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.
6.05.    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its IP Rights, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
6.06.    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.07.    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and all such insurance shall (i) provide for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance and (ii) be endorsed or otherwise amended to name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable.
6.08.    Compliance with Laws. Comply with the requirements of all Laws (including Flood Insurance Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
6.09.    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and material matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.
6.10.    Inspection Rights. Permit representatives of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower (subject to clause (i) of the following proviso) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) if no Event of Default has occurred and is continuing, the Borrower shall be obligated to reimburse the Administrative Agent for only one such visit and inspection in each fiscal year by the Administrative Agent (any additional visits and inspections shall be at the expense of the applicable Lender), (ii) all visits or inspections by a Lender shall be coordinated by the Administrative Agent and (iii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower.
6.11.    ERISA Compliance. Furnish to the Administrative Agent as soon as practicable after request by the Administrative Agent, (x) copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500

Series) filed by the Borrower, its Restricted Subsidiaries or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request and (y) with respect to any Multiemployer Plan, (i) any documents described in Section 101(k) of ERISA that the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate may request and (ii) any notices described in Section 101(1) of ERISA that the Borrower, its Restricted Subsidiaries or any ERISA Affiliate may request; provided that if the Borrower, its Restricted Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower, Restricted Subsidiary or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.
6.12.    Covenant to Guarantee Obligations and Give Security.
(a)    Upon the formation or acquisition of any Restricted Subsidiary (which is not an Excluded Subsidiary) or at any time that a Subsidiary ceases to be an Excluded Subsidiary or the acquisition by any Loan Party of any property not otherwise subject to the Lien of the Collateral Documents (provided that notwithstanding the foregoing, any Subsidiary of the Borrower that Guarantees any Junior Financing or any Permitted Refinancing Indebtedness of any of the foregoing shall be required to be a Guarantor hereunder for so long as it Guarantees such Indebtedness), then the Borrower shall, at the Borrower’s expense:
(i)    within 30 days (or such longer notice period agreed to by the Administrative Agent, in its sole discretion, in writing) after such formation or acquisition, (i) cause such Restricted Subsidiary to duly execute and deliver to the Administrative Agent a Guaranty Supplement, guaranteeing the other Loan Parties’ obligations under the Loan Documents, a Security Agreement Supplement, an Intellectual Property Security Agreement and other security and pledge agreements required under the Loan Documents securing the Loan Obligations of such Restricted Subsidiary, and (ii) cause each parent of such Restricted Subsidiary which is a Loan Party to take all action necessary to cause the Equity Interests in such Restricted Subsidiary to be pledged to the Administrative Agent pursuant to such Loan Party’s Security Agreement,
(ii)    within 60 days (or such longer notice period agreed to by the Administrative Agent, in its sole discretion, in writing) after the formation or acquisition of such Restricted Subsidiary or after acquisition by any Loan Party of any Material Real Property, cause the Loan Party which owns such Material Real Property to duly execute and deliver to the Administrative Agent a deed of trust or mortgage thereon, in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Loan Obligations of such Loan Party (each, a “Mortgage”),
(iii)    within 30 days with respect to Liens created pursuant to clause (i) of this Section 6.12 and 60 days after such formation or acquisition with respect to Liens created pursuant to clause (ii) of this Section 6.12 (or, in either case, such longer notice period agreed to by the Administrative Agent, in its sole discretion, in writing), cause such Restricted Subsidiary and each direct and indirect parent of such Restricted Subsidiary (if it has not already done so) to take whatever action (including the recording of Mortgages and the filing of Uniform Commercial Code financing statements) as may be necessary to perfect the Liens created pursuant to clauses (i) and (ii) of this Section 6.12 and to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected Liens on such property, enforceable against all third parties, subject to the Liens permitted by Section 7.01,
(iv)    within 60 days (or such longer notice period agreed to by the Administrative Agent, in its sole discretion, in writing) after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (ii) and (iii) above,

(v)    prior to execution and delivery of any Mortgage in accordance with the preceding clause (ii) deliver to the Administrative Agent with respect to the applicable Material Real Property, (A) a “life of loan” standard Federal Emergency Management Agency (or any successor agency) Standard Flood loan flood hazard determination and related diligence documents as the Administrative Agent may reasonably request and (B) if the area in which any improvements located on any Material Real Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), (x) notices in the form required under the Flood Insurance Laws about special flood hazard area statue and flood disaster assistance duly executed by the Loan Party that owns such Material Real Property and (y) flood insurance in such total amount and otherwise on terms as the Administrative Agent may from time to time reasonably require (but in any event in compliance with the Flood Insurance Laws) and (z) otherwise comply with the Flood Insurance Laws, and
(vi)    upon the request of the Administrative Agent in its reasonable discretion, deliver to the Administrative Agent with respect to each Material Real Property, title reports, surveys, engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party shall have otherwise received any of the foregoing items with respect to such Material Real Property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.
(b)    Upon request by the Administrative Agent, if an Event of Default occurs and is continuing, the Borrower and the Subsidiary Guarantors will exercise any rights and remedies then available to them under any and all Secured Intercompany Loans.
(c)    On each date on which the Borrower delivers a Compliance Certificate under Section 6.02(b) with respect to the fiscal periods ending June 30 and December 31 (“Note Delivery Dates”), the Borrower will furnish to the Administrative Agent each Secured Intercompany Note received by it from a Qualified Subsidiary since the Closing Date or the latest Note Delivery Date, as the case may be, together with an executed dated allonge with respect to each such Secured Intercompany Note; provided that if any Event of Default occurs and is continuing, upon notice from the Administrative Agent, the Borrower shall promptly deliver any and all Secured Intercompany Notes not yet furnished to the Administrative Agent. Upon the maturity of any Secured Intercompany Note, or upon any sale to any Person other than a Loan Party or refinancing which results in any Person other than a Loan Party becoming the payee of any Secured Intercompany Note pursuant to an Intercompany Loan Refinancing permitted by this Agreement, or upon any other disposition (including by distribution or assignment) permitted by this Agreement to any Person other than a Loan Party or refinancing which results in any Person other than a Loan Party becoming the payee of any Secured Intercompany Note permitted by this Agreement, the Administrative Agent will promptly upon written request of the Borrower together with such certificates as the Administrative Agent may reasonably request (i) deliver such Secured Intercompany Note to the Borrower or to any other Person to which the Borrower directs such delivery and (ii) acknowledge the release of the Administrative Agent’s Lien on such Secured Intercompany Note and any assets or Equity Interests securing such note. Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to furnish any Secured Intercompany Note received by it from a Qualified Subsidiary to the Administrative Agent except in accordance with this Section 6.12(c).
6.13.    Compliance with Environmental Laws. Comply and take commercially reasonable steps to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any properties owned, leased or operated by it as required by any applicable Environmental Laws; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any of the obligations above to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, or where the failure to undertake such obligation would not reasonably be expect to result in a Material Adverse Effect.

6.14.    Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party.
6.15.    Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Section 7.10 as if then in effect (and regardless of whether the financial covenant set forth in Section 7.10 is required to be tested at such date), and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing, as applicable and (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (y) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.
6.16.    Qualified Subsidiaries.
(a)    Except to the extent restricted pursuant to any Permitted Payment Restrictions, the Borrower shall, and shall cause each Subsidiary to, cause each Qualified Subsidiary to declare and pay regular monthly, quarterly, semiannual or annual dividends or distributions to the holders of its Equity Interests in an amount equal to substantially all of the available cash flow of such Subsidiary for such period as determined in good faith by its Board of Directors, subject to fiduciary duties applicable to such Board and such ordinary and customary reserves and other amounts as, in the good faith judgment of such Board, may be necessary so that the business of such Subsidiary may be properly and advantageously conducted at all times, including amounts necessary for operations, capital expenditures, debt service and other needs.
(b)    If, at any time, any Subsidiary would fail to meet the requirements set forth in the definition of “Qualified Subsidiary,” it will thereafter cease to be a Qualified Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Subsidiary that is not a Qualified Subsidiary as of such date and, if such Indebtedness is not permitted to exist as of such date under Section 7.02, the existence of such Indebtedness shall constitute a Default under Section 7.02. The Board of Directors of the Borrower may at any time designate any Subsidiary not to be a Qualified Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by such Subsidiary of any outstanding Indebtedness of such Subsidiary, and such designation will only be permitted if (A) such Indebtedness is permitted under Section 7.02 and (B) no Default would be in existence following such designation. In the event (x) a Subsidiary fails to meet the requirements to be a Qualified Subsidiary or (y) the Board of Directors of the Borrower designates a Qualified Subsidiary not to be a

Qualified Subsidiary, then all Investments in such Subsidiary since the Closing Date shall be deemed to have been acquired and consequently reduce the amount available for Investments under Section 7.03(i).
6.17.    Maintenance of Ratings. In respect of the Borrower, use commercially reasonable efforts to (i) cause each Facility to be continuously rated (but not any specific rating) by S&P and Moody’s and (ii) maintain a public corporate rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s.
6.18.    Post-Closing Deliverables. Deliver each item set forth on Schedule 6.18 to the Administrative Agent on or before the date set forth in such Schedule opposite such item.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, and solely in the case of Section 7.15, Holdings shall not:
7.01.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens securing all of the Secured Obligations;
(b)    Liens existing on the Closing Date and listed on Schedule 5.07(b) and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(f), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(f);
(c)    inchoate Liens for ad valorem property taxes not yet due or Liens for Taxes which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;
(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)    survey exceptions, title defects, easements, rights-of-way, restrictions, encumbrances, or reservations of, or rights of others for, licenses, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or minor irregularities of title, in each case, which do not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)    Liens securing Indebtedness incurred pursuant to Section 7.02(h); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;
(j)    Liens on property of a Person existing at the time (x) of acquisition of the property by the Borrower or any Subsidiary or (y) such Person is merged into or consolidated with the Borrower or any Subsidiary or becomes a Subsidiary; provided that such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment and do not extend to any assets other than those of the property acquired or Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary or such Person’s Subsidiaries, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02;
(k)    other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $25,000,000;
(l)    Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying government reimbursement program costs and other actions or claims pertaining to the same or related matters or other medical reimbursement programs;
(m)    Liens on Collateral securing Obligations in respect of Incremental Notes or Refinancing Notes; provided that the holders of such Incremental Notes or Refinancing Notes, as the case may be, or their representative is or becomes party to a First Lien Intercreditor Agreement and all such Liens are subject to the terms of such First Lien Intercreditor Agreement;
(n)    Liens on the assets and/or Equity Interests of any Qualified Subsidiary securing Indebtedness of such Qualified Subsidiary incurred pursuant to Section 7.02(c);
(o)    Liens on Collateral securing Obligations in respect of Indebtedness incurred pursuant to Section 7.02(b) and, after incurrence of all Indebtedness permitted under Section 7.02(b), Indebtedness incurred pursuant to Section 7.02(l); provided that the holders of such Indebtedness or their representative is or becomes party to the Junior Lien Intercreditor Agreement, and all such Liens are subject to the terms of, and are subordinated to the Liens securing the Secured Obligations pursuant to, the Junior Lien Intercreditor Agreement;
(p)    Liens (i) of a collection bank arising under Section 4‑210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(q)    Liens in favor of the L/C Issuer or the Swing Line Lender on Cash Collateral securing the obligations of a Defaulting Lender to fund risk participations hereunder;
(r)    Leases, subleases, licenses or sublicenses granted to third parties entered into in the ordinary course of business and any Liens arising from the precautionary filing of Uniform Commercial Code financing statements regarding leases;
(s)    Liens incurred in connection with a Qualified Receivables Transaction (which, in the case of the Borrower and its Restricted Subsidiaries (other than Receivables Subsidiaries), shall be limited to receivables and related assets referred to in the definition of “Qualified Receivables Transaction”);
(t)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(u)    Liens solely on any cash earned money deposits made by the Borrower or any Subsidiary with any letter of intent or purchase agreement permitted hereunder;
(v)    Liens in favor of the Borrower or any Subsidiary Guarantor; provided that if such Liens are on any Collateral, such Liens shall be subordinated to the Liens of the Administrative Agent on such Collateral on terms reasonably satisfactory to the Administrative Agent; and
(w)    Liens to secure Indebtedness incurred pursuant to Section 7.02(j) owing to Strategic Investors in connection with repurchases of Equity Interests of a Qualified Subsidiary;
provided that, in addition to the foregoing, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind, on or with respect to the Collateral except Permitted Collateral Liens.
7.01.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    Junior Lien Indebtedness of Loan Parties in an aggregate principal amount not to exceed (i)(x) the greater of $125,000,000 and an amount equal to 100.0% of Consolidated EBITDA of the Borrower for the most recently ended four full fiscal quarters ending with the latest fiscal quarter (or fiscal year) for which financial statements have been delivered pursuant to Section 6.01 less (y) the aggregate amount of Additional Commitments obtained pursuant to the Incremental Dollar Basket after the Closing Date less (z) any Incremental Notes incurred pursuant to Section 7.02(u)(A) and (ii) any Permitted Refinancing Indebtedness of any of the foregoing;
(c)    (x) Indebtedness or Disqualified Stock, in each case incurred or issued by Qualified Subsidiaries, (y) Permitted Refinancing Indebtedness or Replacement Preferred Stock, in each case incurred or issued by Qualified Subsidiaries to refinance Indebtedness owed, or Disqualified Stock issued, to the Borrower or a Subsidiary Guarantor in accordance with Section 7.02(d), or (z) the sale to any Person that is not Holdings or any of its Restricted Subsidiaries of all Indebtedness owed, or Disqualified Stock issued, by a Qualified Subsidiary to the Borrower or a Subsidiary Guarantor in accordance with Section 7.02(d) (either of the preceding clause (y) or (z), an “Intercompany Loan Refinancing”), in an aggregate principal amount under this Section 7.02(c) not to exceed (net of unrestricted cash and Cash Equivalents held by any Qualified Subsidiary, up to the amount of Indebtedness of such Qualified Subsidiary under this Section 7.02(c)) at any time outstanding, the greater of (i) $100,000,000 and (ii) an amount equal to 100.0% of Consolidated EBITDA on a Pro Forma Basis for the most recently ended four full fiscal quarters for which financial statements have been delivered pursuant to Section 6.01 immediately preceding the date of any incurrence under this clause (c);
(d)    Indebtedness of the Borrower, any Subsidiary Guarantor or any Qualified Subsidiary owing to the Borrower, any Subsidiary Guarantor or any Qualified Subsidiary; provided, however, that:
(i)    if the Borrower or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Loan Obligations, except to the extent such subordination would violate any applicable law, rule or regulation; and
(ii)    any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being owed to a Person other than the Borrower, a Subsidiary Guarantor or a Qualified Subsidiary of the Borrower and any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower, a Subsidiary Guarantor or a Qualified Subsidiary of the Borrower, will be deemed, in each case, to constitute a new incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be, which new incurrence is not permitted by this clause (d);
(e)    obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and not for speculative purposes;
(f)    Indebtedness outstanding on the Closing Date and listed on Schedule 7.02 and any Permitted Refinancing Indebtedness in respect thereof;
(g)    the Guarantee:
(i)    by the Borrower or any Subsidiary Guarantor of Indebtedness of the Borrower or a Subsidiary Guarantor that was permitted to be incurred by another clause of this Section 7.02; provided that (A) if the Indebtedness being Guaranteed is subordinated to the Loans or any other Loan Obligations, then such Guarantee shall be subordinated to the same extent as the Indebtedness so Guaranteed and (B) no Guarantee of any Junior Financing shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Loan Obligations on the terms set forth herein;
(ii)    (x) by any Qualified Subsidiary of Indebtedness of another Qualified Subsidiary and (y) by any Subsidiary that is not a Loan Party or Qualified Subsidiary of Indebtedness of any other Subsidiary that is not a Loan Party or a Qualified Subsidiary; and
(iii)    by the Borrower or any Subsidiary Guarantor of Indebtedness of any Qualified Subsidiary incurred pursuant to Section 7.02(c) (up to the indirect or indirect proportionate ownership interest in such Qualified Subsidiary by the Borrower);
(h)    Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000;
(i)    Acquired Debt or Disqualified Stock or preferred stock of any Person that is acquired by the Borrower or a Restricted Subsidiary or that consolidates or merges with or into a Restricted Subsidiary in accordance with the terms of the Loan Documents; provided, however, that (i) such Acquired Debt, Disqualified Stock or preferred stock existed prior to such acquisition, consolidation or merger and was not incurred or issued in connection therewith, or in contemplation thereof; and (ii) after giving effect thereto, the Consolidated Net Leverage Ratio on a Pro Forma Basis shall not be greater than 6.50:1.00;
(j)    Indebtedness of the Borrower in respect of promissory notes issued to Strategic Investors in connection with repurchases of Equity Interests permitted under Section 7.06(c);
(k)    Indebtedness not otherwise permitted under this Section 7.02 in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;
(l)    (i) unsecured Indebtedness or Junior Lien Indebtedness of Loan Parties so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) so long as, (A) after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Consolidated Net Leverage Ratio on a Pro Forma Basis shall not be greater than 6.50:1.00, (B) the final maturity date of such Indebtedness shall be no earlier than the Latest Maturity Date, (C) such Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of the Outstanding Term Loans, (D) the documentation with respect to any such

Indebtedness contains no mandatory prepayment, repurchase or redemption provisions except with respect to change of control, asset sale and casualty event mandatory offers to purchase and customary acceleration rights after an event of default that are customary for financings of such type and (E) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to Borrower and the Restricted Subsidiaries than those herein; provided that a certificate of an Responsible Officer of Borrower is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (ii) Permitted Refinancing Indebtedness in respect thereof;
(m)    Indebtedness owed by the Borrower or any Subsidiary Guarantor to future, current or former officers, directors, employees or consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in Section 7.06(e);
(n)    Standard Securitization Undertakings incurred in a Qualified Receivables Transaction permitted under this Agreement;
(o)    Contribution Indebtedness of the Borrower or its Restricted Subsidiaries;
(p)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, letters of credit, performance bonds, surety bonds, appeal bonds or other similar bonds in the ordinary course of business;
(q)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five Business Days;
(r)    the incurrence of Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, holdback, contingency payment obligations or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Equity Interests of the Borrower or any Restricted Subsidiary;
(s)    Indebtedness of the Borrower or any of its Restricted Subsidiaries supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;
(t)    the incurrence of Indebtedness resulting from endorsements of negotiable instruments for collection in the ordinary course of business;
(u)    so long as no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (A) Incremental Notes incurred in lieu of Additional Commitments pursuant to the Incremental Dollar Basket; provided that the aggregate principal amount of Incremental Notes incurred pursuant to this clause (v) shall reduce the amount available for Additional Commitments pursuant to the Incremental Dollar Basket; and (B) Incremental Notes incurred in lieu of Additional Commitments pursuant to the Incremental Ratio Exception;
(v)    Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(w)    Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(x)    Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit (other than Letters of Credit) issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits, or property, casualty or liability insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;
(y)    Indebtedness incurred by Wholly Owned Restricted Subsidiaries that are organized outside the U.S. and are primarily engaged in providing insurance to Holdings and its Subsidiaries, in an aggregate principal amount not to exceed the amount required to capitalize such Wholly Owned Restricted Subsidiaries pursuant to the Laws of the jurisdiction of such Wholly Owned Restricted Subsidiaries’ formation or organization; provided that such Indebtedness shall not be recourse to Holding or any other Restricted Subsidiary and shall not be in excess of the amount that is permitted to be funded in the form of Indebtedness pursuant to applicable Law;
(z)    Indebtedness in respect of bid, performance or surety bonds or obligations of a similar nature issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Borrower or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);
(aa)    Indebtedness under Refinancing Notes, 100% of the Net Cash Proceeds of which are applied to repay outstanding Term Loans; and
(bb)    Indebtedness in the form of earn-outs, contingent payments, seller notes, indemnification, incentive, non-compete, consulting or similar arrangements in connection with Investments permitted by Section 7.03 or in connection with the acquisition or disposition of any business or assets of the Borrower or any Restricted Subsidiary or Equity Interests of a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Borrower or any Subsidiary shall not be permitted under this Section 7.02(bb) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this Section 7.02(bb) shall at no time exceed the gross proceeds actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition.
7.02.    Investments. Make or hold any Investments, except:
(a)    Investments held by the Borrower and its Restricted Subsidiaries in the form of Cash Equivalents;
(b)    advances to officers, directors and employees of the Borrower and Restricted Subsidiaries in an aggregate amount not to exceed $3,000,000 at any time outstanding;
(c)    (i) Investments by the Borrower and its Restricted Subsidiaries in their respective Restricted Subsidiaries outstanding on the Closing Date, (ii) additional Investments by the Borrower and its Restricted Subsidiaries in Loan Parties (other than Holdings); provided, that notwithstanding this clause (ii), intercompany loans to Holdings will be permitted to the extent Restricted Payments to Holdings would be permitted under Section 7.06 (so long as such intercompany loan is counted as a Restricted Payment for purposes of Section 7.06), (iii) additional Investments by Subsidiaries that are not Loan Parties or Qualified Subsidiaries in other Subsidiaries that are not Loan Parties or Qualified Subsidiaries; (iv) advances to Qualified Subsidiaries to fund working capital in the ordinary course of business in an aggregate amount not to exceed the greater of (x) $35,000,000 and (y) 4.0% of Total Assets at any time outstanding and (v) any other Investments by the Borrower and its Restricted Subsidiaries in Qualified Subsidiaries; provided that (I) to the extent such Investment referred to in this clause (v) constitutes Indebtedness of or advances to any Qualified Subsidiary from Borrower or any Subsidiary Guarantor, such Indebtedness shall be secured by substantially all assets of such Qualified Subsidiary (such loan as secured, a “Secured Intercompany Loan”), which Secured Intercompany Loan shall be pledged to the Administrative Agent for the benefit of the Secured Parties on a first priority basis in accordance with the terms of the Security Agreement and if such Secured Intercompany Loan is evidenced by a Secured Intercompany Note, such Secured Intercompany Note shall be delivered to the Administrative Agent in accordance with the terms of Section 6.12(c) and the Security Agreement, and (II) no Investments in the form of Indebtedness or advances shall be permitted under this clause (v) in any Qualified Subsidiary whose assets and/or Equity Interests are pledged to secure Indebtedness other than (x) the Loan Obligations or a Secured Intercompany Loan pledged to the Administrative Agent and (y) Indebtedness subject to Permitted Collateral Liens;
(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e)    Guarantees permitted by Section 7.02(g) and guarantees of obligations incurred by Qualified Subsidiaries not constituting Indebtedness entered into in the ordinary course of business of the Borrower and its Restricted Subsidiaries;
(f)    Investments existing on the Closing Date (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03 or an Investment consisting of any extension, modification or renewal of any Investment existing as of the Closing Date and set forth on Schedule 7.03 (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Closing Date, of the original Investment so extended, modified or renewed) and pursuant to any binding commitment outstanding as of the Closing Date and set forth on Schedule 7.03;
(g)    the purchase or other acquisition of Equity Interests in any Person (which, upon such acquisition, shall become a Restricted Subsidiary), or all or substantially all of the property of, any Person the assets of which, upon the consummation thereof, will be owned by the Borrower, one or more Subsidiary Guarantors or one or more Qualified Subsidiaries; provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):
(i)    no Default shall have occurred or be continuing either before or after such purchase or acquisition;
(ii)    Section 6.12 shall be complied with respect to such newly acquired Restricted Subsidiary and property;
(iii)    the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Restricted Subsidiaries;
(iv)    with respect to any transaction involving Acquisition Consideration payable by Holdings or its Restricted Subsidiaries of more than $15,000,000, unless the Administrative Agent shall otherwise agree, the Borrower shall have provided the Administrative Agent with

(A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the Person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, and (B) any such other information and data relating to such transaction or the Person or assets to be acquired as may be reasonably requested by the Administrative Agent;
(v)    immediately after giving effect to any such purchase or other acquisition on a Pro Forma Basis, the Borrower and its Restricted Subsidiaries shall be in compliance on a Pro Forma Basis with the covenant set forth in Section 7.10 (if, after giving effect thereto and all Indebtedness incurred in connection therewith, such covenant would be in effect as of the end of the prior fiscal quarter) after giving effect to such acquisition or Investment and any related transactions;
(vi)    immediately after giving effect to any such purchase or other acquisition on a Pro Forma Basis, the Consolidated Tangible Assets of all Limited Restricted Subsidiaries taken together shall not exceed 20% of Consolidated Tangible Assets of the Borrower and the Restricted Subsidiaries taken together; and
(vii)    with respect to any transaction involving Acquisition Consideration payable by Holdings or its Restricted Subsidiaries of more than $15,000,000, the Borrower shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (g) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;
(h)    obligations of one or more officers or other employees of the Borrower or any of its Restricted Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Borrower or Holdings (or any other direct or indirect parent company of the Borrower) so long as no cash or other assets are paid by the Borrower or any of its Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;
(i)    other Investments not exceeding, in the aggregate at any time outstanding, (A) the greater of (x) $50,000,000 and (y) 6.0% of Total Assets at the time of any Investment pursuant to this clause plus (B) so long as no Event of Default exists or would result therefrom, the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this clause (B);
(j)    payroll, travel and similar advances to cover business-related travel expenses, moving expenses or other similar expenses, in each case incurred in the ordinary course of business;
(k)    any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related indebtedness;
(l)    the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Borrower or a Restricted Subsidiary of the Borrower in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction customary for such transactions;
(m)    any Investment received in connection with a disposition of assets permitted hereunder;

(n)    any Investment to the extent in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings or any parent of Holdings;
(o)    any Investments received in compromise, settlement or resolution of (A) obligations of trade debtors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade debtor or customer, (B) litigation, arbitration or other disputes with Persons who are not Affiliates or (C) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(p)    Investments represented by Obligations under any Secured Hedge Agreement entered into to protect against fluctuations in interest rates, exchange rates and commodity prices;
(q)    Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;
(r)    Investments consisting of amounts potentially due from a seller of property in an acquisition that (i) relate to customary post-closing adjustments with respect to accounts receivable, accounts payable and similar items typically subject to post-closing adjustments in similar transactions and (ii) are outstanding for a period of one hundred twenty (120) days or less following the closing of such acquisition;
(s)    good faith deposits in connection with any acquisition, joint venture or acquisition of assets and escrowed money in connection with Material Dispositions, acquisitions or joint ventures;
(t)    Investments of a Subsidiary of the Borrower acquired after the Closing Date or of a Person merged into, amalgamated with or consolidated with a Restricted Subsidiary of the Borrower in a transaction that is not prohibited by Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such merger, acquisition, amalgamation or consolidation;
(u)    Investments in receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;
(v)    the purchase or other acquisition by Borrower or any Restricted Subsidiary of the then-outstanding Loans (as defined in the Loan Servicing Agreement) pursuant to (i) the exercise by Intercompany Notes Holdings of the Put Right or (ii) the exercise by Borrower or any Restricted Subsidiary of the Call Rights for an aggregate amount not to exceed $2,800,000; and
(w)    Investments permitted under Section 7.06(c).
7.03.    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)    any Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries; provided that (x) when any Loan Party (other than Holdings) is merging with another Subsidiary that is not a Qualified Subsidiary, a Loan Party shall be the continuing or surviving Person, (y) when any Subsidiary

Guarantor is merging with a Qualified Subsidiary, such Subsidiary Guarantor shall be the continuing or surviving Person, unless such Subsidiary Guarantor holds no assets other than de minimis assets or Equity Interests of a Qualified Subsidiary, in which event either such Subsidiary Guarantor or Qualified Subsidiary shall be the continuing or surviving Person and (z) when any Qualified Subsidiary is merging with another Subsidiary that is not a Loan Party, a Qualified Subsidiary shall be the continuing or surviving Person;
(b)    any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower, to another Restricted Subsidiary or to a Qualified Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must be the Borrower or a Subsidiary Guarantor; and
(c)    in connection with any acquisition permitted under Section 7.03, any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person (other than the Borrower or a Restricted Subsidiary) or permit any other Person (other than the Borrower or a Restricted Subsidiary) to merge into or consolidate with it; provided that in the case of any such merger to which any Loan Party (other than the Borrower) or Qualified Subsidiary is a party, such Loan Party or Qualified Subsidiary is the surviving Person, except in the case of (i) a merger effecting a Disposition permitted by Section 7.05 or (ii) a merger effecting an Investment permitted by Section 7.03(c), (g) or (i).
7.04.    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of damaged, negligible, surplus, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)    leases or subleases to third persons in the ordinary course of business that do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries;
(c)    the sale or other Disposition of Cash Equivalents;
(d)    Dispositions of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;
(e)    Dispositions of products or services in the ordinary course of business or accounts receivables in connection with the collection or compromise thereof (including at a discount);
(f)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(g)    Dispositions of property (including Equity Interests of Subsidiaries) by the Borrower or any Restricted Subsidiary to the Borrower, a Subsidiary Guarantor or Qualified Subsidiary;
(h)    Dispositions permitted by Section 7.04;
(i)    licensing of IP Rights in the ordinary course of business or in accordance with industry practice;
(j)    Dispositions of assets as a result of a foreclosure by the Borrower or any Restricted Subsidiary on any secured Investment or other transfer of title with respect to any secured Investment in default;
(k)    Dispositions by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that at the time of such Disposition, (i) no Default shall have occurred and be continuing, (ii) not less than 75% of the purchase price for such asset shall be paid to the Borrower or such Restricted Subsidiary in cash, and (iii) the Net Cash Proceeds thereof are applied in accordance with Section 2.05(b)(ii); provided that each of the following shall be deemed to be cash for the purposes of clause (ii) above:
(i)    Cash Equivalents;
(ii)    any liabilities (as shown on the Borrower’s most recent consolidated balance sheet) of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to any of the Loan Obligations) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Borrower or such Restricted Subsidiary from further liability;
(iii)    any securities, notes or other obligations received by the Borrower or any Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion; and
(iv)    any Designated Noncash Consideration received by the Borrower or a Restricted Subsidiary, the Fair Market Value of which, when taken together with all other Designated Noncash Consideration received pursuant to this clause (iv) does not exceed the greater of $15,000,000 and 2.0% of Total Assets at the time of receipt since the Closing Date, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value;
(l)    Dispositions of Equity Interests of a Qualified Subsidiary to Strategic Investors in connection with the start-up of such Qualified Subsidiary;
(m)    so long as no Default shall have occurred and be continuing, any Disposition of Equity Interests held by the Borrower or a Restricted Subsidiary in a Qualified Subsidiary in exchange for cash, Cash Equivalents or Equity Interests in another Qualified Subsidiary, so long as any such cash or Cash Equivalents received in such exchange are used within 365 days of such Disposition to acquire Equity Interests in a Qualified Subsidiary; provided that the requirement to so acquire such Equity Interests of a Qualified Subsidiary shall be deemed to be satisfied with respect to any Net Cash Proceeds from the sale or issuance of Equity Interests of a Qualified Subsidiary to the extent an amount equal to such Net Cash Proceeds was used to purchase Equity Interests in a Qualified Subsidiary within 365 days prior to the receipt of such Net Cash Proceeds (it being understood that the term “Net Cash Proceeds” as used in this clause shall not give effect to the first and second provisos in clause (a) of the definition of “Net Cash Proceeds”);
(n)    any Intercompany Loan Refinancing if and to the extent the proceeds thereof are applied in accordance with Section 2.05(b)(ii);
(o)    surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(p)    any sale or Disposition deemed to occur in connection with creating or granting any Lien pursuant to Section 7.01 (but not the sale or other Disposition of the property subject to such Lien); and
(q)    the assignment or other Disposition to Intercompany Notes Holdings by the Borrower or any Restricted Subsidiary of such Person’s right, title and interest in and to the indebtedness and obligations of certain Qualified Subsidiaries in an aggregate principal amount of up to $28,000,000 arising pursuant to the Intercompany Notes further described in the Intercompany Note Disposition Agreement (such assignment or other Disposition, the “Intercompany Note Disposition”).

7.05.    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(a)    each Restricted Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Guarantors or Qualified Subsidiaries and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)    Borrower may declare and make dividend payments or other distributions payable solely in Equity Interests of the Borrower (other than Disqualified Stock) to Holdings;
(c)    the purchase, redemption or other acquisition or retirement for value of shares of Equity Interests of a Qualified Subsidiary owned by a Strategic Investor if such purchase, redemption or other acquisition or retirement for value is made for consideration not in excess of the Fair Market Value of such Equity Interests (a) pursuant to any repurchase obligation to such Strategic Investor or (b) if no Default exists or would result therefrom;
(d)    the Borrower and each Restricted Subsidiary may make Permitted Payments to Holdings;
(e)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary held by any current or former officer, director, employee or consultant of the Borrower or any of its Subsidiaries, and any dividend payment or other distribution by the Borrower or a Restricted Subsidiary to Holdings or any other direct or indirect parent holding company of the Borrower utilized for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or such other direct or indirect parent holding company held by any current or former officer, director, employee or consultant of the Borrower or any of its Subsidiaries or Holdings or such other parent holding company, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan or other agreement of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $7,500,000 in any fiscal year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent fiscal years but in no event shall the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests exceed $20,000,000 in any year); provided further that such amount in any fiscal year may be further increased by an amount not to exceed:
(i)    the Net Cash Proceeds from the sale of Equity Interests of the Borrower (other than Disqualified Stock) and, to the extent contributed to the Borrower as equity capital (other than Disqualified Stock), Equity Interests of Holdings or any other direct or indirect parent company of the Borrower (to the extent such Net Cash Proceeds have not previously been applied to Other Equity Uses), in each case to members of management, directors or consultants of the Borrower, any of its Restricted Subsidiaries, Holdings or any other direct or indirect parent company of the Borrower that occurs after the Closing Date, plus
(ii)    the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after the Closing Date, minus
(iii)    the amount of any Restricted Payments previously made pursuant to clauses (i) and (ii) of this Section 7.06(e);
and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06 or any other provision of this Agreement;

(f)    purchases of receivables pursuant to a Receivables Repurchase Obligation and distributions or payments of Receivables Fees and any other payments, in each case, in connection with a Qualified Receivables Transaction;
(g)    the repurchase of Equity Interests deemed to occur upon the exercise of options, rights or warrants to the extent such Equity Interests represent a portion of the exercise price of those options, rights or warrants;
(h)    other Restricted Payments not exceeding, in the aggregate, the sum of (x) $65,000,000 plus (y) the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this clause (h);
(i)    the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of Replacement Preferred Stock that is permitted pursuant to Section 7.02;
(j)    cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the conversion of any preferred stock or convertible debt securities of the Borrower or any of its Restricted Subsidiaries;
(k)    so long as Intercompany Notes Holdings holds no material assets other than the Intercompany Notes pursuant to the Intercompany Note Disposition, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions to such Person’s direct or indirect parent company or to the holders of the Equity Interests of such Person’s direct or indirect parent company payable in the Equity Interests of Intercompany Notes Holdings owned by such Person (the “Intercompany Notes Holdings Dividend”);
(l)    the Borrower and each Restricted Subsidiary may make Restricted Payments to Holdings (or any direct or indirect parent thereof), or to the holders of Equity Interests in Holdings (or any direct or indirect parent thereof), in connection with any payments to be made pursuant to the Tax Receivable Agreement (such payments and disbursements, the “TRA Payments”);
(m)    Restricted Payments so long as the Consolidated Net Leverage Ratio on a Pro Forma Basis, calculated as of the last day of the for the most recently ended four full fiscal quarters ending with the latest fiscal quarter (or fiscal year) for which financial statements have been delivered pursuant to Section 6.01 prior to the date of payment of such Restricted Payment, would not exceed 3.25:1.00; and
(n)    Restricted Payments in an aggregate amount, per year not to exceed the greater of (x) 5% of Market Capitalization and (y) $10,600,000;
provided that in the case of clauses (e), (h), (i), (m) and (n) above, no Default shall have occurred and be continuing at the time of any action described therein or would result therefrom; provided, further that the foregoing proviso shall not apply to Dividend Equivalent Payments.
7.06.    Change in Nature of Business. Engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole.
7.07.    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower involving an aggregate consideration in excess of $2,500,000, whether or not in the ordinary course of business, other than on terms, taken as a whole, not materially less favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to:

(a)    transactions between or among the Borrower, the Subsidiary Guarantors and the Qualified Subsidiaries;
(b)    payments by the Borrower or any of its Restricted Subsidiaries to the Permitted Holders for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the disinterested members of the Board of Directors of the Borrower in good faith in an aggregate amount for all such fees for any transaction not to exceed 2.0% of the aggregate value of such transaction;
(c)    any lease or sublease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor or sublessor, which is approved by a majority of the disinterested members of the Board of Directors of the Borrower in good faith;
(d)    existing Indebtedness and any other obligations otherwise permitted hereunder pursuant to an agreement existing on the Closing Date as set forth on Schedule 7.02, as such agreement may be amended pursuant to Section 7.02(f);
(e)    any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;
(f)    payment of reasonable directors’ fees;
(g)    any issuance of Equity Interests (other than Disqualified Stock) of Holdings to Affiliates of the Borrower;
(h)    Investments made pursuant to Section 7.03(b), (c), (e), (h), (j), (k), (n), (v) or (w), or Restricted Payments made pursuant to Section 7.06;
(i)    loans (or cancellation of loans) or advances to employees in the ordinary course of business;
(j)    transactions with joint ventures, customers, suppliers, contractors, joint venture partners (including physicians) or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including pursuant to joint venture agreements) and otherwise in compliance with the terms of the Loan Documents, and which are fair to the Borrower or its Subsidiaries, as applicable, in the reasonable determination of the Board of Directors, chief executive officer or chief financial officer of the Borrower or its Subsidiaries, as applicable, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(k)    the existence of, or the performance by the Borrower or any Restricted Subsidiary of their obligations, if any, or obligations of Holdings under the terms of, any subscription, registration rights or stockholders agreement, partnership agreement or limited liability company agreement or similar agreement to which Holdings, the Borrower or any Restricted Subsidiary is a party as of the Closing Date and listed on Schedule 7.08 and any similar agreements which the Borrower, any Restricted Subsidiary, Holdings or any other direct or indirect parent company of the Borrower may enter into thereafter; provided, however, that the entering into by the Borrower or any Restricted Subsidiary or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date will only be permitted by this clause to the extent that the terms of any such amendment or new agreement, taken as a whole, are not materially disadvantageous to the Lenders, as determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Borrower;

(l)    the entering into of any tax sharing agreement or arrangement and any Permitted Payments to Holdings;
(m)    the issuance of Equity Interests (other than Disqualified Stock) in Holdings, the Borrower or any Restricted Subsidiary for compensation of employees, officers, directors, consultants and joint venture partners in the ordinary course of business;
(n)    intellectual property licenses in the ordinary course of business;
(o)    transactions in which the Borrower or any Restricted Subsidiary delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view and which are approved by a majority of the disinterested members of the Board of Directors of the Borrower in good faith;
(p)    customary transactions pursuant to Qualified Receivables Transactions;
(q)    transactions contemplated by the Tax Receivable Agreement as in effect on the Closing Date, including the making of TRA Payments; provided, however, that the entering into by the Borrower or any Restricted Subsidiary or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to the Tax Receivable Agreement will only be permitted by this clause to the extent that the terms of any such amendment, taken as a whole, are not materially disadvantageous to the Lenders, as determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Borrower; and
(r)    the Loan Servicing Agreement and the Intercompany Note Disposition Agreement, each as in effect on the Closing Date and all transactions contemplated therein, including the making of payments relating thereto by the Borrower or any Restricted Subsidiary to any Affiliate of the Borrower; provided, however, that the entering into by the Borrower or any Restricted Subsidiary or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to such agreement will only be permitted by this clause to the extent that the terms of any such amendment, taken as a whole, are not materially disadvantageous to the Lenders, as determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Borrower.
7.08.    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than any Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor; provided, that the restrictions of this Section 7.09 shall not apply to encumbrances or restrictions existing or by reason of:
(a)    agreements governing Indebtedness, existing on the Closing Date as in effect on the Closing Date;
(b)    applicable law, rule, regulation or order, including any requirement of any governmental healthcare programs;
(c)    any instrument or agreement governing Indebtedness or the Equity Interests of a Subsidiary acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests were incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or any of its Subsidiaries, or the property or assets of the Person or any of its Subsidiaries, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted to be incurred by this Agreement;

(d)    customary non-assignment provisions in contracts, leases, subleases, licenses and sublicenses entered into in the ordinary course of business;
(e)    customary restrictions in leases (including capital leases), security agreements or mortgages or other purchase money obligations for property acquired in the ordinary course of business;
(f)    any agreement for the sale or other disposition of all or substantially all the Equity Interests or the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;
(g)    Liens permitted to be incurred under Section 7.01 that limit the right of the debtor to dispose of the assets subject to such Liens;
(h)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(i)    customary provisions imposed on the transfer of copyrighted or patented materials;
(j)    customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary;
(k)    contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary;
(l)    restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses;
(m)    any instrument or agreement governing Indebtedness or preferred stock of any Restricted Subsidiary that is incurred or issued subsequent to the Closing Date and not in violation of Section 7.02; provided that the Borrower’s Board of Directors determines in good faith that restrictions are not reasonably likely to have a materially adverse effect on the Borrower’s and/or Guarantors’ ability to make principal and interest payments under this Agreement;
(n)    customary provisions in joint venture and other similar agreements, including agreements related to the ownership and operation of dialysis clinics, relating solely to such joint venture or facilities or the Persons who own Equity Interests therein;
(o)    any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (a), (b) and (d) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, (as determined by the Borrower in good faith) than those restrictions contained in the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (a), (b) and (d) above, as applicable prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and
(p)    customary provisions in connection with a Qualified Receivables Transaction.

7.09.    Consolidated Net Leverage Ratio. So long as any Revolving Credit Commitments are outstanding, the Borrower will not permit the Consolidated Net Leverage Ratio as of the last day of any fiscal quarter (commencing with the fiscal quarter ending June 30, 2017) to exceed the ratio set forth below opposite the period in which such day falls (provided that the provisions of this Section 7.10 shall not be applicable if on such day the Revolving Credit Exposure of all Revolving Credit Lenders (excluding Letters of Credit which have been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer) is equal to or less than 20% of the Revolving Credit Facility):

Period	Maximum Consolidated Leverage Ratio
Closing Date through September 30, 2017	6.50:1:00
October 1, 2017 and thereafter	6.00:1:00

7.10.    Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 7.05 and (ii) any Liens arising in connection with its use of such property are permitted by Section 7.01.
7.11.    Amendments of Organization Documents. Amend any of its Organization Documents in any manner materially adverse to the Lenders.
7.12.    Fiscal Year. Make any change in its fiscal year.
7.13.    Prepayments, etc. of Indebtedness.
(a)    Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any unsecured Indebtedness or Junior Lien Indebtedness incurred under Section 7.02(l) (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing Indebtedness incurred pursuant to Section 7.02(b), (c), (f) or (l)), to the extent not required to prepay any Loans pursuant to Section 2.05(b), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Stock) of Holdings or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary to the extent not prohibited by the subordination provisions contained in any Intercompany Note, (iv) prepayments of any Permitted Refinancing Indebtedness thereof with Declined Proceeds as required pursuant to the documentation governing such Permitted Refinancing Indebtedness and (v) so long as no Event of Default shall have occurred and be continuing after giving effect thereto, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the sum of (A) the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this clause (a)(v) plus (B) the greater of (I) $15,000,000 and (II) 2.0% of Total Assets if the Consolidated Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 5.50 to 1.00. For the avoidance of doubt, the payment and prepayment by a Qualified Subsidiary in full of any of its Indebtedness (including with proceeds of funds contributed or advanced to it in compliance with Section 7.03), and the termination of all obligations thereunder, is permitted.
(b)    Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation.
7.14.    Holding Company. In the case of Holdings, hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (i) the maintenance of its corporate existence in compliance with applicable law, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) the making of dividends or distributions on its Equity Interests, (iv) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (v) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (vi) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries, (vii) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable (including reimbursement to Affiliates for such expenses paid on its behalf), (viii) the issuance of its Equity Interests to its shareholders, (ix) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder (and the acknowledgment of the Junior Lien Intercreditor Agreement), (x) the incurrence of Indebtedness that is permitted to be incurred by the Borrower under Section 7.02; provided that the net proceeds of such Indebtedness are promptly received by the Borrower (and Borrower becomes the primary obligor thereon) and not retained by Holdings, (xi) the ownership of the Equity Interests of Borrower and (xii) activities incidental thereto.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01.    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (with respect to preservation of corporate existence of the Borrower) or Article VII; provided that a Default as a result of a breach of Section 7.10 (a “Financial Covenant Event of Default”) is subject to cure pursuant to Section 8.04; provided, further, that a Financial Covenant Event of Default shall not constitute an Event of Default with respect to any Term Loans unless and until the Revolving Credit Lenders have declared all amounts outstanding under the Revolving Credit Facility to be due and payable and all outstanding Revolving Credit Commitments to be terminated, in each case in accordance with this Agreement and such declaration has not been rescinded on or before such date (the “Term Loan Standstill Period”); or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt of notice from the Administrative Agent; or
(d)    Representations and Warranties. Any representation and warranty made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or
(e)    Cross-Default. (i) Any Loan Party or any Restricted Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts and Indebtedness owing to Holdings or any of its Restricted Subsidiaries) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such

Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined in such Swap Contract) under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is an Affected Party (as so defined in such Swap Contract) and, in either event, the Swap Termination Value owed by such Loan Party or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or
(h)    Judgments. There is entered against any Loan Party or any Restricted Subsidiary thereof one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Loan Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)    Change of Control. There occurs any Change of Control; or
(l)    Collateral Documents. With respect to any Collateral having a fair market value in excess of $10,000,000, individually or in the aggregate, (i) the security interest under the Collateral Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of the Loan Documents, or (ii) any security interest created therein pursuant to any Collateral Document is declared invalid or unenforceable by a court of competent jurisdiction; or
(m)    Junior Financing Documentation. (i) Any of the Loan Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be (a) “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation with respect to Subordinated Indebtedness and (b) “First Lien Obligations” (or any comparable term) under, and as defined in, the Junior Lien Intercreditor Agreement under, and as defined in any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable.
8.02.    Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (or, in the case of an Event of Default relating to Section 7.10, the Required Revolving Lenders, subject to Section 8.04), take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document (or, in the case the Required Revolving Lenders are taking such action, all Loans and Loan Obligations under the Revolving Credit Facility) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03.    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Loan Obligations shall, subject to the provisions of Sections 2.14 and 2.15 and the First Lien Intercreditor Agreement, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Loan Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of one counsel to the respective Lenders and the L/C Issuer arising under the Loan Documents and, if necessary, one local counsel and one regulatory counsel in any jurisdiction, and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Loan Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Loan Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Loan Obligations constituting unpaid principal of the Loans, L/C Borrowings and Loan Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.05(b)(iv) and 2.14; and
Last, the balance, if any, after all of the Loan Obligations have been paid in full, to the Borrower or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Loan Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, (a) amounts received from the Borrower or any Guarantor that is not a Qualified ECP Guarantor shall not be applied to the Loan Obligations that are Excluded Swap Obligations and (b) Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
8.04.    Borrower’s Right to Cure.
(a)    Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, if the Borrower determines that a Financial Covenant Event of Default has occurred or may occur as of the end of any fiscal quarter, during the period commencing after the end of such fiscal quarter and ending ten (10) Business Days after the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter, the Strategic Investors may make a Specified Equity Contribution to Holdings (a “Designated Equity Contribution”), and the amount of the Net Cash Proceeds thereof shall be deemed to increase Consolidated EBITDA with respect to such applicable quarter; provided that such Net Cash Proceeds (i) are actually received by the Borrower as cash common equity (including through capital contribution of such Net Cash Proceeds to the Borrower) during the period commencing after the end of such fiscal quarter by the Borrower and ending ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) not applied to any Other Equity Use. The parties hereby acknowledge that this Section 8.04(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.10 and shall not result in any adjustment to any baskets or other amounts other than the amount of the Consolidated EBITDA for the purpose of Section 7.10. Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, upon written notice from the Borrower that it intends to exercise this Section 8.04, neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default relating to Section 7.10 until the expiration of the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder; provided that the foregoing shall not effect the conditions to Credit Extension under Section 4.02.
(b)    (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Designated Equity Contribution is made, (ii) no more than five Designated Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Designated Equity Contribution shall be no more than the amount required to cause the Borrower to be in compliance with Section 7.10 for any applicable period and (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Designated Equity Contribution for determining compliance with Section 7.10 for the fiscal quarter with respect to which such Designated Equity Contribution was made.
ARTICLE IX
ADMINISTRATIVE AGENT
9.01.    Appointment and Authority.
(a)    Each of the Lenders and the L/C Issuer hereby irrevocably appoints SunTrust Bank to act on its behalf as the Administrative Agent under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Loan Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.05(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)    shall not, except as expressly set forth in the Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer; and
(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under any Loan Document by or through any one or more co-agents, sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06.    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. If the Lender acting as Administrative Agent is replaced pursuant to Section 11.14, then such Lender shall be deemed to have submitted its resignation as Administrative Agent concurrent with such replacement. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, so long as no Default shall have occurred and be continuing, the Borrower shall have the right to approve (such approval not to be unreasonably withheld) such successor (it being understood that such approval shall be deemed given if Borrower shall have not responded to a request for such approval within 15 days after notice is given to the Borrower of the name of the successor the Required Lenders intend to appoint). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer and in consultation with the Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation under the Loan Documents, the provisions of this Article IX and Section 11.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
(b)    Any resignation or removal by SunTrust Bank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If SunTrust Bank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If SunTrust Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
9.07.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Co-Syndication Agents, Co-Documentation Agents, Book Managers or Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
9.09.    Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Loan Obligations that are owing and unpaid and to file such other documents as may be reasonably necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.05) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.05.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Loan Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 11.01 of this Agreement, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
9.10.    Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Facility and payment in full of all Loan Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) upon the sale, transfer or other disposition (including by distribution or assignment) permitted hereunder, whether or not a Disposition, of such property to any Person other than another Loan Party, (iii) that constitutes “Excluded Property” (as such term is defined in the Security Agreement), or (iv) if approved, authorized or ratified in writing in accordance with Section 11.01;
(b)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under any Loan Document; and
(c)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(k).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
9.11.    Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action under any Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements upon termination of the Facility.
9.12.    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equal to any applicable withholding tax. If the IRS or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower or Holdings and without limiting or expanding the obligation of the Borrower and Holdings to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties, additions to tax or interest thereto, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Facility and the repayment, satisfaction or discharge of all Loan Obligations. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.
ARTICLE X
CONTINUING GUARANTY
10.01.    Guaranty. Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Loan Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, and whether arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Loan Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Holdings, and conclusive for the purpose of establishing the amount of the Loan Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Loan Obligations or any instrument or agreement evidencing any Loan Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Loan Obligations which might otherwise constitute a defense to the obligations of Holdings under this Guaranty, and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing. Holdings hereby agrees to the provisions of Section 1 of the Guaranty as a Qualified ECP Guarantor as if a signatory to the Guaranty.
10.02.    Rights of Lenders. Holdings consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Loan Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Loan Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Loan Obligations. Without limiting the generality of the foregoing, Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings under this Guaranty or which, but for this provision, might operate as a discharge of Holdings.
10.03.    Certain Waivers. Holdings waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that Holdings’ obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting Holdings’ liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Loan Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Holdings expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Loan Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Loan Obligations.
10.04.    Obligations Independent. The obligations of Holdings hereunder are those of primary obligor, and not merely as surety, and are independent of the Loan Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.
10.05.    Subrogation. Holdings shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Loan Obligations and any amounts payable under this Guaranty (other than obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) have been paid and performed in full in cash and the Commitments and the Facility is terminated. If any amounts are paid to Holdings in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Loan Obligations, whether matured or unmatured.
10.06.    Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Loan Obligations now or hereafter existing and shall remain in full force and effect until all Loan Obligations and any other amounts payable under this Guaranty (other than obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) are paid in full in cash and the Commitments are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or Holdings is made, or any of the Secured Parties exercises its right of setoff, in respect of the Loan Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Holdings under this paragraph shall survive termination of this Guaranty.
10.07.    Subordination. Holdings hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to Holdings, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to Holdings as subrogee of the Secured Parties or resulting from Holdings’ performance under this Guaranty, to the payment in full in cash of all Loan Obligations (other than obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements). If the Secured Parties so request, any such obligation or indebtedness of the Borrower to Holdings shall be enforced and performance received by Holdings as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Loan Obligations, but without reducing or affecting in any manner the liability of Holdings under this Guaranty.
10.08.    Stay of Acceleration. If acceleration of the time for payment of any of the Loan Obligations is stayed, in connection with any case commenced by or against Holdings or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings immediately upon demand by the Secured Parties.
10.09.    Condition of Borrower. Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as Holdings requires, and that none of the Secured Parties has any duty, and Holdings is not relying on the Secured Parties at any time, to disclose to Holdings any information relating to the business, operations or financial condition of the Borrower or any other guarantor (Holdings waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).
ARTICLE XI
MISCELLANEOUS
11.01.    Amendments, Etc. Subject to clause (vi) of the second following proviso, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Article IV or of any Default is not considered an extension or increase in Commitments of any Lender);
(b)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest or fees due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d)    (i) change Section 8.03 without the written consent of each Lender directly affected thereby, (ii) following an exercise of remedies pursuant to Section 8.02, change Section 2.12(a) or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby or (iii) change the order of application of any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b), in any manner that adversely affects the Lenders under a Facility without the written consent of (x) if such Facility is a Class of Term Loans, the Required Tranche Term Lenders and (y) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;
(e)    change any provision of this Section 11.01 or the definition of “Required Lenders,” “Required Revolving Lenders,” “Required Tranche Term Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;
(f)    (1) waive any condition set forth in Section 4.02 as to any Credit Extension under one or more Revolving Credit Facilities or (2) amend, waive or otherwise modify any term or provision which directly affects Lenders under one or more Revolving Credit Facilities and does not directly affect Lenders under any other Facility (including any waiver, amendment or modification of Section 7.10 or the definition of “Consolidated Net Leverage Ratio” (but only to the extent of its application for purposes of Section 7.10 or the Applicable Rate for the Revolving Credit Facility) or the component definitions thereof (but only to the extent of any such component definition’s effect on the definition of “Consolidated Net Leverage Ratio”, to the extent set forth in the preceding parenthetical), in each case, without the written consent of the Required Revolving Lenders;
(g)    impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is a Class of Term Loans, the Required Tranche Term Lenders with respect to such Class and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;
(h)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or
(i)    release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Restricted Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under any Loan Document; (iv) any amendment, waiver or consent of any Junior Lien Intercreditor Agreement or any First Lien Intercreditor Agreement shall only require the consent of any Loan Party to the extent required pursuant to the terms thereof; (v) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days after notice thereof; and (vi) with respect to any amendment, waiver or consent described in any of clauses (a) through (g) above, if the consent of each affected Lender, the Required Revolving Lenders or the Required Tranche Term Lenders, as applicable, as specified in such clause is obtained, no consent of the Required Lenders shall be required for such amendment, waiver or consent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything herein to the contrary, the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Section 2.16, 2.17, 2.18 or 2.19 (including to provide that additional Classes of Loans or Commitments shall (i) share ratably in the benefits of this Agreement and the other Loan Documents with the Loan Obligations, (ii) to include appropriately the Lenders holding such Classes in any determination of the Required Lenders, Required Revolving Lenders and Required Tranche Term Lenders and (iii) to permit any such additional credit facilities which are term facilities to share ratably with the Term Loans in the application of prepayments and to permit any such credit facilities which are revolving credit facilities to share ratably with the Revolving Credit Facility in the application of prepayments).
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders (or the Required Revolving Lenders or the Required Tranche Term Lenders, as the case may be), the Borrower may replace such non-consenting Lender in accordance with Section 11.14; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
11.01.    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to Holdings, the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
11.02.    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related

Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03.    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder, under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04.    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and invoiced fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof; provided that under this Section 11.05(a) the Borrower shall not be required to reimburse the expenses of more than one firm of counsel to the Administrative Agent and its Affiliates, plus, if necessary, one firm of local counsel in each applicable jurisdiction and one regulatory counsel in each applicable jurisdiction, (ii) all reasonable and invoiced out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and invoiced out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable and invoiced fees, charges and disbursements of any one counsel for the Administrative Agent, any Lender or the L/C Issuer, taken as a whole, and, if necessary, of one local counsel in any jurisdiction and one regulatory counsel in any jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with the Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of the Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 3.01(c), this Section 11.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than 30 Business Days after demand therefor.
(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Facility and the repayment, satisfaction or discharge of all the other Loan Obligations.
11.05.    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Loan Obligations and the termination of this Agreement.
11.06.    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (each such consent not to be unreasonably withheld or delayed) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.07(b), (ii) in the case of any assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 11.07(d), (iii) in the case of any assignee that is Holdings or any of its Subsidiaries, Section 11.07(d), (iv) in the case of any assignee that is a Debt Fund Affiliate, Section 11.07(i), (v) by way of participation in accordance with the provisions of Section 11.07(e), or (vi) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    In any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment of Revolving Credit Loans, or $1,000,000, in the case of any assignment of Term Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or (f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within (x) in the case of an assignment of Term Loans, 5 Business Days and (y) in the case of an assignment in respect of the Revolving Credit Facility, 15 Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan or Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Revolving Credit Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) except to the extent permitted by Sections 11.07(d) and (i), to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(e).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender (with respect to its interest in the Loans and Commitments only), at any reasonable time and from time to time upon reasonable prior notice. Upon request by the Administrative Agent, the Borrower shall promptly (and in any case, not less than 5 Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 11.01) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding Term Loans or Additional Term Loans at such time.
(d)    Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder (I) to any Affiliated Lender (other than Holdings or any of its Subsidiaries) through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures set forth in Exhibit K or (y) open market purchases on a non-pro rata basis, in each case subject to the following limitations:
(i)    no Default or Event of Default has occurred or is continuing or would result therefrom;
(ii)    each Lender (other than any other Affiliated Lender) that assigns any Term Loans to an Affiliated Lender shall deliver to the Administrative Agent and the Borrower a customary Big Boy Letter (unless such Affiliated Lender is willing, in its sole discretion, to either (x) represent and warrant to the assigning Lender that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who elect not to receive such information) or (y) make a statement that such representation cannot be made);
(iii)    the assigning Lender and assignee Affiliated Lender shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E-2 hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;
(iv)        for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Commitments or Revolving Credit Loans to any Affiliated Lender; and
(v)    no Term Loan may be assigned to an Affiliated Lender (other than Holdings or any of its Subsidiaries) pursuant to this Section 11.07(d) if, after giving effect to such assignment, Affiliated Lenders (other than

Holdings or any of its Subsidiaries) in the aggregate would own Term Loans with a principal amount in excess of 25% of the principal amount of all Term Loans then outstanding;
and (II) to Holdings or any of its Subsidiaries through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures set forth in Exhibit K or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open market purchases on a non-pro rata basis in an aggregate amount that, as of any date, does not exceed, together with all such open market purchases prior to such date, 15% of the principal amount of all Term Loans then outstanding; provided, that:
(i)    in connection with assignments pursuant to clause (II)(x) above, Holdings or such Subsidiary shall make an offer to all Lenders to take Term Loans by assignment pursuant to procedures set forth in Exhibit K;
(ii)    upon the effectiveness of any such assignment, such Term Loans shall be retired, and shall be deemed cancelled and not outstanding for all purposes under this Agreement;
(iii)    no Default or Event of Default shall exist or be continuing;
(iv)    the Borrower must represent and warrant, at the time of the offer and at the time of the assignment, either (x) it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who elect not to receive such information) or (y) make a statement that such representation cannot be made; and
(v)    such purchases shall not be financed with the proceeds of a Revolving Credit Loan.
Affiliated Lenders will be subject to the restrictions specified in Section 11.20.
(e)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 (other than clause (f)) that affects such Participant. Subject to this Section 11.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections, including the documentation requirements of Section 3.01(e)) to the same extent as if it were a Lender and had acquired its participating interest by assignment pursuant to Section 11.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower and Holdings (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The

entries in the Participant Register shall be conclusive and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(f)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).
(g)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)    Resignation as L/C Issuer or Swing Line Lender After Assignment. Notwithstanding anything to the contrary contained herein, if at any time SunTrust Bank assigns all of its Revolving Credit Commitments and Revolving Credit Loans pursuant to Section 11.07(b), SunTrust Bank may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of SunTrust Bank as L/C Issuer or Swing Line Lender, as the case may be. If SunTrust Bank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If SunTrust Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to SunTrust Bank to effectively assume the obligations of SunTrust Bank with respect to such Letters of Credit.
(i)    Debt Fund Affiliates. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Debt Fund Affiliate through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures set forth in Exhibit K or (y) open market purchase on a non-pro rata basis. Notwithstanding anything in Section 11.01 or the definition of “Required Lenders” or “Required Tranche Term Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Debt Fund Affiliates, in the aggregate, may not account for more than 49% of the Term Loans, of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 11.01.
11.07.    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such

Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Lender of Additional Term Loans or any potential Lender of Additional Term Loans or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) was already or becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (iii) is independently developed by the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates so long as not based on Information obtained in a manner that would otherwise violate this provision or any other confidentiality obligation. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
The Schedules to this Agreement shall be provided to the Administrative Agent and may be viewed by any other Secured Party at the offices of the Administrative Agent upon request.
11.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or Holdings against any and all of the obligations of the Borrower or Holdings now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, and although such obligations of the Borrower or Holdings may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 11.09, if at any time any Lender, the L/C Issuer or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.
11.09.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Obligations hereunder.
11.10.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when the conditions specified in Section 4.01 have been satisfied. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12.    Severability. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of such Loan Document shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13.    Replacement of Lenders. If any Lender requests compensation under Section 3.04 or 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives any notice under Section 3.02, or a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Administrative Agent shall have received the assignment fee specified in Section 11.07(b);
(b)    such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances and, other than in the case of a Defaulting Lender, any premium thereon (assuming for this purpose that the Loans of such Lender were being prepaid) from the assignee and any amounts payable by the Borrower pursuant to Section 3.01, 3.04 or 3.05 from the Borrower (it being understood that the Assignment and Assumption relating to such assignment shall provide that any interest and fees that accrued prior to the effective date of the assignment shall be for the account of the replaced Lender and such amounts that accrue on and after the effective date of the assignment shall be for the account of the replacement Lender);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 11.14, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.14 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption and shall be recorded in the Register.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
11.14.    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH OF THE BORROWER AND HOLDINGS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH

OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR HOLDINGS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH OF THE BORROWER AND HOLDINGS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arrangers, are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Lead Arrangers has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor the Lead Arrangers has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent and the Lead Arrangers and the other Lead Arranger(s) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.17.    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, that electronic signatures from Lenders (including assignees) delivered pursuant to Syndtrak procedures in effect on the Syndtrak site maintained by the Administrative Agent with respect to the Facilities as of the Closing Date shall be acceptable to the Administrative Agent. For the avoidance of doubt, delivery of an executed counterpart of a signature page by facsimile or other electronic imaging means (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart, and shall not be considered an electronic signature.
11.18.    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
11.19.    Affiliated Lenders.
(a)    Subject to clause (b) below, each Lender who is the Sponsor or an Affiliate of the Sponsor (other than a Debt Fund Affiliate) (an “Affiliated Lender”), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action described in clause (a), (b) or (c) of the first proviso of Section 11.01 or that adversely affects such Affiliated Lender in any material respect as compared to other Lenders, the Term Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote. Subject to clause (b) below, the Borrower and each Affiliated Lender hereby agrees that if a case under Title 11 of the United States Code is commenced against the Borrower, the Borrower, with respect to any plan of reorganization that does not adversely affect any Affiliated Lender in any material respect as compared to other Lenders, shall seek (and each Affiliated Lender shall consent) to designate the vote of any Affiliated Lender and the vote of any Affiliated Lender with respect to any such plan of reorganization of the Borrower or any Affiliate of the Borrower shall not be counted. Subject to clause (b)(iii) below, each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).

(b)    Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.
11.20.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(i)    the effects of any Bail-In Action on any such liability, including, if applicable:
(ii)    a reduction in full or in part or cancellation of any such liability;
(iii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iv)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
AMERICAN RENAL HOLDINGS INC.
By: /s/ Joseph Carlucci
Name: Joseph A. Carlucci
Title: Chief Executive Officer

AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC
By: /s/ Joseph Carlucci
Name: Joseph A. Carlucci
Title: Manager
SUNTRUST BANK, as Administrative Agent
By: /s/ Philip VanFossan
Name: Philip VanFossan
Title: Vice President
SUNTRUST BANK, as a Lender, L/C Issuer and Swing Line Lender
By: /s/ Philip VanFossan
Name: Philip VanFossan
Title: Vice President
BANK OF AMERICA, N.A., as a Lender
By: /s/ David H. Strickert
Name: David H. Strickert
Title: Managing Director
WELLS FARGO BANK, NATIONAL ASSOCIATION LLC, as a Lender
By: /s/ Darin Mullis
Name: Darin Mullis
Title: Director
BARCLAYS BANK PLC, as a Lender
By: /s/ Christopher Aitkin
Name: Christopher Aitkin
Title: Assistant Vice President
JPMORGAN CHASE BANK N.A., as a Lender
By: /s/ Dawn Lee Lum
Name: Dawn Lee Lum
Title: Executive Director

American Renal Holdings, Inc.
Schedules to the 2017 Credit Agreement

Schedule 2.01
Commitments and Applicable Percentages

Lender	Term B Commitment	Applicable Percentage
SunTrust Bank	$440,000,000 less aggregate amount of Cashless Rollover Amounts	100.000000000% less percentage attributable to aggregate amount of Cashless Rollover Amounts
Cashless Rollover Lenders	Cashless Rollover Amounts	Percentage attributable to Cashless Rollover Amounts
Total	$440,000,000	100.000000000%

Lender	Revolving Credit Commitment	Applicable Percentage
SunTrust Bank	$27,500,000	27.500000000%
Bank of America, N.A.	$32,500,000	32.500000000%
Wells Fargo Bank, National Association LLC	$15,000,000	15.000000000%
Barclays Bank PLC	$12,500,000	12.500000000%
JPMorgan Chase Bank, N.A.	$12,500,000	12.500000000%
Total	$100,000,000	100.000000000%

Schedule 5.03
Certain Authorizations
UCC-1 Filings

Type of Filing	Entity	Jurisdictions
UCC-1 Financing Statement	American Renal Holdings Intermediate Company, LLC	Delaware Secretary of State
UCC-1 Financing Statement	American Renal Holdings Inc.	Delaware Secretary of State
UCC-1 Financing Statement	American Renal Associates LLC	Delaware Secretary of State
UCC-1 Financing Statement	American Renal Management LLC	Delaware Secretary of State
UCC-1 Financing Statement	AKC Holding LLC	Delaware Secretary of State
UCC-1 Financing Statement	JKC Holding LLC	Delaware Secretary of State
UCC-1 Financing Statement	ARA-Boca Raton Holding LLC	Delaware Secretary of State
UCC-1 Financing Statement	ARA-Ohio Holdings LLC	Delaware Secretary of State
UCC-1 Financing Statement	ARA-Rhode Island Dialysis II LLC	Delaware Secretary of State
UCC-1 Financing Statement	Texas-ARA LLC	Delaware Secretary of State
UCC-1 Financing Statement	American Renal Texas L.P.	Texas Secretary of State

Intellectual Property Filings

Entity	Jurisdictions
American Renal Associates LLC	United States Patent and Trademark Office
American Renal Associates LLC	United States Copyright Office
Schedule 5.06
Litigation

Any matters described on the Parent’s 2016 Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or on the Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 in each case under the section entitled “Legal Proceedings”.

Schedule 5.07(b)
Liens
(i) None.
(ii)

Debtor	Stated Maximum Principal Amount of Line of Credit	Secured Party	UCC Filing Jurisdiction	Filing Type	Collateral

American Universal, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
American Universal - Hockessin, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Ameri-Tech Kidney Center-Arlington, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Ameri-Tech Kidney Center-Bedford, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–Adelphi LLC	$75,000*	American Renal Associates LLC	MD	UCC-1	All Assets.
ARA-Augusta, LLC	$75,000*	American Renal Associates LLC	GA	UCC-1	All Assets.
ARA–Aventura LLC	$75,000*	American Renal Associates LLC	FL	UCC-1	All Assets.
ARA–Boca Raton Dialysis LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–Chillicothe Dialysis LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–Columbus LLC	$75,000*	American Renal Associates LLC	OH	UCC-1	All Assets.
ARA–Cranston Dialysis LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–Crystal Lake Dialysis LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA-Daytona Beach Dialysis LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA Dialysis Unit at Ohio Valley Hospital, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–East Providence Dialysis LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–Fall River Diaysis LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA-Forest Park Dialysis LLC	$300,000*	American Renal Associates LLC	VA	UCC-1	All Assets.
ARA–Hazleton LLC	$75,000*	American Renal Associates LLC	PA	UCC-1	All Assets.
ARA-Jackson Dialysis, LLC	300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–Johnston Dialysis LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–Kittanning Dialysis LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA-Ludlow Dialysis, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–Mechanicsville Dialysis LLC	$75,000*	American Renal Associates LLC	VA	UCC-1	All Assets.
ARA-Milwaukee Dialysis LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA-Naples Dialysis Center LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.

ARA-Naples South Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA-Newcastle Dialysis LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–Orange Park LLC	$75,000*	American Renal Associates LLC	FL	UCC-1	All Assets.
ARA–Pawtucket Dialysis LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–Piketon Dialysis LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–Providence Dialysis LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–Richmond Dialysis LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–South Barrington Dialysis LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–South Laburnum Dialysis LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–Springfield Dialysis LLC	$75,000*	American Renal Associates LLC	MA	UCC-1	All Assets.
ARA-Sun City Dialysis LLC	$300,000*	American Renal Associates LLC	FL	UCC-1	All Assets.
ARA–Tiverton Dialysis LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
ARA–West Jacksonville LLC	$75,000*	American Renal Associates LLC	FL	UCC-1	All Assets.
ARA–Yuba City Dialysis LLC	$75,000*	American Renal Associates LLC	CA	UCC-1	All Assets.
Arlington Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Associates of Fulton County LLC	$75,000*	American Renal Associates LLC	NY	UCC-1	All Assets.
Athens Renal Center, LLC	$300,000*	American Renal Associates LLC	DE; GA	UCC-1	All Assets.
Atlantic Kidney Center LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Bay City Dialysis Center, LLC	$500,000*	American Renal Associates LLC	TX	UCC-1	All Assets.
Beaumont – ARA Dialysis L.L.P.	$75,000*	American Renal Associates LLC	TX	UCC-1	All Assets.
Belle Glade Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Big Lake Kidney Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Boardman Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Bradenton Dialysis Center LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Brazoria County Dialysis, L.L.P.	$300,000*	American Renal Associates LLC	TX	UCC-1	All Assets.
Brockton Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Brockton Heathcare Clinic, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Butler – ARA, LLC	$75,000*	American Renal Associates LLC	PA	UCC-1	All Assets.
Cape Coral Kidney Center, LLC	$1,682,675	American Renal Associates LLC	DE	UCC-1	All Assets.
Cape Coral Kidney Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Capitol Dialysis, LLC	$75,000*	American Renal Associates LLC	DC	UCC-1	All Assets.
Carolina Dialysis LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Central Kittanning Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.

Champion Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Clarion Dialysis Center, LLC	$75,000	American Renal Associates LLC	DE	UCC-1	All Assets.
Clermont Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Clewiston Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Clifton Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Clinton Dialysis Clinic, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Complete Dialysis Care, LLC	$400,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Comprehensive Dialysis Care, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Continental Dialysis Care Center, LLC	1,749,768	American Renal Associates LLC	DE	UCC-1	All Assets.
Dearborn Kidney Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Detroit Kidney Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Delray Beach Dialysis Center LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Dialysis Care Center of Palm Coast LLC	$500,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Dialysis Center of Forsyth, LLC	$75,000	American Renal Associates LLC	DE	UCC-1	All Assets.
Dialysis Center of Macon, LLC	$500,000*	American Renal Associates LLC	De	UCC-1	All Assets.
Dialysis Center of Milledgeville, LLC	$600,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Dialysis Center of Wakefield LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Dialysis Center of West Orange, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Dialysis Center of West Warwick LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Dialysis Center of Westerly LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Dialysis Center of Western Massachusetts LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Dialysis Center of Woonsocket LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Dialysis Services of London, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Dialysis Services of Pineville, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Dialysis Services of Porterville, LLC	$400,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Dublin Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Ellicott City Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Ellicott Kidney Center LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Elizabethtown Center, LLC	$300,000*	American Renal Associates LLC	NY	UCC-1	All Assets.
Estrella Mountain Dialysis, LLC	$400,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Fairfield Kidney Center LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Fall River Kidney Center LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Florida Dialysis Center of Celebration, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.

Florida Dialysis Center of Haines City, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Fort Lauderdale Renal Dialysis, LLC	$350,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Fort Myers Kidney Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Fresno South Dialysis Center, LLC	$300,000	American Renal Associates LLC	DE	UCC-1	All Assets.
Gateway St. Louis Dialysis, LLC	$750,000	American Renal Associates LLC	DE	UCC-1	All Assets.
Georgia Dialysis Centers, LLC	$1,500,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Goldtree Kidney Center LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Grand Prairie Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Grapevine Kidney Center LLC	$75,000*	American Renal Associates LLC	TX	UCC-1	All Assets.
Greater Irving I Regional Dialysis Center, LLC d/b/a Green Oaks Dialysis Center	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Greater Irving II Regional Dialysis Center, LLC d/b/a Kessler Park Regional Dialysis Center	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Great Falls Dialysis, LLC (Paterson)	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Greenacres Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Greenville Dialysis Clinic, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Grovetown Dialysis Clinic, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Grovetown Dialysis Clinic, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Hammond Dialysis Clinic, LLC	$75,000.00	American Renal Associates LLC	DE	UCC-1	All Assets.
Harriman Partners, LLC	$300,000*	American Renal Associates LLC	NY	UCC-1	All Assets.
Hawthorn Kidney Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Hawthorn Kidney Center- Wareham, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Hephzibah Dialysis Clinic, LLC	$500,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Herald Square Dialysis, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Heritage Dialysis Center LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Hilliard Dialysis Center LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Hollywood Dialysis, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Howard University Dialysis Center LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Jacksonville Acute Dialysis Services, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Jasper – ARA Dialysis L.L.P.	$75,000*	American Renal Associates LLC	TX	UCC-1	All Assets.
Jupiter Kidney Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Keowee Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Kerman Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.

Kidney Care Center of Zanesville Ohio, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Kidney Care Centers of Cambridge Ohio LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Kidney Care Centers of Coshocton Ohio LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Kidney Center of Arvada LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Kidney Center of Bear Creek, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Kidney Center of Bexley, LLC	$300,000*	American Renal Associates LLC	OH	UCC-1	All Assets.
Kideny Center of Dacono, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Kidney Center of Lafayette LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Kidney Center of Lakewood LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Kidney Center of Longmont LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Kidney Center of North Denver, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Kidney Center of Tradition, LLC	$1,113,183	American Renal Associates LLC	DE	UCC-1	All Assets.
Kidney Center of Tradition, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Kidney Center of the Rockies, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Kidney Center of Whitehall, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Kidney Center of Westminster LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Lake Gray Dialysis Center, LLC	$1,706,140	American Renal Associates LLC	DE	UCC-1	All Assets.
Lake Gray Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Lake Oconee Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Lehigh Acres Dialysis Center, LLC	$75,000*	American Renal Associates LLC	FL	UCC-1	All Assets.
Lewis-Clark Kidney Center LLC	$800,000*	American Renal Associates LLC	ID	UCC-1	All Assets.
Lincoln Park Kidney Center, LLC	$75,000	American Renal Associates LLC	DE	UCC-1	All Assets.
Louisville Dialysis Clinic, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Macon Eastside Dialysis Center, LLC	$75,000	American Renal Associates LLC	DE	UCC-1	All Assets.
Macon Southside Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Massena Center, LLC	$75,000*	American Renal Associates LLC	NY	UCC-1	All Assets.
Matagorda Dialysis Care, LLC	$500,000*	American Renal Associates LLC	TX	UCC-1	All Assets.
McHenry Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Metro St. Louis Dilaysis – Florissant, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Miami – ARA LLC	$75,000*	American Renal Associates LLC	FL	UCC-1	All Assets.
Miami Regional Dialysis Center West, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Middleburg Dialysis LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Mohawk Valley Dialysis Center, Inc.	$300,000*	American Renal Associates LLC	NY	UCC-1	All Assets.

Nephrology Center of Detroit, LLC	$400,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Nephrology Center of Eastpointe, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
New Orleans Kidney Center LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
North Arlington Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Northwest Jacksonville Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Oakland Dialysis Center, LLC	$1,990,603	American Renal Associates LLC	DE	UCC-1	All Assets.
Oakland Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Oil City Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Okeechobee Kidney Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Palmetto Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Palm Springs Dialysis Center, LLC	$1,590,189	American Renal Associates LLC	DE	UCC-1	All Assets.
Palm Springs Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Parker Kidney Center, LLC	$200,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Plattsburgh Associates, LLC	$75,000*	American Renal Associates LLC	NY	UCC-1	All Assets.
Queens Associates, LLC	$75,000*	American Renal Associates LLC	NY	UCC-1	All Assets.
Renal North Texas Holdings, LLC	$150,000	American Renal Associates LLC	TX	UCC-1	All Assets.
Richmond Regional Dialysis, LLC	$75,000*	American Renal Associates LLC	VA	UCC-1	All Assets.
Schenectady Patners, LLC	$75,000*	American Renal Associates LLC	NY	UCC-1	All Assets.
Sebastian Dialysis Center, LLC	$1,462,158	American Renal Associates LLC	DE	UCC-1	All Assets.
Sebastian Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Seneca Dialysis Center LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
South Arlington Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Southwest Jacksonville Dialysis Center LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Space City Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Spartanburg Dialysis, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
St. Petersburg Kidney Care, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
St. Petersburg Kidney Care South, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Tarpon Springs Dialysis Center, LLC	$75,000	American Renal Associates LLC	DE	UCC-1	All Assets.
Taunton Healthcare Clinic, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
The Dialysis Center of Attleboro, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
The Dialysis Center of Gary, LLC	$3,153,700	American Renal Associates LLC	DE	UCC-1	All Assets.
The Dialysis Center of Gary, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
The Dialysis Center of Gary-Merrillville, LLC	$1,110,000	American Renal Associates LLC	DE	UCC-1	All Assets.

The Dialysis Center of Gary-Merrillville, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
The Dialysis Center of Hammond, LLC	$500,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
The Dialysis Center of Merrillville, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
The Dialysis Center of Munster, LLC	$75,000	American Renal Associates LLC	DE	UCC-1	All Assets.
The Dialysis Center of North Philadelphia, LLC	$1,300,000	American Renal Associates LLC	DE	UCC-1	All Assets.
The Dialysis Center of North Philadelphia, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
The Dialysis Center of Portage, LLC	$1,000,000	American Renal Associates LLC	DE	UCC-1	All Assets.
The Dialysis Center of Portage, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
The Dialysis Center of West Philadelphia, LLC	$400,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
The Dialysis Center of Schererville, LLC	$750,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
The Dialysis Center of Valparaiso, LLC	$75,000	American Renal Associates LLC	DE	UCC-1	All Assets.
The Dialysis Unit of Center City Philadelphia, LLC	$750,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
The Kidney Center of South Philadelphia, LLC	$600,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
The Kidney Center on Main, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Thornton Kidney Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Universal Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
University Kidney Center-Louisville, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
University Kidney Center Bluegrass LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
University Kidney Center Broadway LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
University Kidney Center Hikes Lane LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
University Kidney Center, LLC	$2,361,315*	American Renal Associates LLC	DE	UCC-1	All Assets.
University Kidney Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Utica Partners, LLC	$1,356,692*	American Renal Associates LLC	NY	UCC-1	All Assets.
Wallingford Dialysis Care LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Waltham Dialysis LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Warner Robins Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Warren Dialysis, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Waynesboro Dialysis Clinic, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Wellesley Dialysis, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Western Community Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Westhampton Regional Dialysis, LLC (Raceway)	$300,000*	American Renal Associates LLC	VA	UCC-1	All Assets.
Westminster Renal Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.

Wharton Dialysis Care, L.L.P.	$800,000*	American Renal Associates LLC	TX	UCC-1	All Assets.
Woodbridge Dialysis Center, LLC	$500,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Woodhaven Dialysis Center, LLC	$300,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Woodland Park Dialysis Center, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
Woodville Dialysis Center LLP	$300,000*	American Renal Associates LLC	TX	UCC-1	All Assets.
Youngstown-Warren Home Dialysis, LLC	$75,000*	American Renal Associates LLC	DE	UCC-1	All Assets.
* Denotes the stated maximum principal amount of revolving loan

Schedule 5.12
Subsidiaries
Loan Parties

Current Legal Entities Owned	Record Owner	Percent Owned
American Renal Holdings Intermediate Company, LLC	American Renal Associates Holdings, Inc.	100%
American Renal Associates LLC	American Renal Holdings Inc.	100%
American Renal Management LLC	American Renal Associates LLC	100%
AKC Holding LLC	American Renal Associates LLC	100%
JKC Holding LLC	American Renal Associates LLC	100%
ARA-Boca Raton Holding LLC	American Renal Associates LLC	100%
ARA-Ohio Holdings LLC	American Renal Associates LLC	100%
ARA-Rhode Island Dialysis II LLC	American Renal Associates LLC	100%
Texas-ARA LLC	American Renal Associates LLC	100%
American Renal Texas L.P.	Texas-ARA LLC (0.5%) American Renal Associates LLC (99.5%)	99.5% American Renal Associates LLC 0.5% Texas-ARA LLC

Non-Loan Parties

Current Legal Entities Owned	Record Owner	Percent Owned
American Renal Aviation, LLC	American Renal Holdings Inc.	100%
American Renal Practice Management, LLC	American Renal Holdings Inc.	100%
American Renal Texas II, L.P.	Texas-ARA LLC (0.5%) American Renal Associates LLC (99.5%)	99.5% American Renal Associates LLC 0.5% Texas-ARA LLC
Acute Dialysis Services-ARA LLC	American Renal Associates LLC	100%
American Renal Global Ventures, LLC	American Renal Patient Care Foundation, Inc.	100.0000%
American Renal Integrated Services of Colorado, LLC.	American Renal Associates LLC	100.0000%
American Renal Integrated Services of New England, LLC.	American Renal Associates LLC	100.0000%
Acute Dialysis Services-ARA LLC	American Renal Associates LLC	100.0000%
American Renal Patient Care Foundation, Inc.	American Renal Associates LLC	100.0000%
American Universal, LLC	American Renal Associates LLC	51.0000%
American Universal-Hockessin, LLC	American Renal Associates LLC	51.0000%
Ameri-Tech Kidney Center- Arlington, LLC.	American Renal Associates LLC	51.0000%
Ameri-Tech Kidney Center- Bedford, LLC.	American Renal Associates LLC	51.0000%
ARA - Ludlow Dialysis, LLC	American Renal Associates LLC	51.0000%
ARA Dialysis Unit at Ohio Valley Hospital, LLC	American Renal Associates LLC	51.0000%
ARA-ADELPHI LLC	American Renal Associates LLC	51.0000%
ARA-Augusta Clinic LLC	ARA-Augusta, LLC	100.0000%
ARA-Augusta, LLC	American Renal Associates LLC	51.0000%
ARA-Aventura LLC	American Renal Associates LLC	60.0000%
ARA-Bexley LLC	ARA-Columbus, LLC	100.0000%
ARA-Boca Raton Dialysis LLC	ARA-Boca Raton Holding LLC	51.0000%
ARA-Chillicothe Dialysis, LLC	ARA-South Central Ohio LLC	100.0000%
ARA-Columbus, LLC	American Renal Associates LLC	60.0000%
ARA-Cranston Dialysis LLC	American Renal Associates LLC	51.0000%
ARA-Crystal Lake Dialysis LLC	ARA-N.W. Chicago LLC	100.0000%
ARA-Daytona Beach Dialysis LLC	American Renal Associates LLC	60.0000%
ARA-East Providence Dialysis LLC	American Renal Associates LLC	51.0000%
ARA-Fall River Dialysis LLC	American Renal Associates LLC	51.0000%
ARA-Forest Park Dialysis LLC	American Renal Associates LLC	60.0000%
ARA-Hazleton LLC	American Renal Associates LLC	60.0000%
ARA-Holyoke Dialysis LLC	American Renal Associates LLC	51.0000%
ARA-Jackson Dialysis LLC	ARA-South Central Ohio LLC	100.0000%
ARA-Johnston Dialysis LLC	American Renal Associates LLC	54.5375%
ARA-Kittanning Dialysis LLC	American Renal Associates LLC	51.0000%
ARA-Mechanicsville Dialysis LLC	American Renal Associates LLC	40.0000%
ARA-Milwaukee Dialysis LLC	American Renal Associates LLC	51.0000%
ARA-N.W. Chicago LLC	American Renal Associates LLC	51.0000%
ARA-Naples Dialysis Center LLC	American Renal Associates LLC	51.0000%
ARA-Naples South Dialysis Center LLC	American Renal Associates LLC	51.0000%
ARA-New Castle Dialysis LLC	American Renal Associates LLC	51.0000%
ARA-North Columbus Dialysis LLC	ARA-Columbus, LLC	100.0000%
ARA-Orange Park LLC	American Renal Associates LLC	56.5000%
ARA-Pawtucket Dialysis LLC	American Renal Associates LLC	82.5000%
ARA-Piketon Dialysis LLC	ARA-South Central Ohio LLC	100.0000%
ARA-Providence Dialysis LLC	American Renal Associates LLC	91.5000%
ARA-Richmond Dialysis LLC	American Renal Associates LLC	75.0000%
ARA-Sebring Dialysis LLC	American Renal Associates LLC	51.0000%
ARA-South Augusta Clinic LLC	ARA-Augusta, LLC	100.0000%
ARA-South Barrington Dialysis LLC	ARA-N.W. Chicago LLC	100.0000%
ARA-South Central Ohio, LLC	American Renal Associates LLC	51.0000%
ARA-South Columbus Dialysis LLC	ARA-Columbus, LLC	100.0000%
ARA-South Laburnum Dialysis LLC	American Renal Associates LLC	51.0000%
ARA-Springfield Dialysis LLC	American Renal Associates LLC	51.0000%
ARA-Sun City Dialysis LLC	American Renal Associates LLC	60.0000%
ARA-Titusville Dialysis LLC	American Renal Associates LLC	60.0000%
ARA-Tiverton Dialysis LLC	American Renal Associates LLC	75.5000%
ARA-West Jacksonville LLC	American Renal Associates LLC	51.0000%
ARA-Yuba City Dialysis LLC	American Renal Associates LLC	60.0000%
Arlington Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Associates of Fulton County, LLC	American Renal Associates LLC	51.0000%
Athens Renal Center, LLC	American Renal Associates LLC	51.0000%
Atlantic Kidney Center LLC	AKC Holding LLC	51.0000%
Auburn Health, LLC	American Renal Associates LLC	100.0000%
Augusta Acute Dialysis Services, LLC	American Renal Associates LLC	100.0000%
Baldwin Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Bay City Dialysis Center, LLP	American Renal Texas, L.P.	77.0000%
Beaumont-ARA Dialysis LLP	American Renal Texas, L.P.	78.0000%
Belle Glade Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Bensalem Dialysis Center LLC	American Renal Associates LLC	51.0000%
Big Lake Kidney Center LLC	American Renal Associates LLC	51.0000%
Boardman Dialysis Center LLC	American Renal Associates LLC	51.0000%
Bradenton Dialysis Center LLC	American Renal Associates LLC	51.0000%
Brazoria County Dialysis, L.L.P.	American Renal Texas, L.P.	62.0000%
Bristol Dialysis LLC	American Renal Associates LLC	51.0000%
Brockton Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Brockton Healthcare Clinic, LLC	American Renal Associates LLC	51.0000%
Butler-ARA, LLC	American Renal Associates LLC	60.0000%
Cape Coral Kidney Center, LLC	American Renal Associates LLC	51.0000%
Capitol Dialysis, LLC	American Renal Associates LLC	80.0000%
Carolina Dialysis LLC	American Renal Associates LLC	51.0000%
Carrollton Regional Dialysis Center, LLC	Renal North Texas Holdings, LLC	100.0000%
Central Columbia Kidney Center, LLC	American Renal Associates LLC	52.0000%
Central Kittanning Dialysis Center LLC	American Renal Associates LLC	51.0000%
Champion Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Clarion Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Clermont Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Clewiston Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Clifton Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Clinton Dialysis Clinic, LLC	American Renal Associates LLC	51.0000%
Columbia Northeast Kidney Center, LLC	American Renal Associates LLC	60.0000%
Complete Dialysis Care, LLC	American Renal Associates LLC	51.0000%
Comprehensive Dialysis Care, LLC	American Renal Associates LLC	62.0000%
Continental Dialysis Care Center, LLC	American Renal Associates LLC	58.0000%
Dearborn Kidney Center, LLC	American Renal Associates LLC	51.0000%
Delano Kidney Center, LLC	American Renal Associates LLC	51.0000%
Delray Beach Dialysis Center LLC	American Renal Associates LLC	58.5000%
Dentsville Kidney Center, LLC	American Renal Associates LLC	51.0000%
Desoto Regional Dialysis Center LLC	Renal North Texas Holdings, LLC	100.0000%
Detroit Kidney Center, LLC	American Renal Associates LLC	51.0000%
Dialysis Care Center of Palm Coast LLC	American Renal Associates LLC	51.0000%
Dialysis Center of Forsyth, LLC	American Renal Associates LLC	51.0000%
Dialysis Center of Hendricks County-Danville, LLC	American Renal Associates LLC	51.0000%
Dialysis Center of Macon, LLC	American Renal Associates LLC	51.0000%
Dialysis Center of Milledgeville, LLC	American Renal Associates LLC	51.0000%
Dialysis Center of Mountainside, LLC	American Renal Associates LLC	51.0000%
Dialysis Center of Porterville, LLC	American Renal Associates LLC	51.0000%
Dialysis Center of South Milledgeville, LLC	American Renal Associates LLC	100.0000%
Dialysis Center of Wakefield LLC	American Renal Associates LLC	54.5750%
Dialysis Center of West Orange LLC	American Renal Associates LLC	51.0000%
Dialysis Center of West Warwick LLC	American Renal Associates LLC	51.0000%
Dialysis Center of Westerly LLC	American Renal Associates LLC	51.0000%
Dialysis Center of Western Massachusetts LLC	American Renal Associates LLC	51.0000%
Dialysis Center of Woonsocket LLC	American Renal Associates LLC	51.0000%
Dialysis Services of London, LLC	American Renal Associates LLC	51.0000%
Dialysis Services of Pineville, LLC	American Renal Associates LLC	51.0000%
Dover Universal, LLC	American Renal Associates LLC	50.1000%
Dublin Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Elizabethtown Center, LLC	American Renal Associates LLC	51.0000%
Ellicott City Dialysis Center LLC	American Renal Associates LLC	51.0000%
Ellicott Kidney Center, LLC	American Renal Associates LLC	51.0000%
Estrella Mountain Dialysis, LLC	American Renal Associates LLC	51.0000%
Fairfield Kidney Center LLC	American Renal Associates LLC	51.0000%
Fall River Kidney Center, LLC.	American Renal Associates LLC	51.0000%
Florida Dialysis Center of Celebration, LLC	American Renal Associates LLC	51.0000%
Florida Dialysis Center of Haines City, LLC	American Renal Associates LLC	51.0000%
Florida Dialysis Center of Orlando, LLC	American Renal Associates LLC	61.0000%
Fort Lauderdale Renal Dialysis, LLC.	American Renal Associates LLC	80.0000%
Fort Myers Kidney Center, LLC	American Renal Associates LLC	51.0000%
Fort Valley Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Fresno South Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Gateway St. Louis Dialysis, LLC	American Renal Associates LLC	51.0000%
Georgia Dialysis Centers, LLC	American Renal Associates LLC	51.0000%
Goldtree Kidney Center LLC	American Renal Associates LLC	51.0000%
Grand Prairie Dialysis Center, LLC	American Renal Associates LLC	70.0000%
Grapevine Kidney Center, LLC	American Renal Associates LLC	75.5000%
Great Falls Dialysis, LLC.	American Renal Associates LLC	51.0000%
Greater Irving I Regional Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Greater Irving II Regional Dialysis Center, LLC.	American Renal Associates LLC	50.1000%
Greenacres Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Greenville Dialysis Clinic, LLC	American Renal Associates LLC	51.0000%
Grovetown Dialysis Clinic, LLC	American Renal Associates LLC	51.0000%
Hammond Dialysis Clinic, LLC	American Renal Associates LLC	51.0000%
Harriman Partners, LLC	American Renal Associates LLC	60.0000%
Hawthorn Kidney Center, LLC	American Renal Associates LLC	51.0000%
Hawthorn Kidney Center-Wareham, LLC	American Renal Associates LLC	51.0000%
Hephzibah Dialysis Clinic LLC	American Renal Associates LLC	51.0000%
Herald Square Dialysis, LLC	American Renal Associates LLC	51.0000%
Heritage Dialysis Center LLC	American Renal Associates LLC	51.0000%
Hilliard Dialysis Center LLC	American Renal Associates LLC	51.0000%
Hollywood Dialysis, LLC	American Renal Associates LLC	51.0000%
Howard University Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Irving Regional Dialysis Center LLC	Renal North Texas Holdings, LLC	100.0000%
Jacksonville Acute Dialysis Services LLC	American Renal Associates LLC	51.0000%
Jasper-ARA Dialysis L.L.P.	American Renal Texas, L.P.	51.0000%
Jupiter Kidney Center LLC	JKC Holding LLC	51.0000%
Keowee Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Kerman Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Kidney Care Centers of Cambridge Ohio, LLC	American Renal Associates LLC	51.0000%
Kidney Care Centers of Coshocton Ohio, LLC	American Renal Associates LLC	51.0000%
Kidney Care Centers of Zanesville Ohio, LLC	American Renal Associates LLC	51.0000%
Kidney Center of Arvada LLC	American Renal Associates LLC	51.0000%
Kidney Center of Bear Creek, LLC	American Renal Associates LLC	51.0000%
Kidney Center of Bexley, LLC	American Renal Associates LLC	51.0000%
Kidney Center of Boulder, LLC	American Renal Associates LLC	100.0000%
Kidney Center of Dacono, LLC	American Renal Associates LLC	51.0000%
Kidney Center of Lafayette LLC	American Renal Associates LLC	51.0000%
Kidney Center of Lakewood LLC	American Renal Associates LLC	51.0000%
Kidney Center of Longmont LLC	American Renal Associates LLC	51.0000%
Kidney Center of North Denver, LLC	American Renal Associates LLC	51.0000%
Kidney Center of the Rockies, LLC	American Renal Associates LLC	51.0000%
Kidney Center of Tradition, LLC	American Renal Associates LLC	51.0000%
Kidney Center of Westminster LLC	American Renal Associates LLC	51.0000%
Kidney Center of Whitehall, LLC	American Renal Associates LLC	51.0000%
Lake Gray Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Lake Oconee Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Langhorne Dialysis LLC	American Renal Associates LLC	51.0000%
Lehigh Acres Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Lewis-Clark Kidney Center, LLC	American Renal Associates LLC	51.0000%
Lexington Kidney Center, LLC	American Renal Associates LLC	51.0000%
Lincoln Park Kidney Center, LLC	American Renal Associates LLC	51.0000%
Louisville Dialysis Clinic, LLC	American Renal Associates LLC	51.0000%
Louisville Dialysis Clinic-Peachtree, LLC	Georgia Dialysis Centers, LLC	100.0000%
Macon Eastside Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Macon Southside Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Madera Kidney Center, LLC	American Renal Associates LLC	51.0000%
Mansfield Kidney Center, LLC	American Renal Associates LLC	70.0000%
Massena Center, LLC	American Renal Associates LLC	60.0000%
Matagorda Dialysis Care, LLP	American Renal Texas, L.P	51.0000%
McHenry Dialysis Center, LLC	ARA – N.W. Chicago, LLC	100.0000%
Metro St. Louis Dialysis - Florissant, LLC	American Renal Associates LLC	51.0000%
Miami Regional Dialysis Center West, LLC	American Renal Associates LLC	51.0000%
Miami-ARA LLC	American Renal Associates LLC	60.0000%
Mid-County Dialysis Clinic, LLC	American Renal Associates LLC	90.0000%
Middleborough Kidney Center, LLC	American Renal Associates LLC	51.0000%
Middleburg Dialysis LLC	American Renal Associates LLC	51.0000%
Middletown Universal, LLC	American Renal Associates LLC	50.1000%
Millen Dialysis Clinic, LLC	Georgia Dialysis Centers, LLC	100.0000%
MOHAWK VALLEY DIALYSIS CENTER, INC.	American Renal Associates LLC	51.0000%
Nephrology Center of Detroit, LLC	American Renal Associates LLC	51.0000%
Nephrology Center of Eastpointe, LLC	American Renal Associates LLC	51.0000%
New Orleans Kidney Center LLC	American Renal Associates LLC	51.0000%
North Arlington Dialysis Center, LLC	American Renal Associates LLC	51.0000%
North Augusta Dialysis Center, LLC	American Renal Associates LLC	51.0000%
North East Kidney Center, LLC	American Renal Associates LLC	100.0000%
North Main Kidney Center, LLC	American Renal Associates LLC	51.0000%
Northeast Philadelphia Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Northwest Jacksonville Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Oakland Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Oil City Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Okeechobee Kidney Center, LLC	American Renal Associates LLC	51.0000%
Palm Springs Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Palmetto Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Parker Kidney Center, LLC	American Renal Associates LLC	51.0000%
Phoenix Pediatric Dialysis Center LLC	American Renal Associates LLC	51.0000%
Pickaway Dialysis Center LLC	American Renal Associates LLC	51.0000%
Plattsburgh Associates, LLC	American Renal Associates LLC	51.0000%
Queens Associates, LLC	American Renal Associates LLC	51.0000%
Regional Dialysis Center of Lancaster LLC	Renal North Texas Holdings, LLC	100.0000%
Regional Dialysis Center of Mesquite LLC	Renal North Texas Holdings, LLC	100.0000%
Renal North Texas Holdings LLC	American Renal Associates LLC	27.5250%
Richmond Regional Dialysis, LLC	American Renal Associates LLC	51.0000%
Salisbury Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Sandersville Dialysis Clinic, LLC	Georgia Dialysis Centers, LLC	100.0000%
Schenectady Partners, LLC	American Renal Associates LLC	51.0000%
Sebastian Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Seneca Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Sherman Dialysis Center, LLC	American Renal Associates LLC	51.0000%
South Arlington Dialysis Center, LLC	American Renal Associates LLC	70.0000%
South Augusta Dialysis Clinic, LLC	ARA-Augusta, LLC	100.0000%
South Grand Prairie Dialysis Center, LLC	American Renal Associates LLC	100.0000%
Southwest Jacksonville Dialysis Center LLC	American Renal Associates LLC	51.0000%
Space City Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Spartanburg Dialysis, LLC	American Renal Associates LLC	51.0000%
St. Petersburg Kidney Care South, LLC	American Renal Associates LLC	51.0000%
St. Petersburg Kidney Care, LLC	American Renal Associates LLC	51.0000%
Swainsboro Dialysis Clinic, LLC	Georgia Dialysis Centers, LLC	100.0000%
SWEENY DIALYSIS CARE, LLP	American Renal Associates LLC	51.0000%
Tarpon Springs Dialysis, LLC	American Renal Associates LLC	51.0000%
Taunton Healthcare Clinic, LLC	American Renal Associates LLC	51.0000%
The Dialysis Center of Attleboro, LLC	American Renal Associates LLC	51.0000%
The Dialysis Center of East Chicago, LLC	American Renal Associates LLC	50.1000%
The Dialysis Center of Gary, LLC	American Renal Associates LLC	50.1000%
The Dialysis Center of Gary-Merrillville, LLC	American Renal Associates LLC	50.1000%
The Dialysis Center of Hammond, LLC	American Renal Associates LLC	50.1000%
The Dialysis Center of Merrillville, LLC	American Renal Associates LLC	50.1000%
The Dialysis Center of Munster, LLC	American Renal Associates LLC	50.1000%
The Dialysis Center of North Philadelphia, LLC	American Renal Associates LLC	51.0000%
The Dialysis Center of Portage, LLC	American Renal Associates LLC	50.1000%
The Dialysis Center of Schererville, LLC	American Renal Associates LLC	50.1000%
The Dialysis Center of Valparaiso, LLC	American Renal Associates LLC	50.1000%
The Dialysis Center of West Philadelphia, LLC	American Renal Associates LLC	51.0000%
The Dialysis Unit of Center City Philadelphia, LLC	American Renal Associates LLC	100.0000%
The Kidney Center of South Philadelphia, LLC	American Renal Associates LLC	51.0000%
The Kidney Center on Main, LLC	American Renal Associates LLC	51.0000%
Thornton Kidney Center, LLC	American Renal Associates LLC	51.0000%
Universal Dialysis Center, LLC	American Renal Associates LLC	63.1000%
University Kidney Center Bluegrass, LLC	American Renal Associates LLC	60.0000%
University Kidney Center Broadway, LLC	American Renal Associates LLC	60.0000%
University Kidney Center Hikes Lane, LLC	American Renal Associates LLC	60.0000%
University Kidney Center, LLC.	American Renal Associates LLC	70.0000%
University Kidney Center-Louisville, LLC	American Renal Associates LLC	60.0000%
Utica Partners, LLC	American Renal Associates LLC	51.0000%
Wallingford Dialysis Care, LLC	American Renal Associates LLC	51.0000%
Waltham Dialysis LLC	American Renal Associates LLC	51.0000%
Warner Robins Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Warren Dialysis Center LLC	American Renal Associates LLC	51.0000%
Waynesboro Dialysis Clinic, LLC	American Renal Associates LLC	51.0000%
Webster Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Wellesley Dialysis LLC	American Renal Associates LLC	51.0000%
Western Community Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Westhampton Regional Dialysis, LLC	American Renal Associates LLC	51.0000%
Westminster Renal Dialysis, LLC	American Renal Associates LLC	51.0000%
Wharton Dialysis Care, L.L.P.	American Renal Texas, L.P.	51.0000%
Woodbridge Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Woodhaven Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Woodland Park Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Woodville Dialysis Center, LLP	American Renal Texas, L.P	80.0000%
Worcester Dialysis Center, LLC	American Renal Associates LLC	51.0000%
Youngstown-Warren Home Dialysis, LLC	American Renal Associates LLC	51.0000%

Schedule 6.12
Guarantors

AKC Holding LLC
American Renal Associates LLC
American Renal Holdings Intermediate Company, LLC
American Renal Management LLC
American Renal Texas L.P.
ARA-Boca Raton Holding LLC
ARA-Ohio Holdings LLC
ARA-Rhode Island Dialysis II LLC
JKC Holding LLC
Texas-ARA LLC
Schedule 6.18
Post-Closing Deliverables
The Borrower shall, and shall cause each of its Restricted Subsidiaries to deliver such documents or take such actions referred to below, within the time periods specified below, as such dates may be extended by the Administrative Agent in its sole discretion and in each case, in form and substance reasonably satisfactory to the Administrative Agent:

1.
Intercompany Allonges. Within (30) days following the Closing Date (or such later date agreed to in writing by the Administrative Agent in its discretion), the Borrower shall deliver to the Administrative Agent the allonges listed on Schedule 7 to the Perfection Certificate.

2.
Insurance Certificates and Endorsements. Within (30) days following the Closing Date (or such later date agreed to in writing by the Administrative Agent in its discretion), the Borrower shall deliver to the Administrative Agent insurance certificates and endorsements which satisfy the requirements of Section 6.07 of the Credit Agreement.

3.
Control Agreements. Within (60) days following the Closing Date (or such later date agreed to in writing by the Administrative Agent in its discretion), the Borrower shall, and shall cause each of its Restricted Subsidiaries to deliver to the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent to the extent required by the Security Agreement, duly executed Control Agreements (as defined in the Security Agreement) with respect to each deposit, commodity and securities account listed on Schedule 10 to the Perfection Certificate, together with all consents from all banks and other financial institutions with which such deposit, commodity or securities accounts are maintained.

Schedule 7.02
Existing Indebtedness

			Principal Amount
			Oustanding as of
Restricted Subsidiary	Loan Type	Lender	May 31, 2017
American Universal, LLC	Term Loan	Term Loan Holdings LLC	$1,594,152.49
ARA Dialysis Unit at Ohio Valley Hospital, LLC	Term Loan	Term Loan Holdings LLC	$331,735.98
ARA-Daytona Beach Dialysis LLC	Term Loan	Term Loan Holdings LLC	$35,675.34
Arlington Dialysis Center, LLC	Term Loan	Term Loan Holdings LLC	$568,773.72
Atlantic Kidney Center LLC	Term Loan	Term Loan Holdings LLC	$649,383.96
Beaumont-ARA Dialysis, L.L.P.	Term Loan	Term Loan Holdings LLC	$118,908.53
Belle Glade Dialysis Center, LLC	Term Loan	Term Loan Holdings LLC	$495,216.68
Big Lake Kidney Center, LLC	Term Loan	Term Loan Holdings LLC	$84,029.30
Clewiston Dialysis Center, LLC	Term Loan	Term Loan Holdings LLC	$215,103.59
Complete Dialysis Care, LLC	Term Loan	Term Loan Holdings LLC	$889,140.17
Dearborn Kidney Center, LLC	Term Loan	Term Loan Holdings LLC	$712,683.57
Dialysis Services of Pineville, LLC	Term Loan	Term Loan Holdings LLC	$496,954.07
Ellicott City Dialysis Center, LLC	Term Loan	Term Loan Holdings LLC	$67,856.50
Ellicott Kidney Center LLC	Term Loan	Term Loan Holdings LLC	$344,215.55
Fort Lauderdale Renal Dialysis, LLC	Term Loan	Term Loan Holdings LLC	$13,124.92
Georgia Dialysis Centers, LLC	Term Loan	Term Loan Holdings LLC	$2,576,628.12
Great Falls Dialysis, LLC	Term Loan	Term Loan Holdings LLC	$117,331.75
Greenacres Dialysis Center, LLC	Term Loan	Term Loan Holdings LLC	$387,509.66
Hephzibah Dialysis Clinic, LLC	Term Loan	Term Loan Holdings LLC	$558,352.67
Lake Oconee Dialysis Center, LLC	Term Loan	Term Loan Holdings LLC	$718,603.57
Louisville Dialysis Clinic, LLC	Term Loan	Term Loan Holdings LLC	$303,244.75
Louisville Dialysis Clinic, LLC	Term Loan	Term Loan Holdings LLC	$653,276.21
Matagorda Dialysis Care, LLC	Term Loan	Term Loan Holdings LLC	$196,600.19
Nephrology Center of Detroit, LLC	Term Loan	Term Loan Holdings LLC	$148,518.68
New Orleans Kidney Center LLC	Term Loan	Term Loan Holdings LLC	$129,408.96
Seneca Dialysis Center LLC	Term Loan	Term Loan Holdings LLC	$363,530.22
University Kidney Center Bluegrass LLC	Term Loan	Term Loan Holdings LLC	$877,523.94
University Kidney Center Broadway LLC	Term Loan	Term Loan Holdings LLC	$861,890.08
University Kidney Center Hikes Lane LLC	Term Loan	Term Loan Holdings LLC	$799,105.72
Warner Robins Dialysis Center, LLC	Term Loan	Term Loan Holdings LLC	$923,790.28

Total - Term Loan Holdings LLC*			$16,232,269
			* Rounded to nearest dollar
Other Third Party Debt
Woodbridge Dialysis Center, LLC	Term Loan	ARA	$1,981,054.06
Kidney Center of North Denver, LLC	Term Loan	Bank of Oklahoma	$929,968.57
ARA-East Providence Dialysis LLC	Term Loan	BankRI	$997,683.14
ARA-Johnston Dialysis LLC	Term Loan	BankRI	$182,383.14
ARA-Johnston Dialysis LLC	Term Loan	BankRI	$53,750.00
ARA-Pawtucket Dialysis LLC	Term Loan	BankRI	$381,816.57
ARA-Tiverton Dialysis LLC	Term Loan	BankRI	$388,533.14
Dialysis Center of Wakefield, LLC	Term Loan	BankRI	$329,633.14
Dialysis Center of West Warwick LLC	Term Loan	BankRI	$459,831.40
Dialysis Center of West Warwick, LLC	Term Loan	BankRI	$211,163.96
Dialysis Center of West Warwick, LLC	Term Loan	BankRI	$97,466.61
Dialysis Center of Westerly, LLC	Term Loan	BankRI	$397,316.57
Dialysis Center of Woonsocket, LLC	Term Loan	BankRI	$257,949.74
Dialysis Center of Woonsocket, LLC	Term Loan	BankRI	$103,333.14
Fall River Kidney Center, LLC	Term Loan	BankRI	$111,999.82
Fall River Kidney Center, LLC	Term Loan	BankRI	$417,900.00
Fall River Kidney Center, LLC	Term Loan	BankRI	$91,733.39
The Dialysis Center of Attleboro, LLC	Term Loan	BankRI	$700,000.10
St. Petersburg Kidney Care South, LLC	Term Loan	BankUnited	$844,648.80
North Arlington Dialysis Center, LLC	Term Loan	BBVA Compass	$901,963.64
Wharton Dialysis Care, LLP	Term Loan	BBVA Compass Bank	$889,983.55
Champion Dialysis Center LLC	Term Loan	Chase	$914,123.53
Bay City Dialysis Center, LLP	Term Loan	Colorado Business Bank	$1,633,000.00
Brazoria County Dialysis, LLP	Term Loan	Colorado Business Bank	$866,333.67
Greater Irving I Regional Dialysis Center, LLC	Term Loan	Colorado Business Bank	$2,150,000.00
Greater Irving I Regional Dialysis Center, LLC	Revolver	Colorado Business Bank	$350,000.00
Greater Irving II Regional Dialysis Center, LLC	Term Loan	Colorado Business Bank	$2,200,000.00
Greater Irving II Regional Dialysis Center, LLC	Revolver	Colorado Business Bank	$350,000.00
Kidney Center of Arvada, LLC	Term Loan	Colorado Business Bank	$2,099,850.67
Kidney Center of Lafayette, LLC	Term Loan	Colorado Business Bank	$749,946.67
Kidney Center of Lakewood, LLC	Term Loan	Colorado Business Bank	$600,000.16
Kidney Center of Longmont, LLC	Term Loan	Colorado Business Bank	$1,200,000.08
Kidney Center of Westminster LLC	Term Loan	Colorado Business Bank	$1,649,882.49
Lehigh Acres Dialysis Center, LLC	Term Loan	Colorado Business Bank	$2,780,842.00
Renal North Texas Holdings, LLC	Term and Revolving Loan	Colorado Business Bank	$7,421,508.95
ARA-Ludlow Dialysis, LLC	Term Loan	Eastern Bank	$389,040.34
Brockton Dialysis Center, LLC	Term Loan	Eastern Bank	$229,410.00
Elizabethtown Center, LLC	Term Loan	Eastern Bank	$166,146.32
Heritage Dialysis Center, LLC	Term Loan	Eastern Bank	$116,712.02
Heritage Dialysis Center, LLC	Term Loan	Eastern Bank	$170,849.28
Plattsburgh Associates, LLC	Term Loan	Eastern Bank	$1,011,172.14
Plattsburgh Associates, LLC	Term Loan	Eastern Bank	$435,665.55
Wellesley Dialysis LLC	Term Loan	Eastern Bank	$237,104.12
Parker Kidney Center, LLC	Term Loan	First National Denver	$431,264.23
ARA-Augusta LLC	Term Loan	First-Citizens Bank & Trust Company	$201,615.14
ARA-South Augusta Clinic LLC	Term Loan	First-Citizens Bank & Trust Company	$201,615.14
ARA-Naples Dialysis Center LLC	Equipment Loan	GE Capital	$188,395.59
ARA-Mechanicsville Dialysis Center LLC	Equipment Loan	GE Capital	$226,688.46
ARA-Sun City Dialysis, LLC	Term Loan	GE Capital	$108,978.78
Bensalem Dialysis Center LLC	Equipment Loan	GE Capital	$216,647.16
Bradenton Dialysis Center LLC	Equipment Loan	GE Capital	$189,302.62
Goldtree Kidney Center LLC	Equipment Loan	GE Capital	$283,913.11
Jupiter Kidney Center LLC	Equipment Loan	GE Capital	$271,294.55
Florida Dilaysis Center of Orlando, LLC	Equipment Loan	GE Capital	$292,728.84
Langhorne Dialysis, LLC	Equipment Loan	GE Capital	$75,389.51
ARA-Jackson Dialysis, LLC	Term Loan	Huntington Bank	$254,383.32
Kidney Care Centers of Cambridge Ohio, LLC	Term Loan	Huntington Bank	$435,007.10
Kidney Care Centers of Cambridge Ohio, LLC	Term Loan	Huntington Bank	$822,501.00
Butler-ARA, LLC	Term Loan	Key Bank	$703,647.74
Central Kittanning Dialysis Center LLC	Term Loan	Key Bank	$357,517.30
Clarion Dialysis Center, LLC	Term Loan	Key Bank	$1,534,160.00
Oil City Dialysis Center, LLC	Term Loan	Key Bank	$1,784,789.00
Florida Dialysis Center of Celebration, LLC	Term Loan	Regions Bank	$727,690.68
Florida Dialysis Center of Haines City, LLC	Term Loan	Regions Bank	$839,403.78
St. Petersburg Kidney Care, LLC	Term Loan	Regions Bank	$13,359.84
St. Petersburg Kidney Care, LLC	Term Loan	Regions Bank	$16,223.18
ARA-Adelphi, LLC	Term Loan	Rockland Trust	$72,036.45
ARA-Daytona Beach Dialysis LLC	Term Loan	Rockland Trust	$77,372.51
ARA-Milwaukee Dialysis, LLC	Term Loan	Rockland Trust	$127,449.00
ARA-Newcastle Dialysis LLC	Term Loan	Rockland Trust	$71,830.94
Brockton Dialysis Center, LLC	Term Loan	Rockland Trust	$9,030.04
Brockton Healthcare Clinic, LLC	Term Loan	Rockland Trust	$54,181.07
Dialysis Center of Western Massachusetts LLC	Term Loan	Rockland Trust	$48,155.92
Langhorne Dialysis, LLC	Term Loan	Rockland Trust	$30,784.91
Taunton Healthcare Clinic, LLC	Term Loan	Rockland Trust	$4,515.22
Athens Renal Center, LLC	Term Loan	Signature Bank of GA	$767,141.86
Dialysis Center of Milledgeville LLC	Term Loan	State Bank & Trust	$1,069,097.57
Macon Southside Dialysis Center, LLC	Term Loan	State Bank & Trust	$492,614.73
American Universal-Hockessin, LLC	Term Loan	Sun Trust	$1,777,000.00
American Universal-Hockessin, LLC	Revolver	Sun Trust	$500,000.00
ARA-Aventura LLC	Term Loan	Sun Trust	$1,304,821.87
Associates of Fulton County, LLC	Term Loan	Sun Trust	$1,166,026.41
Associates of Fulton County, LLC	Revolver	Sun Trust	$200,000.00
Clermont Dialysis Center, LLC	Term Loan	Sun Trust	$1,622,000.00
Clifton Dialysis Center, LLC	Term Loan	Sun Trust	$1,532,533.98
Clifton Dialysis Center, LLC	Revolver	Sun Trust	$300,000.00
Clinton Dialysis Clinic, LLC	Term Loan	Sun Trust	$1,396,168.04
Clinton Dialysis Clinic, LLC	Revolver	Sun Trust	$151,000.00
Delano Kidney Center, LLC	Term Loan	Sun Trust	$2,030,000.00
Detroit Kidney Center, LLC	Term Loan	Sun Trust	$1,928,228.96
Detroit Kidney Center, LLC	Revolver	Sun Trust	$500,000.00
Grapevine Kidney Center, LLC	Term Loan	Sun Trust	$1,683,000.00
Grapevine Kidney Center, LLC	Revolver	Sun Trust	$300,000.00
Grovetown Dialysis Clinic, LLC	Term Loan	Sun Trust	$1,513,000.00
Hammond Dialysis Clinic, LLC	Term Loan	Sun Trust	$2,480,000.00
Harriman Partners, LLC	Term Loan	Sun Trust	$2,016,000.00
Herald Square Dialysis, LLC	Term Loan	Sun Trust	$1,587,921.35
Herald Square Dialysis, LLC	Revolver	Sun Trust	$500,000.00
Kidney Center of Dacono, LLC	Term Loan	Sun Trust	$1,794,000.00
Kidney Center of the Rockies, LLC	Term Loan	Sun Trust	$1,717,000.00
Kidney Center of Whitehall, LLC	Term Loan	Sun Trust	$1,311,841.29
Kidney Center of Whitehall, LLC	Revolver	Sun Trust	$300,000.00
Massena Center, LLC	Term Loan	Sun Trust	$718,165.37
Massena Center, LLC	Revolver	Sun Trust	$300,000.00
Nephrology Center of Eastpointe, LLC	Term Loan	Sun Trust	$1,847,139.91
Nephrology Center of Eastpointe, LLC	Revolver	Sun Trust	$300,000.00
Schenectady Partners, LLC	Term Loan	Sun Trust	$1,470,615.07
Schenectady Partners, LLC	Revolver	Sun Trust	$300,000.00
The Dialysis Center of Gary, LLC	Term Loan	Sun Trust	$3,245,000.00
The Dialysis Center of Gary-Merrillville, LLC	Term Loan	Sun Trust	$2,034,614.80
The Dialysis Center of Gary-Merrillville, LLC	Revolver	Sun Trust	$500,000.00
The Dialysis Center of Hammond, LLC	Term Loan	Sun Trust	$2,390,472.24
The Dialysis Center of Hammond, LLC	Revolver	Sun Trust	$500,000.00
The Dialysis Center of Munster, LLC	Term Loan	Sun Trust	$4,023,000.00
The Dialysis Center of North Philadelphia, LLC	Term Loan	Sun Trust	$2,233,135.16
The Dialysis Center of North Philadelphia, LLC	Revolver	Sun Trust	$500,000.00
The Dialysis Center of Portage, LLC	Term Loan	Sun Trust	$2,311,629.80
The Dialysis Center of Portage, LLC	Revolver	Sun Trust	$300,000.00
The Dialysis Center of Schererville, LLC	Term Loan	Sun Trust	$1,917,180.41
The Dialysis Center of Schererville, LLC	Revolver	Sun Trust	$500,000.00
The Dialysis Center of West Philadelphia, LLC	Term Loan	Sun Trust	$2,709,137.60
The Dialysis Center of West Philadelphia, LLC	Revolver	Sun Trust	$500,000.00
The Dialysis Unit of Center City Philadelphia, LLC	Term Loan	Sun Trust	$1,491,240.67
The Dialysis Unit of Center City Philadelphia, LLC	Revolver	Sun Trust	$300,000.00
The Kidney Center of South Philadelphia, LLC	Term Loan	Sun Trust	$1,583,482.48
The Kidney Center of South Philadelphia, LLC	Revolver	Sun Trust	$500,000.00
University Kidney Center-Louisville, LLC	Term Loan	Sun Trust	$1,410,424.90
University Kidney Center-Louisville, LLC	Term Loan	Sun Trust	$620,000.00
University Kidney Center-Louisville, LLC	Revolver	Sun Trust	$400,000.00
Wallingford Dialysis Care, LLC	Term Loan	Sun Trust	$1,531,000.00
Wallingford Dialysis Care, LLC	Revolver	Sun Trust	$425,000.00
Atlantic Kidney Center LLC	Equipment loan	Trinity	$31,428.83
Capitol Dialysis, LLC	Equipment loan	Trinity	$66,629.15
Miami-ARA LLC	Equipment Loan	Trinity	$47,144.81
Richmond Regional Dialysis, LLC	Term Loan	Union Bank	$1,285,443.00
ARA-Milwaukee Dialysis, LLC	Term Loan	Wells Fargo	$22,990.56
Dialysis Center of Porterville, LLC	Term Loan	Wells Fargo	$691,856.25
Dialysis Center of Western Massachusetts LLC	Term Loan	Wells Fargo	$258,558.72
Dialysis Center of West Orange, LLC	Term Loan	Wells Fargo	$578,142.10
Dialysis Center of West Orange, LLC	Term Loan	Wells Fargo	$305,604.95
Dialysis Services of London, LLC	Term Loan	Wells Fargo	$510,543.08
Fort Myers Kidney Center, LLC	Term Loan	Wells Fargo	$552,256.58
Greenville Dialysis Clinic, LLC	Term Loan	Wells Fargo	$153,035.33
Keowee Dialysis Center, LLC	Term Loan	Wells Fargo	$78,016.56
Kidney Care Centers of Coshocton Ohio, LLC	Term Loan	Wells Fargo	$125,566.07
McHenry Dialysis Center, LLC	Term Loan	Wells Fargo	$116,843.33
Mohawk Valley Dialysis Center, Inc.	Term Loan	Wells Fargo	$185,955.23
Nephrology Center of Detroit, LLC	Term Loan	Wells Fargo	$260,391.60
Palmetto Dialysis Center LLC	Term Loan	Wells Fargo	$86,930.17
Spartanburg Dialysis, LLC	Term Loan	Wells Fargo	$18,864.95
Westhampton Regional Dialysis, LLC	Term Loan	Wells Fargo	$152,554.42
Westminster Renal Dialysis, LLC d/b/a Kidney Center of Northridge	Term Loan	Wells Fargo	$475,213.59
Woodhaven Dialysis Center, LLC	Term Loan	Wells Fargo	$277,824.22
Woodhaven Dialysis Center, LLC	Term Loan	Wells Fargo	$215,222.24
Lewis-Clark Kidney Center, LLC	Term Loan	Zions Bank	$1,442,657.35

TOTAL - OTHER THIRD PARTY			$123,882,826 (rounded)
TOTAL THIRD PARTY DEBT			$140,115,095 (rounded)

Schedule 7.03
Existing Investments

None.
Schedule 7.08
Affiliate Transactions

Amended and Restated Stockholders Agreement dated June 28, 2010 by and among American Renal Associates Holdings, Inc. (f/k/a C.P. Atlas Holdings, Inc.), Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P. and the other holders of Shares (as defined therein), as further amended by Amendment No. 1 to the Amended and Restated Stockholders Agreement dated as of April 21, 2016.
Amended and Restated Registration Rights Agreement dated as of May 7, 2010 by and among American Renal Associates Holdings, Inc. (f/k/a C.P. Atlas Holdings, Inc.), Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P. and the other holders of Shares (as defined therein), as further amended by Amendment No. 1 to the Amended and Restated Stockholders Agreement dated as of April 21, 2016.

Schedule 11.02
Administrative Agent’s Office, Certain Addresses for Notices

To the Borrower:

American Renal Holdings Inc.
500 Cummings Center
Suite 6550
Beverly, MA 01915
Facsimile No. (978) 232-4060
Phone No.: (978) 522-3184
Attention: General Counsel

To Holdings:

American Renal Holdings Intermediate Company, LLC
500 Cummings Center
Suite 6550
Beverly, MA 01915
Facsimile No. (978) 232-4060
Phone No.: (978) 522-3184
Attention: General Counsel

To the Administrative Agent, L/C Issuer or Swing Line Lender:

3333 Peachtree Road NE, 7th Floor
Atlanta, Georgia 30326
Attention: American Renal Account Manager
Facsimile Number: (404) 926-5173

303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 495-2170

Administrative Agent’s Office:
3333 Peachtree Road NE, 7th Floor
Atlanta, Georgia 30326
Attention: American Renal Account Manager
Facsimile Number: (404) 926-5173

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date: ___________, _____

To:	SunTrust Bank, as Administrative Agent 3333 Peachtree Road NE, 7th Floor Mail Code: 30326 Atlanta, Georgia Attention: American Renal Account Manager Facsimile: (404) 926-5173
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of June 22, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SUNTRUST BANK, as Administrative Agent, Swing Line Lender and L/C Issuer.
The undersigned hereby requests (select one):
A Borrowing of [Revolving Credit][Term B][[Additional /Extended/Refinancing] Term] Loans
A conversion or continuation of [Revolving Credit][Term B][[Additional /Extended/Refinancing] Term] Loans
1.    On                          (a Business Day).
2.    In the amount of $
3.    Comprised of

                        [Type of Loan requested]
4.    For Eurodollar Rate Loans: with an Interest Period of      months.
[The Borrower hereby represents and warrants that the conditions specified in Section 4.02(a), Section 4.02(b) and, if applicable pursuant to such clause, Section 4.02(c) of the Agreement shall be satisfied on and as of the date of the Credit Extension.]
AMERICAN RENAL HOLDINGS INC.

By:
Name:
Title:

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
Date: ___________, _____

To:
SunTrust Bank, as Swing Line Lender
SunTrust Bank, as Administrative Agent
3333 Peachtree Road NE, 7th Floor
Mail Code: 30326
Atlanta, Georgia
Attention: American Renal Account Manager
Facsimile: (404) 926-5173

Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of June 22, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SUNTRUST BANK, as Administrative Agent, Swing Line Lender and L/C Issuer.
The undersigned hereby requests a Swing Line Loan:
1.    On                          (a Business Day).
2.    In the amount of $                .
The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.
The Borrower hereby represents and warrants that the conditions specified in Section 4.02(a), Section 4.02(b) and, if applicable pursuant to such clause, Section 4.02(c) of the Agreement shall be satisfied on and as of the date of the Swing Line Borrowing.

AMERICAN RENAL HOLDINGS INC.

By:
Name:
Title:

EXHIBIT C-1
FORM OF TERM B NOTE
[ ], 20[ ]
FOR VALUE RECEIVED, the undersigned, hereby promises to pay to ______________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term B Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 22, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SUNTRUST BANK, as Administrative Agent, Swing Line Lender and L/C Issuer.
The Borrower promises to pay interest on the unpaid principal amount of the Term B Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Term B Note is one of the Term B Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term B Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term B Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term B Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term B Note and endorse thereon the date, amount and maturity of its Term B Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term B Note.
THIS TERM B NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
AMERICAN RENAL HOLDINGS INC.
By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-2
FORM OF REVOLVING CREDIT NOTE
___________, ____
FOR VALUE RECEIVED, the undersigned, hereby promises to pay to ______________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 22, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SUNTRUST BANK, as Administrative Agent, Swing Line Lender and L/C Issuer.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.
THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

AMERICAN RENAL HOLDINGS INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: ________, ____

To:	SunTrust Bank, as Administrative Agent 3333 Peachtree Road NE, 7th Floor Atlanta, Georgia 30326 Attention: American Renal Account Manager Facsimile: (404) 926-5173
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of June 22, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SUNTRUST BANK, as Administrative Agent, Swing Line Lender and L/C Issuer.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ___________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such consolidated financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and financial condition of the Borrower during the accounting period covered by such financial statements.
3.    [select one:]
[To the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or--
[To the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4.    The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _________, ____.
AMERICAN RENAL HOLDINGS INC.

By:
Name:
Title:
For the Quarter/Year ended ___________________, ____ (“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 7.10 – Consolidated Net Leverage Ratio.

	A.	Consolidated Net Debt at Statement Date

1.
The aggregate principal amount of all obligations of the Borrower and its Restricted Subsidiaries for borrowed money outstanding as of such date determined on a consolidated basis on the Statement Date;  provided that, in the case of Indebtedness of any Qualified Subsidiary, the amount of such Indebtedness included in this clause (a) in each shall be limited to the greater of (x) the principal amount of such Indebtedness for which the Borrower or any Restricted Subsidiary (other than a Qualified Subsidiary) is liable as guarantor or other obligor and (y) the principal amount of such Indebtedness times the percentage of outstanding Equity Interests in such Qualified Subsidiary owned by the Borrower or a Restricted Subsidiary (other than a Qualified Subsidiary):
$______

2.
The aggregate principal amount of all obligations of the Borrower and its Restricted Subsidiaries evidenced by bonds, debentures, notes or similar instruments determined on a consolidated basis on the Statement Date; provided that, in the case of Indebtedness of any Qualified Subsidiary, the amount of such Indebtedness included in this clause (a) in each shall be limited to the greater of (x) the principal amount of such Indebtedness for which the Borrower or any Restricted Subsidiary (other than a Qualified Subsidiary) is liable as guarantor or other obligor and (y) the principal amount of such Indebtedness times the percentage of outstanding Equity Interests in such Qualified Subsidiary owned by the Borrower or a Restricted Subsidiary (other than a Qualified Subsidiary):
$______

3.
The aggregate principal amount of all Capitalized Leases of the Borrower and its Restricted Subsidiaries determined on a consolidated basis on the Statement Date; provided that, in the case of Indebtedness of any Qualified Subsidiary, the amount of such Indebtedness included in this clause (a) in each shall be limited to the greater of (x) the principal amount of such Indebtedness for which the Borrower or any Restricted Subsidiary (other than a Qualified Subsidiary) is liable as guarantor or other obligor and (y) the principal amount of such Indebtedness times the percentage of outstanding Equity Interests in such Qualified Subsidiary owned by the Borrower or a Restricted Subsidiary (other than a Qualified Subsidiary):
$______

		4.	The amount of unrestricted cash and Cash Equivalents held by the Borrower and the Subsidiary Guarantors on the Statement Date:	$______

5.
The amount of unrestricted cash and Cash Equivalents held on the Statement Date by any Restricted Subsidiary that is not a Subsidiary Guarantor, up to, the greater of (x) the aggregate principal amount of Indebtedness of such Restricted Subsidiary included in Lines I.A.1, 2 and 3 and (y) the amount of such unrestricted cash and Cash Equivalents of such Restricted Subsidiary times the percentage of outstanding Equity Interests in such Restricted Subsidiary owned by the Borrower or a Subsidiary Guarantor:
$______

		6.	Consolidated Net Debt (Lines I.A.1 + 2 + 3 - 4 -5):	$______

	B.	Consolidated EBITDA for the period of four full fiscal quarters for which internal financial statements are available immediately preceding the date above (“Measurement Period”), without duplication:

		1.	Consolidated Net Income for Measurement Period:

2.
Consolidated interest expense of the Borrower and its Restricted Subsidiaries for Measurement Period and, to the extent not reflected in such total interest expense, increased by payments made by the Borrower or any Restricted Subsidiary in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, minus any payments received in respect of such hedging obligations or other derivative instruments:
$______

3.
Consolidated tax expense of the Borrower and its Restricted Subsidiaries based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued for Measurement Period:
$______

		4.	All amounts attributable to depreciation and amortization expense of the Borrower and its Restricted Subsidiaries for Measurement Period:	$______

		5.	Any Non-Cash Charges of the Borrower and its Restricted Subsidiaries for Measurement Period:	$______

6.
Costs associated with the Transactions made or incurred by the Borrower and its Restricted Subsidiaries in connection with the Transactions for such period that are paid, accrued or reserved for within 365 days of the consummation of the Transactions for Measurement Period:
$______

7.
Without duplication of any Pro Forma Cost Savings, any restructuring charges (including restructuring costs related to acquisitions pursuant to Section 7.03(g) or (i) of the Agreement and to closure or consolidation of facilities) for Measurement Period:
$______

8.
Without duplication of any Pro Forma Cost Savings, any unusual or nonrecurring fees, unusual or nonrecurring cash charges and other unusual or nonrecurring cash expenses for such period (A) made or incurred by the Borrower and its Restricted Subsidiaries in connection with any Investment pursuant to Section 7.03(g) or (i) of the Agreement, including severance, relocation and facilities closing costs, including any earnout payments, whether or not accounted for as such, that are paid, accrued or reserved for within 365 days of such Investment, (B) incurred in connection with the issuance of Equity Interests or Indebtedness by the Borrower and its Restricted Subsidiaries or (C) arising out of any litigation (including derivative suits), inquiries, requests for information and other proceedings, including legal fees and costs incurred in connection therewith and any penalties or settlement payments in respect of any thereof:
$______

9.
Cash expenses incurred the Borrower and its Restricted Subsidiaries during such period in connection with an acquisition pursuant to Section 7.03(g) or (i) of the Agreement to the extent that such expenses are reimbursed in cash during such period pursuant to indemnification provisions of any agreement relating to such acquisition for Measurement Period:
$______

10.
Cash expenses incurred by the Borrower and its Restricted Subsidiaries during such period in connection with extraordinary casualty events to the extent such expenses are reimbursed in cash to the Borrower and its Restricted Subsidiaries by insurance during the Measurement Period:
$______

11.
an amount equal to (x) the net loss of any Qualified Subsidiary that suffers a net loss for the period that it has been in operation for less than twelve months times (y) the percentage of outstanding Equity Interests in such Qualified Subsidiary owned by the Borrower or a Restricted Subsidiary (other than a Qualified Subsidiary):
$______

12.
Any cash payments made by to the Borrower and its Restricted Subsidiaries during such period in respect of Non-Cash Charges described in Line I.B.5 taken in a prior period or taken in Measurement Period:
$______

13.
To the extent included in determining Consolidated Net Income, any non-cash items of income of the Borrower and its Restricted Subsidiaries for such period (other than the accrual of revenue or recording of receivables in the ordinary course of business) for Measurement Period:
$______

		14.	Consolidated EBITDA (Lines I.B.1 + 2 + 3 + 4 + 5 + 6 + 7 + +8 + 9 + 10 + 11 - 12 - 13):	$______

	C.	Consolidated Net Leverage Ratio (Line I.A.6 ÷ Line I.B.15):		____ to 1

		[Consolidated Net Leverage Ratio is in compliance with Section 7.10? Yes/No]		_______

EXHIBIT E-1
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: ______________________________
______________________________

2.	Assignee[s]: ______________________________
______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender][identify Debt Fund Affiliate]]

3.	Borrower(s): ______________________________

4.	Administrative Agent: SunTrust Bank, as the administrative agent under the Agreement
5.    Credit Agreement: Credit Agreement, dated as of June 22, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SUNTRUST BANK, as Administrative Agent, Swing Line Lender and L/C Issuer.

6.	Assigned Interest:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number

			$________________	$_________	____________%
			$________________	$_________	____________%
			$________________	$_________	____________%

[7.	Trade Date: __________________]
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By:
Name:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:
Name:
    Title:
[Consented to and] Accepted:
SUNTRUST BANK, as
Administrative Agent[[,] [and] Swing Line Lender [and L/C Issuer]]
By:
Name:
    Title:
[Consented to:]
By:
Name:
    Title:
ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Agreement, (ii) it meets all the requirements to be an assignee under Section 11.07(b)(iii), (v) and (vi), and if it is a Debt Fund Affiliate, Section 11.07(i) of the Agreement (subject to such consents, if any, as may be required under Section 11.07(b)(iii) of the Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) or 6.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-2
AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION
This Affiliated Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: ______________________________
______________________________

2.	Assignee[s]: ______________________________
______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s): ______________________________

4.	Administrative Agent: SunTrust Bank, as the administrative agent under the Agreement
5.    Credit Agreement: Credit Agreement, dated as of June 22, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SUNTRUST BANK, as Administrative Agent, Swing Line Lender and L/C Issuer.

6.	Assigned Interest:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number

			$________________	$_________	____________%
			$________________	$_________	____________%
			$________________	$_________	____________%

[7.	Trade Date: __________________]
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By:
Name:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:
Name:
    Title:
[Consented to and] Accepted:
SUNTRUST BANK, as
Administrative Agent
By:
Name:
    Title:

[Consented to:]
By:
Name:
    Title:
ANNEX 1 TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Agreement, (ii) it meets all the requirements to be an assignee under Section 11.07(b)(iii), (v), (vi) and Section 11.07(d) of the Agreement (subject to such consents, if any, as may be required under Section 11.07(b)(iii) of the Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) or 6.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) [[it cannot represent and warrant that] it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who elect not to receive such information)], (viii) after giving effect to this Assignment and Assumption, the Affiliated Lenders in the aggregate do not own Term Loans with a principal amount in excess of 25% of the principal amount of all Term Loans then outstanding, (ix) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F
FORM OF SUBSIDIARY GUARANTY
FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to AMERICAN RENAL HOLDINGS INC. (the “Borrower”) by SUNTRUST BANK (the “Administrative Agent”) and the other Secured Parties, the undersigned Guarantors (whether one or more the “Guarantor”, and if more than one jointly and severally) hereby furnish their guaranty of the Guaranteed Obligations (as hereinafter defined) as set forth below.
Reference is made to that certain Credit Agreement dated as of June 22, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, American Renal Holdings Intermediate Company LLC, (“Holdings”), SunTrust Bank, as Administrative Agent, Swing Line Lender and L/C Issuer and each lender from time to time party thereto (the “Lenders”). Capitalized terms used and not defined in this Subsidiary Guaranty (this “Guaranty”) (including, without limitation, the term “Secured Obligations”, as used in Section 1 and elsewhere herein) are used with the meanings assigned to such terms in the Credit Agreement.
11.21.    Guaranty and Keepwell. The Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Secured Obligations whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, and whether arising under the Credit Agreement or under any other Loan Document, or under any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Guarantor or the Borrower under the Debtor Relief Laws, and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations” (which, for the avoidance of doubt, shall not include the Excluded Swap Obligations (as defined below))). The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantor for the purpose of establishing the amount of the Guaranteed Obligations and conclusive absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense (other than a defense of payment in full of the Guaranteed Obligations) to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 1 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 1, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of this Guaranty in accordance with Section 7 hereof. Each Qualified ECP Guarantor intends that this Section 1 constitute, and this Section 1 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

As used herein, the following terms shall be defined as follows:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation is incurred or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

11.22.    No Setoff or Deductions; Taxes; Payments. The Guarantor shall make all payments hereunder in accordance with Section 3.01 of the Credit Agreement. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
11.23.    Rights of Lenders. The Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.
11.24.    Certain Waivers. The Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.
11.25.    Obligations Independent. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.
11.26.    Subrogation. The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty (other than obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) have been paid and performed in full in cash and the Commitments and the Facility are terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.
11.27.    Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty (other than obligations and liabilities under Secured Cash management Agreements and Secured Hedge Agreements) are paid in full in cash and the Commitments are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or the Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.
11.28.    Subordination. The Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Guarantor as subrogee of the Secured Parties or resulting from the Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations (other than obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements). If the Secured Parties so request, any such obligation or indebtedness of the Borrower to the Guarantor shall be enforced and performance received by the Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.
11.29.    Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Secured Parties.
11.30.    Expenses. The Guarantor shall pay all reasonable and invoiced out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable and invoiced fees, charges and disbursements of any one counsel for the Administrative Agent, any Lender or the L/C Issuer, taken as a whole, and, if necessary, of one local counsel in any jurisdiction and one regulatory counsel in any jurisdiction), in connection with the enforcement or protection of its rights under this Guaranty, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Lender in any proceeding any Debtor Relief Laws. The agreements in this paragraph shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Guaranty and the repayment, satisfaction or discharge of all the other Guaranteed Obligations.
11.31.    Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantor (with the consent of the Lenders or the Required Lenders if required under the Credit Agreement). No failure by Administrative Agent to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantor for the benefit of the Secured Parties or any term or provision thereof.
11.32.    Guarantor Supplements. Upon the execution and delivery by any Person of a Guaranty Supplement substantially in the form attached hereto as Exhibit A (a “Guarantor Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.
11.33.    Other Guarantors. To the extent that any Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loans and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors (taken together with the aggregate net worth of all other “Guarantors” (as such term is defined in the Credit Agreement) obligated with respect to the Guaranteed Obligations (the “Other Guarantors”)) at the date of enforcement is sought hereunder, then each Other Guarantor shall reimburse such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such Other Guarantors at the date enforcement hereunder is sought.
11.34.    Condition of Borrower. The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Guarantor requires, and that none of the Secured Parties has any duty, and the Guarantor is not relying on the Secured Parties at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).
11.35.    Setoff. If and to the extent any payment is not made when due hereunder, the Administrative Agent may setoff and charge from time to time any amount so due against any or all of the Guarantor’s accounts or deposits with the Administrative Agent.
11.36.    Representations and Warranties. Each of the representations set forth in Credit Agreement set forth in Sections 5.01, 5.02, 5.03 and 5.04 of the Credit Agreement, insofar as they relate directly to any Guarantor, are true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
11.37.    Indemnification and Survival. Without limitation on any other obligations of the Guarantor or remedies of the Administrative Agent under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Secured Parties from and against, and shall pay on demand, any and all damages, losses, liabilities and expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) that may be suffered or incurred by the Secured Parties in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
11.38.    GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
11.39.    SUBMISSION TO JURISDICTION. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
11.40.    WAIVER OF VENUE. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN SECTION 19. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
11.41.    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.42.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Executed as of the first date written above.
[NAME OF EACH GUARANTOR]
By:
Name:
Title:
Address:

Accepted and Agreed:

SUNTRUST BANK, as Administrative Agent

By:__________________________
Name:
Title:
EXHIBIT A
FORM OF GUARANTY SUPPLEMENT
[●], 20[●]
SunTrust Bank, as Administrative Agent
3333 Peachtree Road
Atlanta, GA 30326

Credit Agreement dated as of June 22, 2017, as amended, restated, extended, supplemented or otherwise modified in writing from time to time (the “Credit Agreement”), among AMERICAN RENAL HOLDINGS INC., a Delaware Corporation (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SUNTRUST BANK, as Administrative Agent, Swing Line Lender and L/C Issuer.

Ladies and Gentlemen:
Reference is made to the above-captioned Credit Agreement and to the Subsidiary Guaranty referred to therein (such Subsidiary Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement (the “Guaranty Supplement”), being the “Guaranty”). The capitalized terms defined in the Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
Section 1. Guaranty; Limitation of Liability. The undersigned hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Secured Obligations whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, and whether arising under the Credit Agreement or under any other Loan Document, or under any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Guarantor or the Borrower under the Debtor Relief Laws, and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”). The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
(b)    The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Guaranty, or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable Law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.
(c)    To the extent that any Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loans and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrowers) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors (taken together with the aggregate net worth of all other “Guarantors” (as such term is defined in the Credit Agreement) obligated with respect to the Guaranteed Obligations (the “Other Guarantors”)) at the date of enforcement is sought hereunder, then each Other Guarantor shall reimburse such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such Other Guarantors at the date enforcement hereunder is sought.
Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor and, if applicable, a Qualified ECP Guarantor by all of the terms and conditions of the Guaranty to the same extent as each other Guarantor thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Loan Party” or a “Guarantor” shall also mean and be a reference to the undersigned.
Section 3. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.
Section 4. Governing Law, Submission to Jurisdiction, etc.
(a) THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b) THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SUPPLEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY SUPPLEMENT AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c) THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT IN ANY COURT REFERRED TO IN SECTION 20. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY SUPPLEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY SUPPLEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Very truly yours,
[NAME OF ADDITIONAL GUARANTOR],
By:
Name:
Title:

Accepted and Agreed:

SUNTRUST BANK, as Administrative Agent

By:__________________________
Name:
Title:

EXHIBIT G
FORM OF SECURITY AGREEMENT

By
AMERICAN RENAL HOLDINGS INC.,
as Borrower
AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC,
as Holdings
and
THE OTHER GUARANTORS PARTY HERETO
and
SUNTRUST BANK,
as Administrative Agent
______________________
Dated as of June 22, 2017

TABLE OF CONTENTS
Page
PREAMBLE    1
RECITALS    1
AGREEMENT    2

ARTICLE I
`
DEARTICLE I

DEFINITIONS AND INTERPRETATION
SEFINITIONS AND INTERPRETATION
SECTION 1.1 Definitions    1
SECTION 1.2 Interpretation    1
ARTICLE II

GRANT OF SECURITY AND OBLIGATIONS
SECTION 2.1 Grant of Security Interest    1
SECTION 2.2 Filings    1
ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL
SECTION 3.1 Delivery of Certificated Securities Collateral    1
SECTION 3.2 Perfection of Uncertificated Securities Collateral    1
SECTION 3.3 Financing Statements and Other Filings; Maintenance of Perfected Security Interest    1
SECTION 3.4 Other Actions    1
SECTION 3.5 Joinder of Additional Guarantors    1
SECTION 3.6 Supplements; Further Assurances    1
ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS
SECTION 4.1 Title    1
SECTION 4.2 Validity of Security Interest    1
SECTION 4.3 Defense of Claims; Transferability of Pledged Collateral    1
SECTION 4.4 Other Financing Statements    1
SECTION 4.5 Location of Inventory and Equipment    1
SECTION 4.6 Due Authorization and Issuance    1
SECTION 4.7 Consents, etc    1
SECTION 4.8 Pledged Collateral    1
SECTION 4.9 Insurance    1
ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL
SECTION 5.1 Pledge of Additional Securities Collateral    1
SECTION 5.2 Voting Rights; Distributions; etc    1
SECTION 5.3 Certain Agreements of Pledgors as Issuers and Holders of Equity Interests    1
ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL
SECTION 6.1 Grant of Intellectual Property License    1
SECTION 6.2 Protection of Administrative Agent’s Security    1
SECTION 6.3 After-Acquired Property    1
SECTION 6.4 Litigation    1
SECTION 6.5 Permitted Disposal of Intellectual Property Collateral    1
ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES
SECTION 7.1 Maintenance of Records    1
SECTION 7.2 Legend    1
ARTICLE VIII

TRANSFERS
SECTION 8.1 Transfers of Pledged Collateral    1
ARTICLE IX

REMEDIES
SECTION 9.1 Remedies    1
SECTION 9.2 Notice of Sale    1
SECTION 9.3 Waiver of Notice and Claims    1
SECTION 9.4 Certain Sales of Pledged Collateral    1
SECTION 9.5 No Waiver; Cumulative Remedies    1
SECTION 9.6 Certain Additional Actions Regarding Intellectual Property    1
ARTICLE X

APPLICATION OF PROCEEDS
SECTION 10.1 Application of Proceeds    1
ARTICLE XI

MISCELLANEOUS
SECTION 11.1 Concerning Administrative Agent    1
SECTION 11.2 [Reserved]    1
SECTION 11.3 Administrative Agent May Perform; Administrative Agent Appointed Attorney-in-Fact    1
SECTION 11.4 Continuing Security Interest; Assignment    1
SECTION 11.5 Termination; Release    1
SECTION 11.6 Modification in Writing    1
SECTION 11.7 Notices    1
SECTION 11.8 Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial    1
SECTION 11.9 Severability of Provisions    1
SECTION 11.10 Execution in Counterparts    1
SECTION 11.11 Business Days    1
SECTION 11.12 No Credit for Payment of Taxes or Imposition    1
SECTION 11.13 No Claims Against Administrative Agent    1
SECTION 11.14 No Release    1
SECTION 11.15 Obligations Absolute    1

SIGNATURES    S-1

EXHIBIT 1	Form of Issuer’s Acknowledgment

EXHIBIT 2	Form of Securities Pledge Amendment

EXHIBIT 3	Form of Security Agreement Supplement

EXHIBIT 4	Form of Copyright Security Agreement

EXHIBIT 5	Form of Patent Security Agreement

EXHIBIT 6	Form of Trademark Security Agreement

SECURITY AGREEMENT
This SECURITY AGREEMENT dated as of June 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof and the Credit Agreement (as defined below), this “Agreement”) made by AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”) and the other Guarantors from to time to time party hereto (together with Holdings, the “Guarantors”), as pledgors, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of SUNTRUST BANK, in its capacity as administrative agent pursuant to the Credit Agreement, as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Administrative Agent”).
R E C I T A L S :
A.    The Borrower, the Guarantors, the Administrative Agent and the lending institutions party to the Credit Agreement (as defined below) have, in connection with the execution and delivery of this Agreement, entered into that certain Credit Agreement, dated as of June 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).
B.    Each Guarantor has, pursuant to the Guaranty, unconditionally guaranteed the Secured Obligations.
C.    The Borrower and each Guarantor will receive substantial benefits from the extensions of credit to be made to the Borrower under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.
D.    This Agreement is given by each Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations.
E.    It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement, (ii) the obligations of the L/C Issuer to issue Letters of Credit and (iii) the performance of the obligations of the Secured Parties under Secured Hedge Agreements and Secured Cash Management Agreements that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.
A G R E E M E N T :
NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Administrative Agent hereby agree as follows:
ARTICLE I

DEFINITIONS AND INTERPRETATION
SECTION 1.1     Definitions.
(a)    Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:
“Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “General Intangibles”, “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper.”
(b)    Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.
(c)    The following terms shall have the following meanings:
“Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.
“Agreement” shall have the meaning assigned to such term in the Preamble hereof.
“Borrower” shall have the meaning assigned to such term in the Preamble hereof.
“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement or other agreement granting a Lien or security interest in such real or personal property.
“Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Commodity Account.
“Contracts” shall mean, collectively, with respect to each Pledgor, the Related Documents, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.
“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9‑104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8‑106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9‑106 of the UCC.
“Control Agreements” shall mean, collectively, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Commodity Account Control Agreements.
“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.
“Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.
“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.
“Deposit Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Deposit Account.
“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” as such term is defined in the UCC and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.
“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.
“Excluded Deposit Accounts” means (1) any deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s or any Guarantor’s employees, (2) any Deposit Account of any Pledgor into which proceeds from any receivables in respect of participation in federal and state healthcare programs, including the Medicare or Medicaid programs, are paid into, so long as the balance of such Deposit Account is swept at the end of each Business Day into a Deposit Account subject to a Control Agreement and (3) any deposit account specially and exclusively used to hold cash deposits required to be held in escrow, and which by terms of the agreement creating the escrow obligations shall not be subject to any other Liens.
“Excluded Property” means:
(i)    any rights or interests in any permit, license, lease or contract entered into by the Borrower or any Guarantor (A) that prohibits, or requires the consent of any Person other than the Borrower and its Affiliates which has not been obtained as a condition to, the creation by the Borrower or the applicable Guarantor of a Lien on any right, title or interest in such permit, license, lease or contract or (B) to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in clauses (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, any other requirement of law or principles of equity;
(ii)    the Equity Interests of and other assets of Persons that are not Wholly Owned Subsidiaries to the extent and for so long as the granting of security interests in such Equity Interests and assets would be prohibited by a shareholders agreement or similar contract governing such Persons to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, any other requirement of law or principles of equity;
(iii)    property owned by the Borrower or any Guarantor that is subject to a Lien permitted by Section 7.01(i) of the Credit Agreement if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Lien) prohibits or requires the consent of any Person other than the Borrower and its Affiliates which has not been obtained as a condition to the creation of any other Lien on such item of property;
(iv)    motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of UCC financing statements in the grantor’s jurisdiction of organization;
(v)    any Equity Interests consisting of voting stock in any CFC directly owned by the Borrower or any Guarantor in excess of 66% of the outstanding voting stock of such CFC;
(vi)    any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;
(vii)    Excluded Deposit Accounts;
(viii)    the Equity Interests and other assets of Qualified Subsidiaries to the extent and for so long as such Equity Interests and/or such assets, as applicable, have been pledged to secure third party debt, which Liens are permitted by Section 7.01(n) of the Credit Agreement;
(ix)    those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the lenders under the Credit Agreement of the security to be afforded thereby; and
(x)    any Equity Interests in any Unrestricted Subsidiary.
; provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clauses (i) through (x) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (i) through (x)).
“Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all goodwill connected with (i) the use of and symbolized by any Trademark owned by such Pledgor and (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, nameplates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals and such other assets which relate to such goodwill.
“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.
“Holdings” shall have the meaning assigned to such term in the Preamble hereof.
“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.
“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill.
“Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all written license agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee under any such license agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.
“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 7 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof, and in each case, required to be pledged hereunder.
“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.
“Material Intellectual Property Collateral” shall mean any Intellectual Property Collateral that is material (i) to the use and operation of the Pledged Collateral or Mortgaged Property or (ii) to the business, results of operations or financial condition of any Pledgor.
“Mortgaged Property” shall have the meaning assigned to such term in the Mortgages.
“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.
“Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.
“Perfection Certificate” shall mean that certain perfection certificate dated June 22, 2017, executed and delivered by each Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Administrative Agent) executed and delivered by the applicable Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Security Agreement Supplement executed in accordance with Section 3.5 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Permitted Liens” shall have the meaning assigned to such term in Section 3.3 hereof.
“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.
“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.
“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedules 6(a) and 6(b) to the Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organization Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organization Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests, and in the case of clauses (i), (ii) and (iii), required to be pledged hereunder.
“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.
“Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.
“Securities Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Securities Account.
“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.
“Security Agreement Supplement” shall mean an agreement substantially in the form of Exhibit 3 hereto.
“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.
“Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URLs), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“Voting Equity Interests” of any Person shall mean all classes of Equity Interests of such Person entitled to vote.
SECTION 1.2     Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.02 thereof) shall be applicable to this Agreement.
ARTICLE II

GRANT OF SECURITY AND OBLIGATIONS
SECTION 2.1     Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties, a Lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):
(i)    all Accounts;
(ii)    all Equipment, Goods, Inventory and Fixtures;
(iii)    all Documents, Instruments and Chattel Paper;
(iv)    all Letters of Credit and Letter-of-Credit Rights;
(v)    all Securities Collateral;
(vi)    all Investment Property;
(vii)    all Intellectual Property Collateral;
(viii)    the Commercial Tort Claims described on Schedule 9 to the Perfection Certificate;
(ix)    all General Intangibles;
(x)    all Money and all Deposit Accounts;
(xi)    all Supporting Obligations;
(xii)    all books and records relating to the Pledged Collateral; and
(xiii)    to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Pledgor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.
Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the security interest created by this Agreement shall not extend to, and the term “Pledged Collateral” shall not include, any Excluded Property, and from and after the Closing Date, no Pledgor shall permit to become effective in any document creating, governing or providing for any permit, license or agreement a provision that would prohibit the creation of a Lien on such permit, license or agreement in favor of the Administrative Agent unless such Pledgor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.
SECTION 2.2     Filings.
(a)    Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights” and (iii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Administrative Agent promptly upon reasonable request by the Administrative Agent.
(b)    Each Pledgor hereby ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any financing statements relating to the Pledged Collateral if filed prior to the date hereof.
(c)    Each Pledgor hereby further authorizes the Administrative Agent to make filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), including the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder in Intellectual Property Collateral that is registered, or whose registration has been applied for, with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), and naming such Pledgor, as debtor, and the Administrative Agent, as secured party.
ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL
SECTION 3.1     Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Administrative Agent will have a perfected first priority security interest therein upon completion of the filings and other actions specified on Schedule 4 to the Perfection Certificate. Each Pledgor hereby agrees that all certificates or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within fifteen days after receipt thereof by such Pledgor, or such longer period as the Administrative Agent may agree to in its sole discretion) be delivered to and held by or on behalf of the Administrative Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Administrative Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.
SECTION 3.2     Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Administrative Agent has a perfected first priority security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Securities of a Wholly Owned Subsidiary that constitute “Securities” as defined in Section 8-102(a)(15) of the UCC are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, cause the issuer to execute and deliver to the Administrative Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Administrative Agent.
SECTION 3.3     Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Administrative Agent on the date hereof in respect of the Pledged Collateral have been delivered to the Administrative Agent in completed and duly executed form for filing in each governmental, municipal or other office specified in Schedule 4 to the Perfection Certificate. Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will, at the request of the Administrative Agent, maintain the security interest created by this Agreement in the Pledged Collateral as a perfected first priority security interest subject only to Liens permitted under Section 7.01 of the Credit Agreement (“Permitted Liens”).
SECTION 3.4     Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in the Pledged Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:
§    Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable in excess of $500,000 (or solely with respect to intercompany Indebtedness of the Pledgors, no amounts payable) under or in connection with any of the Pledged Collateral are evidenced by any Instrument or Tangible Chattel Paper, other than such Instruments and Tangible Chattel Paper listed in Schedule 7 to the Perfection Certificate. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 7 to the Perfection Certificate has been properly endorsed, assigned and delivered to the Administrative Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Administrative Agent, exceeds $500,000 in the aggregate for all Pledgors (provided that solely with respect to intercompany Indebtedness of the Pledgors, such minimum threshold shall not apply), the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within 15 days after receipt thereof or such longer period as the Administrative Agent may agree to in its sole discretion) endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.
§    Deposit Accounts. As of the date hereof, no Pledgor has any Deposit Accounts other than Excluded Deposit Accounts and those accounts listed in Schedule 10 to the Perfection Certificate. The Administrative Agent has a security interest in each such Deposit Account (other than Excluded Deposit Accounts), which security interest, when required by Section 6.18 of the Credit Agreement, will be perfected by Control. No Pledgor shall hereafter establish and maintain any Deposit Account unless (1) it shall have given the Administrative Agent 10 days’ prior written notice of its intention to establish such new Deposit Account with a Bank and (2) such Bank and such Pledgor shall have duly executed and delivered to the Administrative Agent a Deposit Account Control Agreement with respect to such Deposit Account. The Administrative Agent agrees with each Pledgor that the Administrative Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Pledgor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing, and notice shall have been given by the Administrative Agent to the Borrower of its intent to exercise such rights. Each Pledgor agrees that once the Administrative Agent sends an instruction or notice to a Bank exercising its Control over any Deposit Account (other than Excluded Deposit Accounts) (with a copy of such instruction or notice to the Borrower) such Pledgor shall not give any instructions or orders with respect to such Deposit Account including, without limitation, instructions for distribution or transfer of any funds in such Deposit Account. No Pledgor shall grant Control of any Deposit Account to any person other than the Administrative Agent.
§    Securities Accounts and Commodity Accounts. • As of the date hereof, no Pledgor has any Securities Accounts or Commodity Accounts other than those listed in Schedule 10 to the Perfection Certificate. The Administrative Agent has a security interest in each such Securities Account and Commodity Account, which security interest, when required by Section 6.18 of the Credit Agreement, will be perfected by Control. No Pledgor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless (1) it shall have given the Administrative Agent 10 days’ prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary and (2) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. Each Pledgor shall accept any cash and Investment Property in trust for the benefit of the Administrative Agent and within one (1) Business Day of actual receipt thereof, deposit any and all cash and Investment Property received by it into a Deposit Account or Securities Account subject to Administrative Agent’s Control. The Administrative Agent agrees with each Pledgor that the Administrative Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur, and notice shall have been given by the Administrative Agent to the Borrower of its intent to exercise such rights. Each Pledgor agrees that once the Administrative Agent sends an instruction or notice to a Securities Intermediary or Commodity Intermediary exercising its Control over any Securities Account and Commodity Account (with a copy of such instruction or notice to the Borrower) such Pledgor shall not give any instructions or orders with respect to such Securities Account and Commodity Account including, without limitation, instructions for investment, distribution or transfer of any Investment Property or Financial Asset maintained in such Securities Account or Commodity Account. No Pledgor shall grant Control over any Investment Property to any person other than the Administrative Agent.
(i)    As between the Administrative Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Administrative Agent, a Securities Intermediary, a Commodity Intermediary, any Pledgor or any other person.
§    Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records, (i) listed in Schedule 7 to the Perfection Certificate or (ii) whose value does not exceed $500,000 in the aggregate for all Pledgors. If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Administrative Agent thereof and shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control of such Electronic Chattel Paper under Section 9‑105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, or such transferable record. The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Administrative Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence, does not exceed $500,000 in the aggregate for all Pledgors. The Administrative Agent agrees with such Pledgor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9‑105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.
§    Letter-of-Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued in favor of such Pledgor that is not a Supporting Obligation, such Pledgor shall promptly notify the Administrative Agent thereof and such Pledgor shall, at the request of the Administrative Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the Letter of Credit or (ii) use commercially reasonable efforts to arrange for the Administrative Agent to become the transferee beneficiary of such Letter of Credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be paid to the applicable Pledgor unless an Event of Default has occurred and is continuing. The actions in the preceding sentence shall not be required to the extent that the amount of any such Letter of Credit, together with the aggregate amount of all other Letters of Credit for which the actions described above in clauses (i) and (ii) have not been taken, does not exceed $500,000 in the aggregate for all Pledgors.
§    Commercial Tort Claims. As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 9 to the Perfection Certificate. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim, such Pledgor shall promptly (but in any event within 15 days or such longer period as the Administrative Agent may agree, in its sole discretion) notify the Administrative Agent in writing signed by such Pledgor of the brief details thereof and grant to the Administrative Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim, together with the amount of all other Commercial Tort Claims held by any Pledgor in which the Administrative Agent does not have a security interest, does not exceed $500,000 in the aggregate for all Pledgors.
SECTION 3.5     Joinder of Additional Guarantors. The Pledgors shall cause each Subsidiary of the Borrower which, from time to time, after the date hereof shall be required to pledge any assets to the Administrative Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to the Administrative Agent a Joinder Agreement substantially in the form of Exhibit 3 hereto, within thirty (30) days of the date on which it was acquired or created and, upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.
SECTION 3.6     Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Administrative Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as may be necessary or as the Administrative Agent may reasonably request in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Administrative Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Administrative Agent’s security interest in the Pledged Collateral or permit the Administrative Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Administrative Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Administrative Agent hereunder, as against third parties, with respect to the Pledged Collateral. If an Event of Default has occurred and is continuing, the Administrative Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Administrative Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.
ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS
Each Pledgor represents, warrants and covenants as follows:
SECTION 4.1     Title. Except for the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns and has rights in each item of Pledged Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes or where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In addition, no Liens or claims exist on the Securities Collateral, other than Permitted Collateral Liens.
SECTION 4.2     Validity of Security Interest. The security interest in and Lien on the Pledged Collateral granted to the Administrative Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (b) upon completion of the filings and other actions described in Schedule 4 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), (i) will constitute a perfected security interest in all the Pledged Collateral in which a security interest may be perfected in the United States by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC or other applicable law in such jurisdictions and (ii) will constitute a perfected security interest in all Pledged Collateral in which a security interest may be perfected in the United States upon the timely receipt and recording of the Patent Security Agreement, Copyright Security Agreement or Trademark Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The security interest and Lien granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral is and shall be prior to all other Liens on the Pledged Collateral except for Permitted Liens.
SECTION 4.3     Defense of Claims; Transferability of Pledged Collateral. Each Pledgor shall, at its own cost and expense, take any and all commercially reasonable actions necessary to defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Administrative Agent except with respect to such Pledged Collateral that such Pledgor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of such Pledgor’s business, and the priority thereof against any Lien other than Permitted Liens, at its own cost and expense, subject to the rights of such Pledgor under Section 9.10 of the Credit Agreement and corresponding provisions of the Loan Documents to obtain a release of the Liens created under the Loan Documents.
SECTION 4.4     Other Financing Statements. It has not filed, nor authorized any third party to file, any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favor of the Administrative Agent pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien. No Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holder of the Permitted Liens.
SECTION 4.5     Location of Inventory and Equipment. It shall not move any Equipment or Inventory (other than Equipment or Inventory sold, leased or disposed of in accordance with the Credit Agreement) to any location, other than any location that is listed in the relevant Schedules to the Perfection Certificate or at such other locations as such Pledgor may determine from time to time, provided that such Pledgor shall give written notice to the Administrative Agent (in the form of a certificate of a Responsible Officer) specifying any such other location within 30 days after the date on which any Equipment or Inventory is moved to such location; provided that in no event shall any Equipment or Inventory be moved to any location outside of the continental United States.
SECTION 4.6     Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable.
SECTION 4.7     Consents, etc. In the event that the Administrative Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Administrative Agent, such Pledgor agrees to use its best efforts to assist and aid the Administrative Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.
SECTION 4.8     Pledged Collateral. All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects.
SECTION 4.9     Insurance. In the event that the proceeds of any insurance claim are paid to any Pledgor after the Administrative Agent has exercised its right to foreclose after an Event of Default and after notice thereof is given to the Pledgors by the Administrative Agent, such proceeds shall be held in trust for the benefit of the Administrative Agent and promptly after receipt thereof shall be paid to the Administrative Agent upon demand for application in accordance with the Credit Agreement.
ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL
SECTION 5.1     Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any person which are to be pledged pursuant to this Agreement, accept the same in trust for the benefit of the Administrative Agent and promptly (but in any event within fifteen days after receipt thereof, or such longer period as the Administrative Agent may agree to in its sole discretion) deliver to the Administrative Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Administrative Agent shall for all purposes hereunder be considered Pledged Collateral. Notwithstanding anything to the contrary contained herein, (a) no Pledgor shall be required to deliver to the Administrative Agent any Secured Intercompany Note received by it from a Qualified Subsidiary except to the extent required by Section 6.12(c) of the Credit Agreement, and any Pledge Amendment required to be delivered pursuant to this Section 5.1 in connection therewith shall not be required to be delivered until delivery of such Secured Intercompany Note is required pursuant to Section 6.12(c) of the Credit Agreement. Nothing in this Agreement shall require intercompany loans or advances to be evidenced by an Intercompany Note; such requirements are set forth in the Credit Agreement.
SECTION 5.2     Voting Rights; Distributions; etc.
(a)    Unless and until an Event of Default shall have occurred and is continuing and the Administrative Agent shall have notified the Pledgors that their rights under this Section 5.2(a) are being suspended:
(i)    Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.
(ii)    Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement, the other Loan Documents and applicable law; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Administrative Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Pledgor and be promptly delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent).
(iii)    So long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.
(b)    Upon the occurrence and during the continuance of any Event of Default, after the Administrative Agent shall have notified the Pledgors of the suspension of their rights under Section 5.2(a):
(i)    All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.
(ii)    All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.
(c)    Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Administrative Agent instruments as the Administrative Agent may reasonably request in order to permit the Administrative Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(b)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(b)(ii) hereof.
(d)    All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(a)(ii) hereof shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Pledgor and shall forthwith be delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent).
SECTION 5.3     Certain Agreements of Pledgors as Issuers and Holders of Equity Interests.
(a)    In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.
(b)    In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organization Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.
ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL
SECTION 6.1     Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Administrative Agent, to the extent licensable, an irrevocable, non-exclusive license to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof. Nothing in this Section 6.1 shall require Pledgors to grant any license that is prohibited by any requirement of law, or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any Contract (for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, any other requirement of law or principles of equity); provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks.
SECTION 6.2     Protection of Administrative Agent’s Security. Except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, on a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Administrative Agent of any adverse determination in any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any Material Intellectual Property Collateral, such Pledgor’s right to register such Material Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain all Material Intellectual Property Collateral as presently used and operated, (iii) not permit to lapse or become abandoned any Material Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any such Material Intellectual Property Collateral, in either case except as shall be consistent with commercially reasonable business judgment, (iv) following such Pledgor obtaining knowledge thereof, promptly notify the Administrative Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any Material Intellectual Property Collateral or the rights and remedies of the Administrative Agent in relation thereto including a levy or threat of levy or any legal process against any Material Intellectual Property Collateral, (v) not license any Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of any Intellectual Property Collateral or the Lien on and security interest in the Intellectual Property Collateral created therein hereby, without the consent of the Administrative Agent, (vi) diligently keep adequate records respecting all Intellectual Property Collateral and (vii) furnish to the Administrative Agent from time to time upon the Administrative Agent’s reasonable request therefor, reasonably detailed statements and amended schedules further identifying and describing the United States federal registered and applied for Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Intellectual Property Collateral.
SECTION 6.3     After-Acquired Property. If any Pledgor shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, or if any intent-to use trademark application is no longer subject to clause (vi) of the definition of “Excluded Property,” the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Pledgor shall promptly provide to the Administrative Agent written notice of any of the foregoing and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Administrative Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Administrative Agent’s security interest in such Intellectual Property Collateral. Further, each Pledgor authorizes the Administrative Agent to modify this Agreement by amending Schedules 8(a) and 8(b) to the Perfection Certificate to include any Intellectual Property Collateral that is registered, or whose registration has been applied for, with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) of such Pledgor acquired or arising after the date hereof.
SECTION 6.4     Litigation. Except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Pledgor agrees to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Material Intellectual Property Collateral owned by such Pledgor.
SECTION 6.5     Permitted Disposal of Intellectual Property Collateral. Nothing in this Agreement prevents any Pledgor from disposing of, discontinuing the use or maintenance of, failing to pursue or otherwise allowing to lapse, terminate or put into the public domain any of its Intellectual Property Collateral to the extent permitted by the Credit Agreement if such Pledgor determines in its reasonable business judgment that such action is desirable in the conduct of its business.
ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES
SECTION 7.1     Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Administrative Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Administrative Agent’s security interest therein without the consent of any Pledgor.
SECTION 7.2     Legend. After the occurrence and during the continuance of an Event of Default and upon the Administrative Agent’s request, each Pledgor shall legend, at the request of the Administrative Agent and in form and manner satisfactory to the Administrative Agent, the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Administrative Agent for the benefit of the Secured Parties and that the Administrative Agent has a security interest therein.
ARTICLE VIII

TRANSFERS
SECTION 8.1     Transfers of Pledged Collateral. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as expressly permitted by the Credit Agreement and the other Loan Documents.
ARTICLE IX

REMEDIES
SECTION 9.1     Remedies. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies:
(i)    Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;
(ii)    Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Administrative Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Administrative Agent and shall promptly (but in no event later than one (1) Business Day after receipt thereof) pay such amounts to the Administrative Agent;
(iii)    Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;
(iv)    Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Administrative Agent at any place or places so designated by the Administrative Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Administrative Agent and therewith delivered to the Administrative Agent, (B) store and keep any Pledged Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;
(v)    Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Secured Obligations as provided in Article X hereof;
(vi)    Retain and apply the Distributions to the Secured Obligations as provided in Article X hereof;
(vii)    Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and
(viii)    Exercise all the rights and remedies of a secured party on default under the UCC, and the Administrative Agent may also, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Administrative Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Administrative Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.
SECTION 9.2     Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.
SECTION 9.3     Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Administrative Agent’s taking possession or the Administrative Agent’s disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Administrative Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct on the part of the Administrative Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.
SECTION 9.4     Certain Sales of Pledged Collateral.
(a)    Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Administrative Agent shall have no obligation to engage in public sales.
(b)    Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.
(c)    Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of the Administrative Agent, for the benefit of the Administrative Agent, cause any registration, qualification under or compliance with any Federal or state securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the Pledgors. Each Pledgor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including registration under the Securities Act (or any similar statute then in effect), qualifications under applicable blue sky or other state securities laws and compliance with all other requirements of any Governmental Authority. Each Pledgor shall use its commercially reasonable efforts to cause the Administrative Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Administrative Agent such number of prospectuses, offering circulars or other documents incident thereto as the Administrative Agent from time to time may reasonably request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify the Administrative Agent and all others participating in the distribution of such Securities Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.
(d)    If the Administrative Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Administrative Agent all such information as the Administrative Agent may reasonably request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Administrative Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
(e)    Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.
SECTION 9.5     No Waiver; Cumulative Remedies.
(a)    No failure on the part of the Administrative Agent to exercise, no course of dealing with respect to, and no delay on the part of the Administrative Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Administrative Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.
(b)    In the event that the Administrative Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case, the Pledgors, the Administrative Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Administrative Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.
SECTION 9.6     Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Administrative Agent, each Pledgor shall execute and deliver to the Administrative Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary to carry out the intent and purposes hereof. Within five (5) Business Days of written notice thereafter from the Administrative Agent, each Pledgor shall use commercially reasonable efforts to make available to the Administrative Agent, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of the Event of Default as the Administrative Agent may reasonably request to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the registered Patents, Trademarks and/or Copyrights, and each Pledgor shall use commercially reasonable efforts to make such persons available to perform their prior functions on the Administrative Agent’s behalf.
ARTICLE X

APPLICATION OF PROCEEDS
SECTION 10.1     Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement, in accordance with the Credit Agreement.
ARTICLE XI

MISCELLANEOUS
SECTION 11.1     Concerning Administrative Agent.
(a)    The Administrative Agent has been appointed as Administrative Agent pursuant to the Credit Agreement. The actions of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for any acts or omissions of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Agreement, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Administrative Agent.
(b)    The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Administrative Agent, in its individual capacity, generally accords its own property consisting of similar instruments or interests, it being understood that neither the Administrative Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.
(c)    The Administrative Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.
(d)    If any item of Pledged Collateral also constitutes collateral granted to the Administrative Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the provisions hereof shall control.
(e)    The Administrative Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 6.02(g) of the Credit Agreement. If any Pledgor fails to provide information to the Administrative Agent about such changes on a timely basis, the Administrative Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Administrative Agent needed to have information relating to such changes. The Administrative Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Administrative Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Administrative Agent to search for information on such changes if such information is not provided by any Pledgor.
SECTION 11.2     [Reserved].
SECTION 11.3     Administrative Agent May Perform; Administrative Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Administrative Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Administrative Agent shall be paid by the Pledgors in accordance with the provisions of Section 11.05 of the Credit Agreement. Neither the provisions of this Section 11.3 nor any action taken by the Administrative Agent pursuant to the provisions of this Section 11.3 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Administrative Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Collateral Documents which the Administrative Agent may deem necessary to accomplish the purposes hereof (but the Administrative Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.
SECTION 11.4     Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Secured Hedge Agreement or a Secured Cash Management Agreements, such Secured Hedge Agreement or Secured Cash Management Agreement, as applicable. Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.
SECTION 11.5     Termination; Release. When all the Secured Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Agreement shall terminate. Upon termination of this Agreement the Pledged Collateral shall be released from the Lien of this Agreement. Upon such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Credit Agreement or the other Loan Documents, the Administrative Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Administrative Agent except as to the fact that the Administrative Agent has not encumbered the released assets, such of the Pledged Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC‑3 termination financing statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.
SECTION 11.6     Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Administrative Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.
SECTION 11.7     Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.7.
SECTION 11.8     Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 11.15 and 11.16 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.
SECTION 11.9     Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.
SECTION 11.10     Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.
SECTION 11.11     Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.
SECTION 11.12     No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.
SECTION 11.13     No Claims Against Administrative Agent. Nothing contained in this Agreement shall constitute any consent or request by the Administrative Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Administrative Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.
SECTION 11.14     No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Administrative Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Administrative Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Administrative Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder. The obligations of each Pledgor contained in this Section 11.14 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.
SECTION 11.15     Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:
(i)    any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;
(ii)    any lack of validity or enforceability of the Credit Agreement, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other Loan Document, or any other agreement or instrument relating thereto;
(iii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Secured Hedge Agreement, Secured Cash Management Agreement or any other Loan Document or any other agreement or instrument relating thereto;
(iv)    any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;
(v)    any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.4 hereof; or
(vi)    any other circumstances which might otherwise constitute a defense (other than a defense of payment in full of the Secured Obligations) available to, or a discharge of, any Pledgor.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Pledgor and the Administrative Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.
AMERICAN RENAL HOLDINGS INC.,
as Pledgor

By:	Name: Title:
AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC,
as Pledgor

By:	Name: Title:
[                 ],
as Pledgor

By:	Name: Title:

SUNTRUST BANK,
as Administrative Agent

By:	Name: Title:

EXHIBIT 1
[Form of]

ISSUER’S ACKNOWLEDGMENT
Each of the undersigned (a “Company”) hereby (i) acknowledges receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of June 22, 2017, made by AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”), the other Guarantors party thereto and SUNTRUST BANK, as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”), (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Administrative Agent with respect to the applicable Securities Collateral (including all Equity Interests of such Company) without further consent by the applicable Pledgor, (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Administrative Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Administrative Agent or its nominee or the exercise of voting rights by the Administrative Agent or its nominee. This Issuer’s Acknowledgement shall automatically terminate with respect to a Company upon the release of the Administrative Agent’s liens on all Equity Interests of such Company constituting Pledged Collateral in accordance with Section 11.5 of the Security Agreement.
EACH OF THE COMPANIES LISTED IN SCHEDULE 1 ATTACHED HERETO

By:	Name: Title:

EXHIBIT 2
[Form of]

SECURITIES PLEDGE AMENDMENT
This Securities Pledge Amendment, dated as of [ ], 20[ ], is delivered pursuant to Section 5.1 of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of June 22, 2017, made by AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”), the other Guarantors party thereto and SUNTRUST BANK, as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Secured Obligations.
PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[                                                                        ],
as Pledgor

By:	Name: Title:

EXHIBIT 3
[Form of]
SECURITY AGREEMENT SUPPLEMENT
[Name of New Pledgor]
[Address of New Pledgor]
[Date]

Ladies and Gentlemen:
Reference is made to the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of June 22, 2017, made by AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”), the other Guarantors party thereto and SUNTRUST BANK, as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”).
This Security Agreement Supplement supplements the Security Agreement and is delivered by the undersigned, [                         ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Administrative Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement.
Annexed hereto are supplements to schedules 1(a), 1(b), 1(c), 2, 3, 4, 5, 6(a), 6(b), 7(a), 7(b), 8(a), 8(b), 8(c), 9, 10, 11 and 12 to the Perfection Certificate with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement.
This Security Agreement Supplement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.
THIS SECURITY AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the New Pledgor has caused this Security Agreement Supplement to be executed and delivered by its duly authorized officer as of the date first above written.
[NEW PLEDGOR]

By:	Name: Title:
AGREED TO AND ACCEPTED:
SUNTRUST BANK,
as Administrative Agent

By:	Name: Title:
[Schedules to be attached]

EXHIBIT 4
[Form of]

Copyright Security Agreement
Copyright Security Agreement, dated as of [ ], 20[ ], by [INSERT NAME OF PLEDGOR THAT OWNS ANY REGISTERED COPYRIGHTS] (“Pledgor”), in favor of SUNTRUST BANK, in its capacity as Administrative Agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Pledgor is party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgor is required to execute and deliver this Copyright Security Agreement;
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgor hereby agrees with the Administrative Agent as follows:
SECTION 1.    Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.
SECTION 2.    Grant of Security Interest in Copyright Collateral. Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a Lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:
(a)    Copyright registrations of such Pledgor listed on Schedule I attached hereto; and
(b)    all Proceeds of any and all of the foregoing (other than Excluded Property).
SECTION 3.    Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.
SECTION 4.    [Reserved].
SECTION 5.    Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, Lien and security interest in the Copyrights under this Copyright Security Agreement.
SECTION 6.    Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.
SECTION 7.    Governing Law. This Copyright Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Copyright Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
[signature page follows]
IN WITNESS WHEREOF, Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.
Very truly yours,
[PLEDGOR]

By:	Name: Title:
Accepted and Agreed:
SUNTRUST BANK,
as Administrative Agent

By:	Name: Title:
SCHEDULE I
to
COPYRIGHT SECURITY AGREEMENT
UNITED STATES COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS
Copyright Registrations:

owner	registration number	title

Copyright Applications:

owner	title

EXHIBIT 5
[Form of]

Patent Security Agreement
Patent Security Agreement, dated as of [ ], 20[ ], by [INSERT NAME OF PLEDGOR THAT OWNS ANY PATENTS] (“Pledgor”), in favor of SUNTRUST BANK, in its capacity as Administrative Agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Pledgor is party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgor is required to execute and deliver this Patent Security Agreement;
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgor hereby agrees with the Administrative Agent as follows:
SECTION 1.    Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.
SECTION 2.    Grant of Security Interest in Patent Collateral. Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a Lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:
(a)    Patents and patent applications of such Pledgor listed on Schedule I attached hereto; and
(b)    all Proceeds of any and all of the foregoing (other than Excluded Property).
SECTION 3.    Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.
SECTION 4.    [Reserved].
SECTION 5.    Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgor an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, Lien and security interest in the Patents under this Patent Security Agreement.
SECTION 6.    Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.
SECTION 7.    Governing Law. This Patent Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Patent Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
[signature page follows]
IN WITNESS WHEREOF, Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.
Very truly yours,
[PLEDGOR]

By:	Name: Title:
Accepted and Agreed:
SUNTRUST BANK,
as Administrative Agent

By:	Name: Title:
SCHEDULE I
to
PATENT SECURITY AGREEMENT
UNITED STATES PATENTS AND PATENT APPLICATIONS
Patents:

owner	registration number	name

Patent Applications:

owner	application number	name

EXHIBIT 6
[Form of]

Trademark Security Agreement
Trademark Security Agreement, dated as of [ ], 20[ ], by [INSERT NAME OF PLEDGOR THAT OWNS ANY REGISTERED OR APPLIED FOR TRADEMARKS] (“Pledgor”), in favor of SUNTRUST BANK, in its capacity as Administrative Agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Pledgor is party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgor is required to execute and deliver this Trademark Security Agreement;
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgor hereby agrees with the Administrative Agent as follows:
SECTION 1.    Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.
SECTION 2.    Grant of Security Interest in Trademark Collateral. Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a Lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:
(a)    Trademark registrations and applications of such Pledgor listed on Schedule I attached hereto;
(b)    all Goodwill associated with such Trademarks; and
(c)    all Proceeds of any and all of the foregoing (other than Excluded Property).
SECTION 3.    Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.
SECTION 4.    [Reserved].
SECTION 5.    Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgor an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, Lien and security interest in the Trademarks under this Trademark Security Agreement.
SECTION 6.    Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.
SECTION 7.    Governing Law. This Trademark Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Trademark Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
[signature page follows]
IN WITNESS WHEREOF, Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.
[PLEDGOR]

By:	Name: Title:
Accepted and Agreed:
SUNTRUST BANK,
as Administrative Agent

By:	Name: Title:
SCHEDULE I
to
TRADEMARK SECURITY AGREEMENT
UNITED STATES TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS
Trademark Registrations:

owner	registration number	TRADEMARK

Trademark Applications:

owner	application number	trademark

EXHIBIT H-1
FORM OF
TAX STATUS CERTIFICATE
(For Non-Bank Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement, dated as of June 22, 2017 (as amended, modified, waived, amended and restated, or otherwise changed, in each case in accordance with the terms thereof, the “Credit Agreement”), among American Renal Holdings Inc. (the “Borrower”), American Renal Holdings Intermediate Company, LLC (“Holdings”), each lender from time to time party thereto, and SunTrust Bank, as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10‑percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no interest payments under any Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Borrower and Administrative Agent with a certification of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.
[Signature Page Follows]

[Lender]

By:	Name: Title:
[Address]
Dated:    ______________________, 20[ ]

EXHIBIT H-2
FORM OF
TAX STATUS CERTIFICATE
(For Non-Bank Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement, dated as of June 22, 2017 (as amended, modified, waived, amended and restated, or otherwise changed, in each case in accordance with the terms thereof, the “Credit Agreement”), among American Renal Holdings Inc. (the “Borrower”), American Renal Holdings Intermediate Company, LLC (“Holdings”), each lender from time to time party thereto, and SunTrust Bank, as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10‑percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no interest payments under any Loan Documents are effectively connected with the undersigned’s, or any of its applicable direct or indirect partners’/members’, conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the Portfolio Interest Exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E, as applicable, or (ii) an IRS Form W‑8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the Portfolio Interest Exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]
[Lender]

By:	Name: Title:
[Address]
Dated:    ______________________, 20[ ]

EXHIBIT H-3
FORM OF
TAX STATUS CERTIFICATE
(For Non-Bank Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement, dated as of June 22, 2017 (as amended, modified, waived, amended and restated, or otherwise changed, in each case in accordance with the terms thereof, the “Credit Agreement”), among American Renal Holdings Inc. (the “Borrower”), American Renal Holdings Intermediate Company, LLC (“Holdings”), each lender from time to time party thereto, and SunTrust Bank, as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10‑percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no interest payments under any Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certification of its non-U.S. person status on IRS Form W-8BEN or Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]
[Participant]

By:	Name: Title:
[Address]
Dated:    ______________________, 20[ ]

EXHIBIT H-4
FORM OF
TAX STATUS CERTIFICATE
(For Non-Bank Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement, dated as of June 22, 2017 (as amended, modified, waived, amended and restated, or otherwise changed, in each case in accordance with the terms thereof, the “Credit Agreement”), among American Renal Holdings Inc. (the “Borrower”), American Renal Holdings Intermediate Company, LLC (“Holdings”), each lender from time to time party thereto, and SunTrust Bank, as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10‑percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no interest payments under any Loan Documents are effectively connected with the undersigned’s, or any of its direct or indirect partners’/members’, conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the Portfolio Interest Exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E, as applicable, or (ii) an IRS Form W‑8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the Portfolio Interest Exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]
[Participant]

By:	Name: Title:
[Address]
Dated:    ______________________, 20[ ]

EXHIBIT I-1
FORM OF PERFECTION CERTIFICATE
Reference is hereby made to (i) that certain Credit Agreement, dated as of June 22, 2017 (the “Credit Agreement”), among American Renal Holdings Inc., a Delaware corporation (the “Borrower”), American Renal Holdings Intermediate Company, LLC (“Holdings”) and SunTrust Bank, as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer and each lender from time to time party thereto and (ii) that certain Security Agreement, dated as of June 22 2017 (the “Security Agreement”), among the Borrower, Holdings, the Subsidiary Guarantors party thereto (together with Holdings, the “Guarantors”) and the Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement and the Security Agreement, as applicable.
As used herein, the term “Companies” means Borrower and each of the Guarantors.
As of the date hereof, the undersigned hereby certify to the Administrative Agent as follows:
I.Names.

A.
The exact legal name of each Company and Qualified Subsidiary, as such name appears in its respective certificate of incorporation or any other organizational document and whether such entity is a Company or Qualified Subsidiary, is set forth in Schedule 1(a). Each Company and Qualified Subsidiary is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company and Qualified Subsidiary that is a registered organization, the Federal Taxpayer Identification Number of each Company and Qualified Subsidiary and the jurisdiction of formation of each Company and Qualified Subsidiary.

B.
Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company and Qualified Subsidiary has had in the past five years, or any other organization to which each Company and Qualified Subsidiary became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, together with the date of the relevant change. Except as set forth on Schedule 1(c), no Company or Qualified Subsidiary has changed its jurisdiction of organization at any time during the past four months.

II.Current Locations. The chief executive office of each Company and Qualified Subsidiary is located at the address set forth in Schedule 2 hereto.
III.Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral has been originated by each Company and Qualified Subsidiary in the ordinary course of business or consists of goods which have been acquired by such Company or Qualified Subsidiary in the ordinary course of business from a person in the business of selling goods of that kind.
IV.Schedule of Filings. Attached hereto as Schedule 4 is a schedule of (i) the appropriate filing offices for the Uniform Commercial Code financing statements naming each Company as a debtor and the Administrative Agent as secured party to be filed on the Closing Date, (ii) the appropriate filing offices for the filings described in Schedule 8(a), (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 5 and (iv) any other actions required to create and perfect the security interests in the Collateral granted to the Administrative Agent pursuant to the Security Agreement.
V.Real Property. Attached hereto as Schedule 5 is a list of all (i) real property to be encumbered by a Mortgage and fixture filing, which real property includes all real property owned by each Company as of the Closing Date having a cost or book value (whichever is greater) in excess of $5,000,000 (such real property, the “Mortgaged Property”) and (ii) addresses of each Mortgaged Property.
VI.Stock Ownership and Other Equity Interests. Attached hereto as Schedule 6(a)(i) and Schedule 6(a)(ii) is a true and correct list of all of the stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries (including, for the avoidance of doubt, the Qualified Subsidiaries and their respective Subsidiaries) and the record and beneficial owners (other than Strategic Investors) of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement. Also set forth in Schedule 6(b) is each equity investment of each Company and Qualified Subsidiary that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.
VII.Instruments and Tangible Chattel Paper. Attached hereto as Schedule 7(a) is a true and correct list of all Intercompany Notes held by each Company and attached hereto as Schedule 7(b) is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof in an amount in excess of $500,000.
VIII.Intellectual Property. (a) Attached hereto as Schedule 8(a) is a schedule setting forth each Company’s and Qualified Subsidiary’s Patents and Trademarks applied for or registered with the United States Patent and Trademark Office (the “USPTO”), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each registered or applied for Patent or Trademark owned by each Company and Qualified Subsidiary.
(b) Attached hereto as Schedule 8(b) is a schedule setting forth each Company’s and Qualified Subsidiary’s United States Copyrights registered with the United States Copyright Office (the “USCO”), including the name of the registered owner and the registration number of each registered Copyright owned by each Company and Qualified Subsidiary.
(c) Attached hereto as Schedule 8(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses (whether or not recorded with the USPTO or the USCO), in each case, under which a Company or Qualified Subsidiary is the exclusive licensee of a United States patent, trademark or copyright as applicable, including the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.
9.    Commercial Tort Claims. Attached hereto as Schedule 9 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) in excess of $1,000,000 held by each Company, including a brief description thereof.

10.    Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 10 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (other than Excluded Deposit Accounts) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.
11.    Letter-of-Credit Rights. Attached hereto as Schedule 11 is a true and correct list of all Letters of Credit in excess of $1,000,000 issued in favor of each Company, as beneficiary thereunder.
12.    Other Collateral. Attached hereto as Schedule 12 is a true and correct list of each written agreement with any Governmental Authority, if any, to which such Company is a party that gives rise to receivables in favor of such Company in an aggregate amount that has exceeded, or is reasonably expected to exceed, $500,000 in any fiscal year.
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IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the first date written above.
AMERICAN RENAL HOLDINGS INC.

By:	Name: Title:
AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC

By:	Name: Title
[Each of the Guarantors]

By:	Name: Title:

EXHIBIT I-2
PERFECTION CERTIFICATE SUPPLEMENT

This Perfection Certificate Supplement, dated as of [ ], 20[ ], is delivered pursuant to Section 6.02(k) of that certain Credit Agreement, dated as of June [ ], 2017 (the “Credit Agreement”), among American Renal Holdings Inc., a Delaware corporation (the “Borrower”), American Renal Holdings Intermediate Company, LLC, (“Holdings”) and SunTrust Bank, as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer and each lender from time to time party thereto and that certain Security Agreement, dated as of June [ ], 2017 (the “Security Agreement”), among the Borrower, Holdings, the Subsidiary Guarantors party thereto (together with Holdings, the “Guarantors”) and the Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement and the Security Agreement, as applicable.
As used herein, the term “Companies” means Borrower and each of the Guarantors.
The undersigned hereby certify to the Administrative Agent that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date, as such information is applicable with respect to the Companies (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

1.     Names.
(a)     Except as listed in Schedule 1(a) attached hereto and made a part hereof, (x) Schedule 1(a) to the Prior Perfection Certificate sets forth the exact legal name of each Company and Qualified Subsidiary, as such name appears in its respective certificate of incorporation or any other organizational document and indicates whether such entity is a Company or a Qualified Subsidiary; (y) each Company and Qualified Subsidiary is (i) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (ii) a registered organization except to the extent disclosed in Schedule 1(a) to the Prior Perfection Certificate and (z) set forth in Schedule 1(a) to the Prior Perfection Certificate is the organizational identification number, if any, of each Company and Qualified Subsidiary that is a registered organization, the Federal Taxpayer Identification Number of each Company and Qualified Subsidiary and the jurisdiction of formation of each Company and Qualified Subsidiary.

(b)     Except as listed in Schedule 1(b) attached hereto and made a part hereof, Schedule 1(b) to the Prior Perfection Certificate lists any other corporate or organizational names each Company and Qualified Subsidiary has had in the past five years, or any other organization to which each Company and Qualified Subsidiary became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, together with the date of the relevant change. Except as listed in Schedule 1(c) attached hereto and made a part hereof and except as set forth in Schedule 1(c) to the Prior Perfection Certificate, no Company or Qualified Subsidiary has changed its jurisdiction of organization at any time during the past four months.
2.     Current Locations. Except as listed in Schedule 2 attached hereto and made a part hereof, the chief executive office of each Company and Qualified Subsidiary is located at the address set forth in Schedule 2 to the Prior Perfection Certificate.

3.    Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto and in Schedule 3 to the Prior Perfection Certificate, all of the Collateral has been originated by each Company and Qualified Subsidiary in the ordinary course of business or consists of goods which have been acquired by such Company or Qualified Subsidiary in the ordinary course of business from a person in the business of selling goods of that kind.

4.    Schedule of Filings. Except as listed in Schedule 4 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 4 is a schedule of (i) the appropriate filing offices for the Uniform Commercial Code financing statements naming each Company as a debtor and the Administrative Agent as secured party to be filed on the Closing Date, (ii) the appropriate filing offices for the filings described in Schedule 8(a), (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 5 and (iv) any other actions required to create and perfect the security interests in the Collateral granted to the Administrative Agent pursuant to the Security Agreement.
5.    Real Property. Except as listed in Schedule 5 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 5 is a list of all (i) real property to be encumbered by a Mortgage and fixture filing, which real property includes all real property owned by each Company as of the Closing Date having a cost or book value (whichever is greater) in excess of $5,000,000 (such real property, the “Mortgaged Property”) and (ii) addresses of each Mortgaged Property.
6.    Stock Ownership and Other Equity Interests. Except as listed in Schedule 6 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 6(a)(i) and Schedule 6(a)(ii) is a true and correct list of all of the stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries (including, for the avoidance of doubt, the Qualified Subsidiaries and their respective Subsidiaries) and the record and beneficial owners (other than Strategic Investors) of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement. Also, except as listed in Schedule 6 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 6(b) is each equity investment of each Company and Qualified Subsidiary that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.
7.    Instruments and Tangible Chattel Paper. Except as listed in Schedule 7 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 7(a) is a true and correct list of all Intercompany Notes held by each Company and attached thereto as Schedule 7(b) is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof in an amount in excess of $500,000.
8.    Intellectual Property. (a) Except as listed in Schedule 8 attached hereto and made a part hereof:
(a) Attached to the Prior Perfection Certificate as Schedule 8(a) is a schedule setting forth each Company’s and Qualified Subsidiary’s Patents and Trademarks applied for or registered with the United States Patent and Trademark Office (the “USPTO”), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each registered or applied for Patent or Trademark owned by each Company and Qualified Subsidiary.
(b) Attached to the Prior Perfection Certificate as Schedule 8(b) is a schedule setting forth each Company’s and Qualified Subsidiary’s United States Copyrights registered with the United States Copyright Office (the “USCO”), including the name of the registered owner and the registration number of each registered Copyright owned by each Company and Qualified Subsidiary.
(c) Attached to the Prior Perfection Certificate as Schedule 8(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses (whether or not recorded with the USPTO or the USCO), in each case, under which a Company or Qualified Subsidiary is the exclusive licensee of a United States patent, trademark or copyright as applicable, including the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.
9.    Commercial Tort Claims. Except as listed in Schedule 9 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 9 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) in excess of $1,000,000 held by each Company, including a brief description thereof.

10.    Deposit Accounts, Securities Accounts and Commodity Accounts. Except as listed in Schedule 10 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 10 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (other than Excluded Deposit Accounts) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.
11.    Letter-of-Credit Rights. Except as listed in Schedule 11 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 11 is a true and correct list of all Letters of Credit in excess of $1,000,000 issued in favor of each Company, as beneficiary thereunder.
12.    Other Collateral. Except as listed in Schedule 12 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 12 is a true and correct list of each written agreement with any Governmental Authority, if any, to which such Company is a party that gives rise to receivables in favor of such Company in an aggregate amount that has exceeded, or is reasonably expected to exceed, $500,000 in any fiscal year.
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IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the first date written above.
AMERICAN RENAL HOLDINGS, INC.

By:	Name: Title:
AMERICAN RENAL HOLDINGS
INTERMEDIATE COMPANY, LLC

By:	Name: Title
[Each of the Guarantors]

By:	______________________ Name: Title

EXHIBIT J
[FORM OF]

SOLVENCY CERTIFICATE
[ ], 2017
This Solvency Certificate (this “Certificate”) is delivered pursuant to Section 4.01(a)(vi) of the Credit Agreement, dated as of June 22, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SUNTRUST BANK, as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used herein without definition have the same meanings as in the Agreement.
I hereby certify on behalf of the Loan Parties as follows:
1.    I am the duly qualified and acting Chief Financial Officer of the Borrower and in such capacity am a senior financial officer with responsibility for the management of the financial affairs of the Borrower and the preparation of consolidated financial statements of the Borrower and its subsidiaries. In connection with the following certifications, I have reviewed the financial statements of the Borrower and its subsidiaries and have reviewed the Agreement, the other Loan Documents and each other document relating to the Transaction. I am providing this certificate solely in my capacity as an officer of the Borrower.
2.    (a) The fair value of the property of the Borrower individually (including the equity value of its Subsidiaries) is not as of the date hereof, nor will it be immediately after giving effect to the Transaction, less than the total amount of liabilities, including contingent liabilities, of the Borrower.
(b) The fair value of the property of the Company (as used herein “Company” means the Borrower on a consolidated basis with its Subsidiaries) is not as of the date hereof, nor will it be immediately after giving effect to the Transaction, less than the total amount of liabilities, including contingent liabilities, of the Company.
3.    (a) On the date hereof, and after giving effect to the Transaction, the present fair salable value of the assets of the Borrower individually (including the equity value of its Subsidiaries) is greater than the total amount of liabilities, including contingent liabilities, of the Borrower.
(b) On the date hereof, and after giving effect to the Transaction, the present fair salable value of the assets of the Company is greater than the total amount of liabilities, including contingent liabilities, of the Company.
4.    (a) On the date hereof, the Borrower individually (including the equity value of its Subsidiaries) will be able to pay its debts and other liabilities as such debts and other liabilities become absolute and matured.
(b) On the date hereof, the Company will be able to pay its debts and other liabilities as such debts and other liabilities become absolute and matured.
5.    (a) On the date hereof, the Borrower individually (including the equity value of its Subsidiaries) is not, and after giving effect to the Transaction will not be, left with property remaining in its hands constituting “unreasonably small capital” with which to conduct its business. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by the Borrower.
(b) On the date hereof, the Company is not, and after giving effect to the Transaction will not be, left with property remaining in its hands constituting “unreasonably small capital” with which to conduct its business. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by the Company.
For purposes of this certificate, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
IN WITNESS WHEREOF, I have hereunto set my hand as of the first date written above.
AMERICAN RENAL HOLDINGS INC.
By:
    Name:
    Title:    Chief Financial Officer

EXHIBIT K
LOAN OFFER PROVISIONS

Offer by Holdings or any of its Subsidiaries, any Affiliated Lender or any Debt Fund Affiliate to Lenders to Purchase Term Loans by Assignment

(i) Holdings or any of its Subsidiaries, any Affiliated Lender or any Debt Fund Affiliate (each an “Assignee Party”) shall have the right at any time and from time to time to purchase Term Loans at a discount to the par value of such Loans (each, a “Loan Assignment Auction”) pursuant to and in compliance with the procedures described in this Exhibit K and (x) if such Assignee Party is an Affiliated Lender, Section 11.07(d)(I), (y) if such Assignee Party is Holdings or any of its Subsidiaries, 11.07(d)(II) or (z) if such Assignee Party is a Debt Fund Affiliate, 11.07(i) of the Credit Agreement; provided that any Loan Assignment Auction shall be offered to all Term Lenders on a pro rata basis.
(ii)    To the extent an Assignee Party seeks to conduct a Loan Assignment Auction, such Assignee Party will provide written notice to the Administrative Agent substantially in the form of Exhibit 1 hereto (each, a “Loan Assignment Auction Notice”) that such Assignee Party desires to purchase (and if such Assignee Party is Holdings or any of its Subsidiaries, prepay) Term Loans in an aggregate principal amount specified therein by the Assignee Party (each, a “Proposed Auction Assignment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Auction Assignment Amount of Term Loans shall not be less than $5,000,000. The Loan Assignment Auction Notice shall further specify with respect to the proposed Loan Assignment Auction: (A) the Proposed Auction Assignment Amount of Term Loans, (B) a discount range (which may be a single percentage) selected by the Assignee Party with respect to such proposed Loan Assignment Auction (expressed as the percentage of par of the principal amount of Term Loans to be purchased) (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Loan Assignment Auction, which shall be at least three Business Days following the date of the Loan Assignment Auction Notice (the “Acceptance Date”).
(iii)    Upon receipt of a Loan Assignment Auction Notice in accordance with this Exhibit K, the Administrative Agent shall promptly notify each Term Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit 2 hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a minimum price (the “Acceptable Price”) within the Discount Range (for example, 80% of the par value of the Term Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans with respect to which such Lender is willing to accept a Loan Assignment Auction at the Acceptable Price (“Offered Loans”). Based on the Acceptable Prices and principal amounts of Term Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Assignee Party, shall determine the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Assignee Party if the Assignee Party has selected a single percentage pursuant to this Exhibit K for the Loan Assignment Auction or (B) otherwise, the lowest Acceptable Price at which the Assignee Party can pay the Proposed Auction Assignment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Auction Assignment Amount cannot be paid in full at any Acceptable Price, the Applicable Discount shall be the highest Acceptable Price specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Loan Assignment Auction and have Qualifying Loans (as defined below). Any Lender with outstanding Term Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to participate in the Loan Assignment Auction.
(iv)    The Assignee Party shall purchase (and if such Assignee Party is Holdings or any of its Subsidiaries, prepay) those Term Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or lower than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase (and if such Assignee Party is Holdings or any of its Subsidiaries, prepay) all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to purchase (and if such Assignee Party is Holdings or any of its Subsidiaries, prepay) the Proposed Auction Assignment Amount, such amounts in each case calculated by applying the Applicable Discount, the Assignee Party shall purchase (and if such Assignee Party is Holdings or any of its Subsidiaries, prepay) such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to purchase (and if such Assignee Party is Holdings or any of its Subsidiaries, prepay) all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to purchase (and if such Assignee Party is Holdings or any of its Subsidiaries, prepay) the Proposed Auction Assignment Amount, such amounts in each case calculated by applying the Applicable Discount, the Assignee Party shall purchase (and if such Assignee Party is Holdings or any of its Subsidiaries, prepay) all Qualifying Loans.
(v)    Each prepayment by Holdings or any of its Subsidiaries pursuant to a Loan Assignment Auction shall be made within four Business Days of the Acceptance Date (or such other date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty, upon irrevocable notice substantially in the form of Exhibit 3 hereto (each a “Loan Auction Prepayment Notice”), delivered to the Administrative Agent no later than 11:00 a.m. (New York City time), three Business Days prior to the date of such Loan Assignment Auction, which notice shall specify the date and amount of the Loan Assignment Auction and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Loan Auction Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Loan Auction Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. For the avoidance of doubt, prepayments by Holdings or any of its Subsidiaries pursuant to Loan Assignment Auctions shall not be subject to the provisions of Section 3.05 of the Credit Agreement.
(vi)    Each purchase by an Affiliated Lender or Debt Fund Affiliate pursuant to a Loan Assignment Auction shall be made within four Business Days of the Acceptance Date (or such other date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty, pursuant to an Affiliated Lender Assignment and Assumption or Assignment and Assumption, respectively, delivered to the Administrative Agent no later than 11:00 a.m. (New York City time), three Business Days prior to the date of such Loan Assignment Auction, which notice shall specify the date and amount of the Loan Assignment Auction and the Applicable Discount determined by the Administrative Agent. Upon receipt of such Affiliated Lender Assignment and Assumption or Assignment and Assumption the Administrative Agent shall promptly notify each relevant Lender thereof. If such Affiliated Lender Assignment and Assumption or Assignment and Assumption is delivered, the amount specified therein shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount purchased. For the avoidance of doubt, purchases by an Affiliated Lender or Debt Fund Affiliate pursuant to Loan Assignment Auctions shall not be subject to the provisions of Section 3.05 of the Credit Agreement.
(vii)    To the extent not expressly provided for herein, each Loan Assignment Auction shall be consummated pursuant to reasonable procedures (including as to timing, rounding and calculation of Applicable Discount in accordance with this Exhibit K) established by the Administrative Agent in consultation with the Borrower.
(viii)    Prior to the delivery of a Loan Auction Prepayment Notice, an Affiliated Lender Assignment and Assumption or an Assignment and Assumption, as applicable, upon written notice to the Administrative Agent, the Assignee Party may withdraw the Loan Assignment Auction pursuant to any Loan Assignment Auction Notice. Once submitted to the Administrative Agent, a Loan Auction Prepayment Notice, an Affiliated Lender Assignment and Assumption or an Assignment and Assumption may not be withdrawn or modified.

EXHIBIT 1
FORM OF LOAN ASSIGNMENT AUCTION NOTICE
Dated:    ____________, 20[ ]

To:	SUNTRUST BANK, as Administrative Agent
Ladies and Gentlemen:
This Loan Assignment Auction Notice is delivered to you pursuant to Exhibit K of that certain Credit Agreement, dated as of June 22, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein and in Exhibit K thereto being used herein as therein defined), among AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SUNTRUST BANK, as Administrative Agent, Swing Line Lender and L/C Issuer.
Assignee Party hereby notifies you that, effective as of [___________, 20__], pursuant to clause (ii) of Exhibit K of the Credit Agreement, Assignee Party hereby notifies each Lender that it is seeking:

1.	to [purchase][prepay] Term Loans at a discount in an aggregate principal amount of [$___________________________] (the “Proposed Auction Assignment Amount”);

2.	a percentage discount to the par value of the principal amount of Loans greater than or equal to _______% of par value but less than or equal to [_______]% of par value (the “Discount Range”); and

3.	a Lender Participation Notice on or before [___________, 20__], as determined pursuant to clause (ii) of Exhibit K of the Credit Agreement (the “Acceptance Date”).
Assignee Party expressly agrees that this Loan Assignment Auction Notice is subject to the provisions of Section 11.07[(d)(I)][(d)(II)][(i)] and Exhibit K of the Credit Agreement.

The Assignee Party hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:

1.	[No Default or Event of Default has occurred and is continuing, or would result from Assignee Party prepaying Loans pursuant to the Loan Assignment Auction.]

2.	Each of the conditions to the Loan Assignment Auction contained in Section 11.07[(d)(I)][(d)(II)][(i)] of the Credit Agreement has been satisfied.

3.
[As of the date hereof, [it cannot represent and warrant that] it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who elect not to receive such information)].

Assignee Party respectfully requests that Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Loan Assignment Auction Notice.
IN WITNESS WHEREOF, the undersigned has executed this Loan Assignment Auction Notice as of the date first above written.
[                                ], as Assignee Party

By:	Name: Title:

EXHIBIT 2
FORM OF LENDER PARTICIPATION NOTICE
Dated:    _____________, 20[ ]

To:	SunTrust Bank [ ]
[ ]
[ ]
Attention: [ ]
Telephone: []
Telecopier: []
Electronic Mail: [ ]

Ladies and Gentlemen:
Reference is made to (a) that certain Credit Agreement, dated as of June 22, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein and in Exhibit K thereto being used herein as therein defined), among AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SUNTRUST BANK, as Administrative Agent, Swing Line Lender and L/C Issuer, and (b) that certain Loan Assignment Auction Notice, dated ___________, 20__, from the Assignee Party signatory thereto (the “Loan Assignment Auction Notice”).
The undersigned Lender hereby gives you notice, pursuant to Exhibit K of the Credit Agreement, that it is willing to accept a Loan Assignment Auction on Loans held by such Lender:

1.	in a maximum aggregate principal amount of $___________________________ of Term Loans (the “Offered Loans”), and

2.	at a percentage discount to par value of the principal amount of Offered Loans equal to [_______]% of par value (the “Acceptable Discount”).
The undersigned Lender expressly agrees that this offer is subject to the provisions of Exhibit K of the Credit Agreement. Furthermore, conditioned upon the Applicable Discount determined pursuant to Exhibit K of the Credit Agreement being a percentage of par value less than or equal to the Acceptable Discount, the undersigned Lender hereby expressly consents and agrees to a [purchase][prepayment] of its Loans pursuant to Exhibit K of the Credit Agreement in an aggregate principal amount equal to the Offered Loans, as such principal amount may be reduced if the aggregate proceeds required to [purchase][prepay] Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the Proposed Auction Assignment Amount for the relevant Loan Assignment Auction, and acknowledges and agrees that such [purchase][prepayment] of its Loans will be allocated at par value, but the actual payment made to such Lender will be reduced in accordance with the Applicable Discount.
IN WITNESS WHEREOF, the undersigned has executed this Lender Participation Notice as of the date first above written.
[NAME OF LENDER]

By:	Name: Title:

EXHIBIT 3
FORM OF LOAN AUCTION PREPAYMENT NOTICE
Date: ___________, 20__

To:	SUNTRUST BANK, as Administrative Agent
Ladies and Gentlemen:

This Loan Auction Prepayment Notice is delivered to you pursuant to clause (v) of Exhibit K of that certain Credit Agreement, dated as of June 22, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein and in Exhibit K thereto being used herein as therein defined), among AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Borrower”), AMERICAN RENAL HOLDINGS INTERMEDIATE COMPANY, LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SUNTRUST BANK, as Administrative Agent, Swing Line Lender and L/C Issuer
The Assignee Party (as defined in Exhibit K of the Credit Agreement) identified on the signature pages hereof hereby irrevocably notifies you that, pursuant to clause (v) of Exhibit K of the Credit Agreement, the Assignee Party will prepay Qualifying Loans, which shall be made:

1.	on or before [___________, 20__], as determined pursuant to clause (ii) of Exhibit K of the Credit Agreement,

2.	in the aggregate principal amount of $___________________________ of Term Loans, and

3.	at a percentage discount to the par value of the principal amount of the Loans equal to [_______]% of par value (the “Applicable Discount”).
The Assignee Party expressly agrees that this Loan Auction Prepayment Notice is irrevocable and is subject to the provisions of Exhibit K of the Credit Agreement.
The Assignee Party hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:

1.	No Default or Event of Default has occurred and is continuing or would result from the Assignee Party prepaying Loans pursuant to the Loan Assignment Auction.

2.	Each of the conditions to the Loan Assignment Auction contained in Section 11.07(d)(II) of the Credit Agreement has been satisfied.

3.
As of the date hereof, [it cannot represent and warrant that] it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who elect not to receive such information).

The Assignee Party agrees that if prior to the date of prepayment pursuant to the Loan Assignment Auction, any representation or warranty made herein by it will not be true and correct as of the date of the prepayment as if then made, it will promptly notify the Administrative Agent in writing of such fact, who will promptly notify each participating Lender. After such notification, any participating Lender may revoke its Lender Participation Notice within two Business Days of receiving such notification.
The Assignee Party acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of the foregoing in connection with extending Offered Loans and the acceptance of any Loan Assignment Auction made as a result of this Loan Auction Prepayment Notice.
The Assignee Party respectfully requests that Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Loan Auction Prepayment Notice.
IN WITNESS WHEREOF, the undersigned has executed this Loan Auction Prepayment Notice as of the date first above written.
AMERICAN RENAL HOLDINGS INC.

By:	Name: Title:

[                                ], as Assignee Party

By:	Name: Title: